                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             AVIATION SALES COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-
    11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date:
  (5) Filed:

                             AVIATION SALES COMPANY
                                 623 RADAR ROAD
                        GREENSBORO, NORTH CAROLINA 27410
                              (336) 668-4410 x3004

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Aviation Sales Company, a Delaware corporation, will be held on February 19, 2002 at 10:00 a.m., local time, at One Southeast Third Avenue, 19th Floor Conference Center, Miami, Florida, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:


  (1) To approve the issuance of shares of our post-reverse split common stock, warrants to purchase shares of our post-reverse split common stock and our new 8% senior subordinated convertible PIK notes due 2006 in exchange for all of our currently outstanding 8 1/8% senior subordinated notes due 2008;

  (2) To approve the issuance of: (a) shares of our post-reverse split common stock equal to 80% of our reorganized company for $20 million in a rights offering to our existing stockholders, (b) shares of our post-reverse split common stock to Lacy Harber, who is a 29.4% beneficial owner of our common stock, in the rights offering, to the extent that Mr. Harber is called upon to purchase unsold allotments in the rights offering, and (c) warrants to purchase additional shares of our post-reverse split common stock to our existing stockholders;


  (3) To approve an amendment to our certificate of incorporation increasing the number of our authorized common shares from 30 million shares to 500 million shares;

  (4) To approve an amendment to our certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock on a one-share-for-ten-shares basis;

  (5) To approve and adopt the 2001 Stock Option Plan;

  (6) To approve an amendment to our certificate of incorporation to change our corporate name to "TIMCO Aviation Services, Inc.";

  (7) To vote to adjourn the special meeting if there are not sufficient votes to approve one or more matters, in order to provide additional time to solicit proxies; and

  (8) To transact such other business as may properly come before the meeting.

   Approval of each of proposals 1-4 is conditioned upon the approval of all such proposals. Therefore, proposals 1, 2, 3 and 4 should be considered together. If any of proposals 1, 2, 3 and 4 are not approved, none of them will be approved, even if any such proposal receives the requisite stockholder approval.

   Pursuant to our bylaws, the board of directors has fixed the close of business on December 28, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.


   A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Roy T. Rimmer, Jr., Chairman of the Board

Greensboro, North Carolina

January 9, 2002

                             AVIATION SALES COMPANY
                                 623 RADAR ROAD
                        GREENSBORO, NORTH CAROLINA 27410
                             (336) 668-4410 x 3004

                                                            January 9, 2002


To Our Stockholders:

   We have been focusing over the last few months on the need to normalize our balance sheet and provide working capital for our business. We have been operating at a very high level of indebtedness, and our obligation to make regular payments of interest, fees and principal to service our indebtedness has had, and continues to have, a significant impact on our financial results and available working capital. The effect of these obligations on our financial performance has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the aviation services industry that we, and our competitors, are currently experiencing.

   As of September 30, 2001, we had $235.0 million (excluding then outstanding letters of credit of $12.2 million) in aggregate indebtedness, of which $66.5 million was senior debt (including $22.0 million of senior term loans and the monthly lease payments under our tax retention operating lease financing (the "TROL Financing")) and $165.0 million was our outstanding 8 1/8% senior subordinated notes due 2008. As of December 7, 2001, $10.3 million was outstanding under the senior revolving credit facility, $6.2 million was available for borrowing under the senior revolving credit facility (based on the applicable borrowing base formula) and outstanding letters of credit aggregated $12.1 million. In addition, we are obligated to make monthly lease payments under our TROL Financing, which has a currently outstanding balance of $25.2 million, and our monthly lease payments thereunder to date in 2001 have ranged between $325,000 to $420,000.


   We do not currently have, nor do we expect to have, sufficient liquidity to repay in full our senior revolving credit facility, senior term loans, TROL Financing and outstanding senior subordinated notes. We were also without sufficient working capital to pay the interest payment in the amount of $6.7 million on the outstanding senior subordinated notes that was due on August 15, 2001. Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to continue to make principal and interest payments on our senior debt or the outstanding senior subordinated notes without raising capital and restructuring our debt.

   As a result of all of these factors, in July 2001 we began a dialogue with a small group of our senior subordinated noteholders to consider a restructuring of the old notes. This process led to the agreement which we entered into in August 2001 with the holders of 73.02% of our outstanding notes to exchange their old notes in the exchange offer, on the terms described below, and to waive the currently outstanding default arising as a result of our failure to make the August 15, 2001 interest payment and any other defaults. We have also obtained the forbearance of our senior lenders until March 31, 2002 on the default in our senior loan agreements resulting from the failure to make the old note interest payment. The basic structure of our restructuring plan is as follows:

  . We will exchange our outstanding $165 million of senior subordinated notes for up to $10 million in cash, up to $100 million aggregate principal amount of our new 8% senior subordinated convertible PIK notes due 2006, up to 4,504,595 post-reverse split shares of our common stock (constituting 15% of the to-be-outstanding common stock of our reorganized company) and five-year warrants to purchase up to an additional 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share;

  . We will conduct a rights offering to our existing stockholders to raise $20 million. In the rights offering, we will sell 24,024,507 post-reverse split shares of our common stock (constituting 80% of the to-be-outstanding common stock of our reorganized company) at a subscription price of $.8325 per post-reverse split share (or, effectively, $.0833 per pre-reverse split share). One of our principal stockholders,

   Lacy Harber, who is currently the beneficial owner of approximately 29.4% of our common stock, has agreed to purchase any unsold allotments in the rights offering; and

  . We will restructure our existing common stock by increasing our authorized common shares from 30 million shares to 500 million shares and by reducing the number of our issued and outstanding shares by reducing every ten shares into one share through a reverse split. After the reverse split, our existing stockholders will own 1,501,532 post-reverse split shares of our common stock, constituting 5% of the to-be-outstanding common stock of our reorganized company. We will also issue to our existing stockholders five-year warrants to purchase an additional 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share.

   At this special meeting of stockholders, you will be asked to approve the following matters:

  (1) The issuance of shares of our post-reverse split common stock, warrants to purchase shares of post-reverse split common stock and our new 8% senior subordinated convertible PIK notes due 2006 in exchange for all of our currently outstanding 8 1/8% senior subordinated notes due 2008;

  (2) The issuance of: (a) shares of our post-reverse split common stock equal to 80% of our reorganized company for $20 million in a rights offering to our existing stockholders, (b) shares of our post-reverse split common stock to Lacy Harber, a 29.4% beneficial owner of our common stock, in the rights offering, to the extent that Mr. Harber is called upon to purchase additional shares in accordance with his commitment to purchase unsold allotments in the rights offering, and
       (c) warrants to purchase additional shares of our post-reverse split common stock to our existing stockholders;

  (3) An amendment to our certificate of incorporation to increase the number of our authorized common shares from 30 million shares to 500 million shares;

  (4) An amendment to our certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock on a one-share-for-ten-shares basis;


  (5) Our 2001 Stock Option Plan, which will allow us to grant options to purchase up to 2,400,000 post-reverse split shares of our common stock to our current and future officers, directors and employees;

  (6) An amendment to our certificate of incorporation to change our corporate name to "TIMCO Aviation Services, Inc," to reflect the fact that our TIMCO heavy airframe maintenance operations now constitute the primary operations of our reorganized company;

  (7) To vote to adjourn the special meeting if there are not sufficient votes to approve one or more matters, in order to provide additional time to solicit proxies; and

  (8) To transact such other business as may properly come before the meeting.

   We will consider proposals 1, 2, 3 and 4 together, and none of these proposals will be enacted unless all of them are approved. Approval of proposals 1 and 2 requires the affirmative vote of the holders of a majority of the votes cast and approval of proposals 3 and 4 requires the affirmative vote of the holders of a majority of our outstanding common stock.

   Your board of directors is recommending your approval of the proposed restructuring as the best way to normalize our capital structure and provide the working capital required to fund our operations. While we will seek alternatives if these proposals are not approved, we believe that it is likely that we will not survive if the proposed restructuring is not completed.

   I hope that you will attend the meeting. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the postage-paid envelope, as soon as possible. If you attend the meeting, you may vote in person, if you wish, even though you have previously returned the proxy card.

   Thank you for your cooperation.

                                          Roy T. Rimmer, Jr.
                                          Chairman and Chief Executive Officer

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
PROXY STATEMENT..........................................................   1
SUMMARY..................................................................   2
RISK FACTORS.............................................................   8
FORWARD-LOOKING STATEMENTS...............................................  15
THE MEETING..............................................................  17
THE PROPOSED RESTRUCTURING...............................................  19
CAPITALIZATION...........................................................  25
SELECTED FINANCIAL DATA .................................................  27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  29
QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK..................  43
BUSINESS.................................................................  44
OUR MANAGEMENT...........................................................  54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  61
PROPOSALS................................................................  62
  PROPOSAL 1.............................................................  62
  PROPOSAL 2.............................................................  70
  PROPOSAL 3.............................................................  72
  PROPOSAL 4.............................................................  74
  PROPOSAL 5.............................................................  78
  PROPOSAL 6.............................................................  82
  PROPOSAL 7.............................................................  82
OTHER MATTERS............................................................  82
STOCKHOLDER PROPOSALS....................................................  83
CONSOLIDATED FINANCIAL STATEMENTS OF AVIATION SALES COMPANY.............. F-1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.......... P-1
ANNEX 1--FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
ANNEX 2--TEXT OF PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION
ANNEX 3--2001 STOCK OPTION PLAN

                             AVIATION SALES COMPANY
                                 623 RADAR ROAD
                        GREENSBORO, NORTH CAROLINA 27410
                                 (336) 668-4410

                                ---------------

                                PROXY STATEMENT

                                ---------------

   The enclosed proxy is solicited by the board of directors of Aviation Sales Company, a Delaware corporation, for use at the special meeting of stockholders to be held on February 19, 2002 at 10:00 a.m., local time, at One Southeast Third Avenue, 19th Floor Conference Center, Miami, Florida. The approximate date on which this statement and the enclosed proxy will be sent to stockholders is January 14, 2002. The form of proxy provides a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If the proxy is signed but no space is marked, it will be voted by the persons therein named at the meeting: (1) for the issuance of shares of our post-reverse split common stock, warrants to purchase shares of our post-reverse split common stock and our new 8% senior subordinated convertible PIK notes due 2006 (the "new notes") in exchange for our currently outstanding 8 1/8% senior subordinated notes due 2008 (the "old notes"), (2) for the issuance of (a) shares of our post-reverse split common stock equal to 80% of the to-be-outstanding common stock of our reorganized company in a rights offering to raise $20 million, (b) shares of our post-reverse split common stock to Lacy Harber, a 29.4% beneficial owner of our common stock, to the extent that Mr. Harber is called upon to purchase unsold allotments in the rights offering, and (c) warrants to purchase shares of our post-reverse split common stock to our existing stockholders, (3) for the amendment of our certificate of incorporation increasing the number of our authorized common shares from 30 million shares to 500 million shares, (4) for the amendment of our certificate of incorporation effecting a reverse stock split of our issued and outstanding common stock on a one-share-for-ten-shares basis (the "reverse split"), (5) for the approval and adoption of the 2001 Stock Option Plan, (6) for the amendment of our certificate of incorporation changing our name to "TIMCO Aviation Services, Inc.", (7) for the adjournment of the special meeting if there are not sufficient votes to approve one or more matters and (8) in their discretion, upon such other business as may properly come before the meeting.


   Approval of each of proposals 1, 2, 3 and 4 is conditioned upon the approval of all such proposals. Therefore, proposals 1, 2, 3 and 4 should be considered together. If any of proposals 1, 2, 3 and 4 are not approved, none of them will be approved, even if any one or more of such proposals receives the requisite stockholder approval.

   Lacy Harber, who owns 3,943,400 shares of our outstanding common stock as of the record date (26.3%), has agreed to vote his shares in favor of all of the proposals being voted upon at the special meeting.

   At the close of business on December 28, 2001, the record date, we had outstanding 15,015,317 pre-reverse split shares of our common stock, par value $.001 per share. Each share of our common stock entitles the holder thereof on the record date to one vote on each matter submitted to a vote of stockholders at the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. The quorum necessary to conduct business at the special meeting consists of a majority of the outstanding shares of common stock.


   In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies. However, shares voted by proxy will only be voted in favor of any adjournment of the meeting if the holders of such shares have voted in favor of proposal 7.

   Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

   We will bear the cost of the board's proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone and telegraph, all without extra compensation.

   A list of the stockholders entitled to vote at the special meeting will be available at our principal executive office located at 623 Radar Road, Greensboro, North Carolina 27410 for a period of ten days prior to the special meeting for examination by any stockholder.

   Whether or not you plan to attend the special meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

   A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A LATER-DATED WRITTEN NOTICE TO OUR CORPORATE SECRETARY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

                                    SUMMARY

   The following summary highlights some information from this proxy statement. It may not contain all of the information that may be important to you. To understand the matters to be voted on at the special meeting, you should read carefully this entire proxy statement and the other documents to which we have referred you.

   Unless otherwise indicated, "Aviation Sales," "we," "us," and "our" refer to Aviation Sales Company and its subsidiaries.

About Aviation Sales Company

 General

   We are a leading provider of aviation maintenance, repair and overhaul ("MR&O") services. We believe we are the largest independent provider of heavy maintenance services for aircraft in North America. We sell and provide aircraft maintenance, repair and overhaul services to commercial passenger airlines and air cargo carriers throughout the world.

   We offer maintenance and repair services through our eight repair stations licensed by the Federal Aviation Administration. These services include maintenance, repair and modification services for aircraft, and repair and overhaul services on flight control surfaces, aircraft interiors and Pratt & Whitney JT8D engines. In addition, we also provide modification services for the conversion of passenger aircraft to freighter configuration as well as aircraft engineering services.

   Our strategy is to be the vendor of choice to our customers, providing total aircraft maintenance solutions to meet our customers' MR&O requirements. The services we offer allow our customers to reduce their costs by outsourcing some or all of their MR&O functions.

   We were incorporated in Delaware in 1996. Our principal executive offices are at 623 Radar Road, Greensboro, North Carolina 27410, and our telephone number is (336) 668-4410 (Ext. 3004).

 Recent developments

   In May 2001, we completed the sale of the assets of Caribe Aviation, one of our component repair operations. The gross purchase price was $22.5 million, of which $21.8 million was received in cash at the closing and the balance will be received within one year, subject to post closing adjustments. We used
$10.0 million of the proceeds from the sale to repay our revolving credit facility and $5.5 million to repay borrowings under our senior term loans. The balance, net of expenses, was used for working capital. In addition, the purchaser acquired the real estate and facility on which the Caribe operation is located for an aggregate purchase price of $8.5 million. The proceeds from the sale of the real estate and facility were used to reduce our outstanding tax retention operating lease financing.

   In August 2001, we entered into an agreement with the holders of 73.02%, or $120,479,000 in aggregate principal amount, of our old notes to restructure those notes. Under the agreement, the holders of more than a majority of the outstanding old notes have agreed to exchange their old notes in an exchange offer and consent solicitation and to waive the default arising as a result of the failure to pay the interest payment due August 15, 2001. Also, our senior lenders have agreed to forbear until March 31, 2002, subject to certain conditions, on the default in the senior loan agreements resulting from the failure to make the old note interest payment. We currently have $165 million in aggregate principal amount of our old notes outstanding.


Exchange offer and rights offering

   Our restructuring has several components:

  . We intend to exchange our outstanding $165 million of 8 1/8% senior subordinated notes due 2008 for up to $10 million in cash, up to $100 million aggregate principal amount of our new 8% senior subordinated convertible PIK notes due 2006, up to 4,504,595 post-reverse split shares of our common stock (constituting 15% of the to-be-outstanding common stock of our reorganized company) and five year warrants to purchase up to an additional 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share. New note holders may in the future receive additional shares of our post-reverse split common stock upon redemption of the new notes and upon maturity, if not previously redeemed, the new notes (inclusive of all accrued but unpaid interest) will automatically convert into 270,275,706 shares of our post-reverse split common stock; and

  . We intend to conduct an offering of rights to purchase 24,024,507 post-reverse split shares of our common stock to all existing stockholders to raise $20 million. Lacy Harber, who is a beneficial owner of approximately 29.4% of our common stock and our largest stockholder, has agreed to purchase any unsold allotments in the rights offering. Investors who purchase the $20 million of shares in the reorganized company will receive 80% of our to-be-outstanding common stock. Our existing stockholders will own 5% of our reorganized company and will also be granted five-year warrants to purchase an additional 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share.

   We intend to commence the exchange offer and the rights offering on or about January 14, 2002, and both are scheduled to expire on February 20, 2002, unless extended.


Recapitalization

   We intend to change our capitalization (the "recapitalization") by increasing the number of our authorized shares of common stock from 30 million shares to 500 million shares and by reducing the number of our issued and outstanding shares of common stock by converting every ten shares of our issued and outstanding common stock into one share (the "reverse split"). The recapitalization is expected to become effective upon the closing of the exchange offer and rights offering.

Background of the restructuring

   We are currently operating with a very high level of indebtedness. Our obligation to make regular payments of interest, fees and principal to service our indebtedness has had, and continues to have, a significant impact on our financial results and our available working capital. The effect of these obligations on our financial performance has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the aviation services industry that we, and our competitors, are currently experiencing.

   Our goal is to provide for the financing of our business through the exchange offer and through the rights offering.

   We intend to close the rights offering and the exchange offer by March 31, 2002, but we cannot assure you that we will do so.

   The five major items of our current indebtedness are our senior revolving credit facility, our $12.0 million senior term loan (originally $15.5 million), our $10 million senior term loan, our tax retention operating lease financing ("TROL Financing") currently aggregating $25.2 million which is now treated as a capital lease (collectively the "senior debt"), and our old notes. Amounts due under our senior revolving credit facility, the $12.0 million senior term loan, and the TROL Financing are due for repayment in July 2002, and the $10 million senior term loan is due for repayment on August 14, 2002. The principal balance of the old notes is due for repayment on February 15, 2008.

   As of December 7, 2001, $10.3 million was outstanding under the senior revolving credit facility, $6.2 million was available for borrowing under the senior revolving credit facility (based on the applicable borrowing base formula) and outstanding letters of credit aggregated $12.1 million. In addition, we are obligated to make monthly lease payments under our TROL Financing, which has a currently outstanding balance of $25.2 million, our monthly lease payments thereunder to date in 2001 have ranged between $325,000 to $420,000. The old notes rank behind our senior revolving credit facility, senior term loans and TROL Financing in right of payment. As of September 30, 2001, we had $235.0 million (excluding then outstanding letters of credit of 12.2 million) in aggregate indebtedness, of which $66.5 million was senior debt (including $22.0 million of senior term loans and the TROL Financing).


   We do not currently have, nor do we expect to have, sufficient liquidity to repay in full our senior revolving credit facility, senior term loans, TROL Financing obligations and the old notes. We were also without sufficient working capital to pay the interest payment on the old notes that was due on August 15, 2001. Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to continue to make principal and interest payments on our senior debt and the old notes.

   If we are unable to consummate the exchange offer and rights offering, we may have to seek bankruptcy protection or commence liquidation or administration proceedings.

Interests of our officers, directors and principal stockholders in the restructuring

   None of our officers, directors or principal stockholders hold old notes except for Lacy Harber, who beneficially owns approximately 29.4% of our currently outstanding pre-reverse split common stock and approximately 7.1%, or $11,750,000 aggregate principal amount, of our old notes. Pursuant to the agreement with our old noteholders to restructure the old notes, Mr. Harber has agreed to exchange all of his old notes in the exchange offer. In addition, Mr. Harber has agreed to purchase unsold allotments in the rights offering. Further, Mr. Harber has agreed to vote the shares of common stock which he owned at the record date in favor of proposals 1-7 at the special meeting. Mr. Harber will beneficially own approximately 82.6% of our outstanding common stock if he purchases all of the shares available in our rights offering and elects the non-cash option in the exchange offer with respect to all of his old notes and as a result exchanges all of his old notes for new notes, shares and warrants. Roy T. Rimmer, Jr., our Chairman and Chief Executive Officer, holds a proxy to vote the shares of common stock owned by Mr. Harber and serves on our board as a representative of Mr. Harber.


   Pursuant to the agreement with our old noteholders to restructure the old notes, we may issue options or warrants to purchase up to 8% of our reorganized company to our officers, directors and employees. In this regard, we have adopted, subject to stockholder approval, the 2001 Stock Option Plan, which is described in greater detail in proposal 5.

  Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial
                                      Data

   The following summary historical financial data for each of the fiscal years 1998 through 2000 has been derived from our Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent certified public accountants, and are included elsewhere herein. The following summary historical unaudited financial data for the nine months ended September 30, 2000 and 2001 and as of September 30, 2001, has been derived from our unaudited historical financial statements included elsewhere herein which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair and consistent presentation of such data.

   The following unaudited condensed consolidated pro forma financial data present: our pro forma results of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 and our pro forma financial position as of September 30, 2001, as if the exchange offer, rights offering and recapitalization, including the reverse split, had been consummated as of the beginning of the periods for results of operations data and as of September 30, 2001 for financial position data. Neither the summary historical consolidated financial data nor the summary pro forma condensed consolidated financial data are necessarily indicative of either the future results of operations or the results of operations that would have occurred if the events described had been consummated on the indicated dates. The following summary historical and pro forma condensed consolidated financial data should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," and the audited and unaudited historical financial statements of Aviation Sales, which are included elsewhere in this proxy statement.


                                                            Nine Months Ended
                               Years Ended December 31,       September 30,
                              ----------------------------  ------------------
                                1998     1999      2000       2000      2001
HISTORICAL DATA:              -------- --------  ---------  --------  --------
                                                               (Unaudited)
Statement of Operations
Data:
(In thousands, except per
share data)
Operating revenues..........  $184,448 $371,753  $ 338,077  $278,287  $213,736
Gross profit (loss).........    42,879   63,809    (15,254)   19,990      (625)
Operating expenses..........    17,721   41,774     74,580    39,207    37,653
Income (loss) from
 operations.................    25,158   22,035    (89,834)  (19,217)  (38,278)
Income (loss) from
 continuing operations......     8,534    2,998   (115,873)  (39,778) (103,052)
Discontinued operations, net
 of taxes...................    16,959  (24,721)   (23,432)  (23,432)      --
Loss on disposal of
 discontinued operations,
 net of taxes...............       --       --     (72,325)  (51,940)   (6,645)
Net income (loss)...........    25,493  (21,723)  (211,630) (115,150) (109,697)
Diluted Per Share Data:
Income (loss) from
 continuing operations......  $   0.68 $   0.21  $   (7.72) $  (2.65) $  (6.86)
Income (loss) from
 discontinued operations....      1.34    (1.77)     (6.37)    (5.02)    (0.45)
Net income (loss)...........      2.02    (1.56)    (14.09)    (7.67)    (7.31)

PRO FORMA DATA:

                            Year Ended          Nine Months
                         December 31, 2000  Ended September 30,
                             Pro Forma        2001 Pro Forma
                         -----------------  -------------------
Statement of operations
 data:
 (In thousands, except
 per share data)
Operating revenues......     $338,077            $ 213,736
Gross profit (loss).....      (15,254)                (625)
Operating expenses......       74,580               37,653
Loss from operations....      (89,834)             (38,278)
Loss from continuing
 operations.............     (101,123) (A)         (92,090) (A)
Diluted per share data:
Loss from continuing
 operations.............     $  (3.37)           $   (3.06)
Weighted Average Shares
 Outstanding............       30,031  (B)          30,031  (B)
                                                                September 30,
                                               September 30,        2001
                         December 31, 2000         2001           Pro Forma
                         -----------------     -------------    -------------
                                                (Unaudited)      (Unaudited)
Balance sheet data:
 (In thousands)
Working capital.........     $ 24,673            $(215,855)       $ (37,062)
Current assets..........      131,457               93,029           93,029
Total assets............      300,611              213,719          210,482
Senior term and
 revolving debt.........       52,486               23,768          17,768 (C)
Old notes...............      164,345              164,414              -- (D)
New notes...............          --                   --          114,700 (D)
Total debt..............      220,861              234,954         179,240 (C)(D)
Stockholders' equity
 (deficit)..............        6,892              (99,829)       (38,973) (E)

--------
(footnotes on next page)
footnotes from prior page (in thousands, except per share data)

   (A) Adjustment consists primarily of: (i) a reduction in interest expense of $840 and $529, respectively, for the year ended December 31, 2000 and the nine months ended September 30, 2001, resulting from the utilization of excess working capital to reduce outstanding debt, discussed in (C) below, and (ii) a reduction in interest expense resulting from the exchange of the old notes, as discussed in (D) below.

   (B) Represents the weighted average common shares outstanding of 30,030,634 post-reverse split shares, consisting of 24,024,507 post-reverse split shares of common stock to be issued in the rights offering, 1,501,532 post-reverse split shares of common stock to be owned by existing stockholders after the restructuring and 4,504,595 post-reverse split shares of common stock to be issued in the exchange offer, as discussed in (D) below.

   (C) Represents the utilization of excess working capital resulting from the restructuring to pay down the outstanding revolver balance with any excess amounts being utilized to pay down the outstanding senior term debt.

   (D) Represents the exchange of $165,000 (face value) in old notes for $10,000 in cash, $114,700 in new notes, warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) and 4,504,595 post-reverse split shares of common stock. Under SFAS 15, the new notes are recorded at an amount equal to the maximum amount of cash (assuming all interest is paid in kind through the issuance of additional new notes and including all accrued but unpaid interest) which we would be obligated to pay if we redeemed the new notes immediately prior to their maturity. In accordance with their terms, if the new notes are not redeemed prior to their maturity date (December 31, 2006), they will automatically convert at maturity into 270,275,706 shares of post-reverse split common stock. Since all future potential interest payments have already been included in the pro forma carrying value of the new notes, we will not record any future interest expense on the new notes.


   During the term of the new notes, we will have the right to redeem the new notes by paying, in cash, the following percentage of the sum of the principal, interest previously paid in kind and accrued but unpaid interest through the date of redemption: 2002--70%; 2003--72.5%; 2004--73%; 2005--75.625%; 2006
(prior to maturity)--77.5%. Additionally, if we redeem the new notes, we will issue to the holders of the new notes an additional 4,504,595 post-reverse split shares common stock if we redeem the new notes in 2002 or 2003 and an additional 3,003,063 post-reverse split shares of common stock if we redeem the notes in 2004, 2005 or 2006. The cash component of the redemption price will range from $70,000 if the new notes are redeemed on the date they are issued, to $114,700 if the new notes are redeemed immediately prior to their maturity.


   (E) Represents an extraordinary gain of $36,321, net of tax and restructuring transaction expenses (estimated to be $4,000) relating to the early extinguishment of the old notes. The computation of gain includes the impact of the note exchange described in (D) above and the impact of the write-off of unamortized discounts associated with the old notes.

   While we have the right, but not the obligation, to redeem the new notes, other than in connection with a change of control, we will never be obligated to make any cash payments to the holders of the new notes. As such, had the notes been converted into common stock as of September 30, 2001, our pro forma stockholders' equity would have been $75,727.

                                  RISK FACTORS

   In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in deciding whether to approve the proposals described in this proxy statement.

The restructuring will cause immediate and substantial dilution to our existing stockholders.

   The proposed issuances of new notes, warrants and common stock, in the exchange offer and the proposed issuance of common stock in the rights offering and upon exercise of the warrants will result in immediate and substantial dilution to our existing stockholders. After the restructuring, our existing stockholders will own 5% of the outstanding common stock of our reorganized company. In addition, we will be obligated to issue additional shares of our post-reverse split common stock when we redeem the new notes (4,504,595 post-reverse split shares if the new notes are redeemed in 2002 or 2003 and 3,003,063 shares if the new notes are redeemed in 2004, 2005 or 2006). Additionally, pursuant to the agreement with our old note holders, we may grant options or warrants to purchase up to 8% of the post-reverse split common stock of the reorganized company to our directors, officers and employees. In that regard, we have adopted, subject to stockholder approval, the 2001 Stock Option Plan, which is described in greater detail in proposal 5. Finally, if the new notes have not been redeemed prior to their maturity, they will automatically convert into 270,275,706 post-reverse split shares of our common stock, at which time the percentage ownership of our existing common stockholders will be further substantially diluted. See "The Proposed Restructuring--Percentage equity interest of outstanding common stock" for a chart showing the percentage interests of the existing common stockholders following the restructuring.

Risks relating to Aviation Sales Company


   We have substantial debt that we may be unable to service.

   We currently have significant outstanding indebtedness, and subsequent to the restructuring, we will continue to be significantly leveraged. As of September 30, 2001 we had outstanding indebtedness of $235.0 million, of which $66.5 million was senior indebtedness, including amounts due under the TROL Financing, which is now characterized as a capital lease, and $168.5 million was other indebtedness. In addition, we had $12.2 million of letters of credit outstanding. Upon the completion of the exchange offer (assuming full participation), we will have outstanding our senior indebtedness and up to $100 million in aggregate principal amount of new notes (valued on our financial statements at $114.7 million). The degree to which we are leveraged could have important consequences to our stockholders, including:


  .  our vulnerability to adverse general economic and industry conditions;

  . our ability to obtain additional financing for future working capital expenditures, general corporate or other purposes; and

  . the dedication of a portion of our cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations.

   In addition, subject to the limitations set forth in the indenture for the new notes, we and our subsidiaries may incur substantial amounts of additional indebtedness, much of which is expected to be senior indebtedness. As of December 7, 2001, we had availability under our senior revolving credit facility of $6.2 million. Our senior credit facilities are secured by substantially all of our assets.

   Our auditors have included a going concern modification in their audit report regarding our 2000 financial statements.

   Our independent auditors' report regarding our 2000 financial statements contains an explanatory paragraph stating that there is a substantial doubt about our ability to continue as a going concern because we incurred net losses for the years ended December 31, 1999 and 2000 and we required cash to fund our operating activities for each of the three years ended December 31, 2000.

   We were not able to make the August 2001 interest payment due on the old notes and we may not be able to repay or refinance the principal amount of our old notes at their maturity date.

   We did not have sufficient available liquid resources to pay the August 2001 interest payment due on the old notes. As a result of our failure to make the August 2001 interest payment, we are in breach of the terms of the indenture. We do not currently have sufficient available liquid resources to repay the principal balance of the old notes at maturity and we believe that there is uncertainty regarding our ability to refinance or repay the old notes at that time.

   We are in default under our senior debt and our TROL Financing and under the terms of our indenture for the old notes, which may result in a future acceleration of the obligation to pay these debt obligations.

   As a result of our inability to make the August 2001 interest payment, we are in default under our senior revolving credit facility, senior term loans and the TROL Financing and the lenders under our senior revolving credit facility and senior term loans, and the lessor under our TROL Financing have the right to declare due and require immediate payment of the indebtedness that ranks senior in right of payment to the old notes, which as of September 30, 2001 aggregated $78.7 million, including $12.2 million of outstanding letters of credit, before any payment could be made on the old notes. Our lenders under our senior credit facility and senior term loans and the lessor under our TROL Financing have agreed to not require immediate payment of such obligations until March 31, 2002 (the "forbearance"), subject to the condition that (i) the registration statements with respect to the note exchange and the rights offering have become effective before February 15, 2002, (ii) no other events of default occur under such agreements, and (iii) no remedies for default are exercised under the indenture for the old notes. Upon the occurrence of an event of default under the senior debt and our TROL Financing and without the forbearance, or upon the expiration of the forbearance, the respective lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Substantially all of our assets are pledged as collateral security for the senior credit facility and senior term loans and the TROL Financing. If we were unable to repay all outstanding amounts under our senior debt and TROL Financing, the lenders and parties could proceed against the collateral granted to them to secure that indebtedness and other obligations, and any proceeds realized upon the sale of this collateral would be used first to satisfy all amounts outstanding under our senior credit facility, senior term loans and TROL Financing, before the old notes and any of our other liabilities. In addition, we may be prevented from making new borrowings or drawing down further on our senior credit facility.


   As a result of our inability to make the August 2001 interest payment due on the old notes, we are in default under the indenture for the old notes. The trustee or the holders of at least 25% of the outstanding principal of the old notes could declare such indebtedness due and immediately payable (the "acceleration"). Under our agreement with the holders of 73.02% of the aggregate principal amount of the old notes, these holders have agreed to vote pursuant to the indenture to rescind any acceleration. If these holders fail to timely rescind the acceleration, then the lenders under our senior credit facility and senior term loans or the parties under our TROL Financing could declare their respective credit facilities and financings due and require immediate payment of the indebtedness owed them.

   We may not receive all of the anticipated purchase price in connection with a prior sale of inventory.

   In December 2000, we acquired a 50% interest in a limited liability company, KAV Inventory, LLC. KAV was organized by us and by a second company, Kellstrom Industries, Inc., which purchased our redistribution operation in December 2000. We sold to KAV aircraft and engine spare parts inventory and engine inventory. Compensation for the sale of inventory was comprised of cash and two senior subordinated notes, each in the principal amount of $13.7 million (one of which was immediately sold to Kellstrom), and one junior subordinated note in the principal amount of $15.7 million. The notes bear interest at 14% per annum and are subordinated in all respects to KAV's institutional financing. In addition, we posted an $8.5 million letter of credit to secure, in part, KAV's institutional financing. As of July 31, 2001, the financial institution providing the financing has informed KAV that it is in default under the loan agreement and, on October 5, 2001, the lender exercised its rights to call the outstanding financing. Additionally, on October 18, 2001, the lender drew against our $8.5 million letter of credit.

   KAV's sole business is the liquidation of the inventory it acquired from us. Our agreement regarding this transaction specifies that all of the proceeds from sales of the inventory, less a consignment commission of 20% (which is payable to Kellstrom in connection with the sale of such inventory), will be used to pay interest and principal on KAV's institutional debt. After the institutional debt is paid in full, proceeds from the sale of inventory will be used to reimburse us and Kellstrom for advances made to KAV to allow it to pay fees and costs relating to its institutional financing and thereafter to pay interest and principal on the two $13.7 million senior subordinated notes. Interest and principal on the $15.7 million junior note will be paid from the remaining proceeds from the sale of inventory, less a 35% consignment commission. Effective on October 5, 2001, KAV'S lender, pursuant to its rights under the agreements between KAV and its lenders, terminated the Consignment Agreement between KAV and Kellstrom. During the nine months ended September 30, 2001, as a result of the default of KAV under its credit agreement with the financial institution that provided the funding for the purchase of the inventory and the weakened economic conditions in the aviation industry being experienced by Kellstrom as reported in its SEC filings, we recorded non-cash reserves totaling $45.6 million relating to these matters, including a full reserve on the notes receivable due from KAV.


   In addition, as described above, Kellstrom leased from us a facility and certain furniture, fixtures and equipment used in the redistribution operation for a one-year period. Kellstrom has an option to acquire these assets during the term of the lease and after one year we have an option to require Kellstrom to acquire the assets, which can be extended by Kellstrom for six months under certain circumstances. We have also entered into a sublease agreement relating to the redistribution operation's warehouse and corporate headquarters facility for a five-year period, with the right to renew for five consecutive five-year periods at a market rental rate. Further, in the event that the weakened economic conditions being experienced by Kellstrom, as reported in its SEC filings, adversely impact its ability to make payments under its lease obligations and/or its obligation to purchase certain property and equipment, additional write downs and accruals may be necessary. Finally, the weakened economic conditions being experienced by Kellstrom, as reported in its SEC filings, may adversely impact its ability to satisfy its obligations under the above-described ancillary agreements.

   We depend on financing transactions to support our growth.

   During 1998, 1999 and 2000, we relied primarily upon significant borrowings under our senior revolving credit facility, and sales of our securities, including our previously issued subordinated notes, to satisfy our funding requirements relating to our acquisitions of several businesses and to finance the growth of our business. We cannot assure you that financing alternatives will be available to us in the future to support continued growth.

   Our lenders impose significant restrictions on us.

   Our senior credit facilities impose, and the new notes will impose, significant operating and financial restrictions on us. These restrictions may significantly limit our ability to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. In addition, our failure to comply with these restrictions could result in an event of default which, if not cured or waived, could materially adversely affect our business, financial condition or results of operations.

   We have incurred losses in the past and we may incur losses in the future. If we incur losses in the future, our ability to obtain sufficient working capital for our operations and our ability to service our indebtedness may be impaired.

   We incurred losses from continuing operations of approximately $115.9 million during the 2000 fiscal year and approximately $103.1 million during the nine months ended September 30, 2001. If we continue to incur losses in the future, we may limit our ability to obtain sufficient working capital for our operations and our ability to execute our business strategy. In addition, our ability to service our indebtedness may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.

   A large portion of our operating expenses are relatively fixed and cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect our business, financial condition or results of operations.

   The loss of one or two of our major customers could materially hurt our business because we depend on a small number of customers.

   Our four largest continuing customers accounted for approximately 32% of our total revenue for the year ended December 31, 2000 and approximately 59% of our total revenues for the nine months ended September 30, 2001 and our largest continuing customer accounted for approximately 14% of total revenues for the year ended December 31, 2000 and approximately 31% of our total revenues for the nine months ended September 30, 2001. While the relative significance of customers varies from period to period, the loss of, or significant curtailments of purchase of our services by, one or more of our significant customers at any time could adversely affect our revenue and cash flow.

   We depend on our executive officers and our employees.

   Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have employment agreements with several of our executive officers, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable successors could materially adversely affect our business, financial condition or results of operations.

Risks associated with the aviation services industry

   Problems in the airline industry could adversely affect our business.

   Since our customers consist of airlines, maintenance and repair facilities that service airlines and aircraft spare parts redistributors, as well as original equipment manufacturers, economic factors affecting the airline industry impact our business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. Additionally the price of fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our maintenance and repair services business, become less viable as the price of fuel increases. We cannot assure you that economic and other factors which may affect the airline industry will not adversely impact our business, financial condition or results of operations.

   On September 11, 2001, four commercial aircraft were hijacked and destroyed in terrorist attacks on the World Trade Center in New York City and the Pentagon in Washington, D.C. These terrorist attacks have had a negative impact on the airline industry in general, and thereby indirectly on us. Factors which have affected or may effect our business include: (i) the impact of these terrorist attacks and the impact of declines in air travel as a result of these terrorist attacks on the financial condition of one or more of our airline customers, (ii) possible increases in jet fuel prices as a result of events relating to these terrorist attacks, (iii) potential reductions in the need for aircraft maintenance due to declines in airline travel and (iv) the adverse effect of these terrorist attacks, or future events arising as a result of these terrorist attacks, on the economy in general.

   Our business is subject to heavy government regulation.

   The aviation industry is highly regulated by the Federal Aviation Administration in the United States and by similar agencies in other countries. We must be certified by the FAA in order to repair aircraft and aircraft components.

   The aircraft spare parts which we sell to our customers in connection with our services must be accompanied by documentation that enables our customers to substantiate their compliance with applicable regulatory requirements.

   Before parts may be installed in an aircraft, they must meet standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Our parts may not meet applicable standards or standards may change in the future, requiring parts already in our inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already in our inventory. To the extent that we have any of these parts in our inventory, their value may be reduced.

   We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not materially adversely affect our business, financial condition or results of operations.

   Our business is highly competitive.

   The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include aircraft manufacturers, aircraft part manufacturers, airline and aircraft service companies, other companies providing maintenance, repair and overhaul services, and other aircraft spare parts redistributors. Certain of our competitors are currently experiencing financial difficulties similar to our own. Some or all of these competitors may respond to their financial difficulties by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

   Our business is susceptible to product liability claims.

   Our business exposes us to possible claims for personal injury or death which may result if an aircraft spare part which we have sold, manufactured or repaired fails or if we were negligent in repairing an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverages in the future at an acceptable cost. Any product liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.

Risks associated with our issuances of shares in the exchange offer and the rights offering

   If we do not receive an extension of the forbearances previously granted us and consents to the exchange offer and rights offering from our lenders under our senior credit facilities and the parties to our TROL Financing, we will not be able to complete the rights offering and the exchange offer.

   Our lenders under our senior indebtedness and the parties to our TROL Financing have given us a forbearance which postpones until March 31, 2002, subject to certain conditions, the exercise of their remedies for our default under such agreements. We may need to receive extensions of these forbearances to allow the consummation of the exchange offer and the restructuring transactions. In addition, we need to receive the consents to the rights offering and the exchange offer from our lenders under our senior revolving credit facility and senior term loans and the parties under our TROL Financing in order for us to consummate the rights offering and the exchange offer. We may not receive their consents if they disapprove of the terms of the rights offering and the exchange offer. If we do not receive their consents, we will not be able to effectuate the rights offering and the exchange offer, and we have recently received such consents.

   The sale of our common stock in the rights offering and the election of the non-cash option in the exchange offer may vest control of our company with one of our principal stockholders.

   As of December 10, 2001, two of our stockholders beneficially owned approximately 29.4% and 21.1% of our outstanding common stock. Our directors and executive officers, as a group, beneficially own an aggregate of approximately 34.7% (including the 29.4% referred to above) of our outstanding common stock. Lacy Harber, one of our principal stockholders who beneficially owns 7.1%, or $11,750,000 aggregate principal amount of our old notes, has agreed to purchase unsold allotments of the rights offering. He would own approximately 82.6% of our outstanding common stock if he were to purchase all of the shares available in the rights offering and elect the non-cash option to convert all of the old notes which he owns in the exchange offer into new notes, shares and warrants.


   If, through the purchase of the unsold allotments of our rights offering or otherwise, Mr. Harber gains beneficial ownership of more than 50% of our outstanding common stock, he will be able to control the vote on all matters submitted to the vote of our stockholders and therefore, will be able to direct our management and policies, including, but not limited to, the election of our entire board of directors and the appointment of our officers. In addition, under such circumstances, we will not, without Mr. Harber's approval, be able to consummate transactions involving an actual or potential change of control, including transactions in which holders of our common stock might otherwise receive a premium for their shares over then current market prices.


   The New York Stock Exchange suspended the trading of our common stock on the NYSE effective December 6, 2001, which may negatively affect the price and liquidity of our common stock will be negatively affected.

   Due to the fact that we were no longer in compliance with the NYSE continued listing criteria, which required, among other things, that we have a market capitalization of not less than $50 million and total shareholder's equity of not less than $50 million, and due to the fact that the average closing price of our common stock had fallen below $1.00 for more than 30 consecutive trading days, the NYSE suspended the trading of our common stock on the NYSE effective immediately prior to the opening of the market on Thursday, December 6, 2001 and is in the process of delisting our common stock from the NYSE.

   Commencing December 6, 2001, our common stock became quoted on the OTC Bulletin Board maintained by the NASD. We cannot assure you that the market for our common stock will be as liquid as it has historically been on the NYSE. As a result, the market price for our common stock may become more volatile than it has been historically.

   If our common stock is deemed a "penny stock," its liquidity will be adversely affected.

   The price of our common stock fell below $1.00 per share in September 2001. If the market price for our common stock remains below $1.00 per share, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

   Our common stock is thinly traded. Our stock price may fluctuate more than the stock market as a whole.

   As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Of the 15,015,317 pre-reverse split shares of our currently outstanding common stock, approximately 70% are beneficially owned by persons other than

Lacy Harber, our principal stockholder. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

   In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Possible or actual sales of any of these shares, particularly by Mr. Harber, may decrease the market price of our common stock.

   We are subject to significant anti-takeover provisions.

   Our certificate of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. In addition, our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any of these series without stockholder approval. Also, we have adopted a stockholders rights plan which provides for share purchase rights to become exercisable if a person or group acquires more than a certain percentage of our common stock or announces a tender offer for more than a certain percentage of our common stock. Our ability to issue preferred stock and/or the existence of our stockholders rights plan could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.

   The holders of our common stock will be subject to substantial dilution upon the maturity of the new notes.

   Unless earlier redeemed by us, the new notes will automatically convert into an aggregate of 270,275,706 shares of our post-reverse split common stock upon the maturity of these notes on December 31, 2006. Holders of our common stock at that time, as a result of such conversion, will face immediate and substantial dilution in their percentage ownership of the total outstanding shares of our common stock and a reduction in their voting power. In addition, as a result of this conversion, there could be a material adverse effect on the then prevailing market price of our common stock.

   The market price of our common stock could be depressed by future sales.

   Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.

   Adjustments to warrant exercise price and exercise date.

   We may, in our sole discretion, and in accordance with the terms of the warrant agreement with the warrant agent, reduce the exercise price of the warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and the need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of our common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us and possibly adversely affect the market price of our securities. The warrants issued in connection with the exchange offer will not trade separately from the new notes until December 31, 2003.

   Impact of warrant exercise on market.

   In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

General


   We have made "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations and business. Forward-looking statements are statements other than historical information or statements of current condition. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements relate to our plans, objectives and expectations for future operations and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include those described under "Risk Factors" in this proxy statement and the following:

  . our ability to successfully complete the contemplated exchange offer and consent solicitation and the rights offering,

  .  our ability to service our indebtedness,

  . our ability to continue to generate sufficient working capital to meet our operating requirements,

  . our maintaining good working relationships with our vendors and customers,

  .  competitive pricing for our products and services,

  . our ability to achieve gross profit margins at which we can be profitable, including margins on services we perform on a fixed price basis,

  . competition in the aircraft maintenance, repair and overhaul ("MR&O") market,

  .  our ability to attract and retain qualified personnel in our businesses,

  .  utilization rates for our MR&O facilities,

  .  our ability to effectively manage our business,

  . economic factors which affect the airline industry, including the impact on the industry and us of the September 11, 2001 terrorist attacks, and

  .  changes in government regulations.

   In light of the risks and uncertainties inherent in all projected operational matters, you should not regard the inclusion of forward-looking statements in this proxy statement as a representation by us or any other person that our objectives or plans will be achieved or that any of our operating expectations will be realized. We do not undertake any obligation to revise or update these forward-looking statements to reflect future events or circumstances.

Management forecasts (supplemental and unaudited)


   In connection with its final approval of the terms of the restructuring, our Board, at a meeting held in December 2001, reviewed projections of our anticipated operating results for the last quarter of 2001 and for fiscal 2002. Management reported to the Board at the meeting that it expects that revenues for the fourth quarter of 2001 and for fiscal year 2002 will approximate $46.5 million and $242.6 million, respectively. Management also reported that it projects that we will report a net loss for the last quarter of 2001 of approximately $10.5 million and that we will report net income for fiscal year 2002 of approximately $36.5 million (which includes an extraordinary gain relating to the note exchange and rights offering of approximately $38.8 million). Management also presented at the meeting a second projection which supplemented the first projection with potential increased revenues and income which might be achievable if market conditions in the airframe maintenance marketplace improve more significantly in 2002 than was contemplated in the first projection. In the second projection, revenues and net income for 2002 were projected to be approximately $272.6 million and $42.9 million (which includes an extraordinary gain relating to the restructuring of approximately $38.8 million), respectively.

   We do not as a matter of course make public any projections as to future performance or earnings, and the above projections are included in this document solely because such information has been provided to certain holders of our old notes and our common stock. The inclusion of these projections in this document should not be regarded as a representation by us that these projections are or will prove to be correct.


   Our management in December 2001 prepared the projections set forth above. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the U.S. Securities and Exchange Commission or the American Institute of Certified Public Accountants for the preparation and presentation of financial projections. These projections are or involve forward-looking statements and are based upon certain assumptions. These assumptions involve judgments with respect to future economic, competitive, industry and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors are described above under "General." Accordingly, there can be no assurance that any of the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth above. It is our policy not to issue projections of our future operating results and no inference should be drawn that we will commence issuing projections in the future based upon the fact that we have provided projections of future operating results in this document.


   Please note that our independent certified public accountants have not examined or compiled any part of the projections or expressed any conclusion or provided any other form of assurance with respect to the projections.


   These projections speak only as of the date they were prepared. The inclusion of the projections herein should not be interpreted as an indication that we considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

                                  THE MEETING

Date, time, place and purpose

   This proxy statement and the accompanying form of proxy are being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the meeting to be held on February 19, 2002, at One Southeast Third Avenue, 19th Floor, Conference Center, Miami, Florida, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. At the meeting, holders of our common stock will be asked to consider and vote upon the matters described herein.


Voting rights; vote required for approval

   The board has fixed the close of business on December 28, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 15,015,317 shares of Common Stock outstanding and entitled to vote, held by approximately 7,000 beneficial holders. Each holder of record of shares of common stock on the record date is entitled to cast one vote per share on each proposal properly submitted for the vote of the stockholders, either in person or by properly executed proxy, at the meeting. Pursuant to Delaware law, our certificate of incorporation and bylaws, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions will be counted in determining whether a quorum is present.


   Approval and adoption of proposals 1 and 2 requires the affirmative vote of the holders of a majority of the votes cast. Approval and adoption of proposals 3 and 4 requires the affirmative vote of a majority of the outstanding shares of common stock issued and outstanding on the record date. Approval and adoption of proposals 5 and 6 requires the affirmative vote of a majority of the votes cast. Lacy Harber has agreed to vote the 3,943,400 shares of common stock (26.3%) which he owned on the record date in favor of each proposal.

Voting and revocation of proxies

   Shares of common stock represented by properly executed proxies received at or prior to the meeting and not revoked will be voted in the manner specified on such proxies; however, properly executed proxies marked "ABSTAIN," although counted for purposes of determining whether there is a quorum at the meeting, will not be voted. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of each of the proposals. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the meeting.

   At the date of this proxy statement, the board does not know of any business to be presented at the meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly be presented at the meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

   In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies. However, shares voted by proxy will only be voted in favor of any adjournment of the meeting if the holders of such shares have voted in favor of proposal 7.

   A shareholder may revoke his or her proxy at any time prior to its use by
(i) delivering to the Corporate Secretary a signed notice of revocation bearing a later date than the proxy, or a duly executed later-dated proxy relating to the same shares or (ii) attending the meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to us at 623 Radar Road, Greensboro, N.C. 27410, Attn: Corporate Secretary, or hand-delivered to our Corporate Secretary at the aforementioned address at or before the taking of the vote at the special meeting.

Solicitation of proxies

   Costs and expenses incurred in connection with the printing and mailing of this proxy statement will be paid by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will receive no additional compensation for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Custodians, nominees and fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by them, and will be reimbursed for the reasonable expenses incurred by them in connection therewith.

   STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE REVERSE SPLIT, STOCKHOLDERS WILL BE PROVIDED WITH INSTRUCTIONS AND A LETTER OF TRANSMITTAL RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES IN CONNECTION WITH THE REVERSE STOCK SPLIT.

                           THE PROPOSED RESTRUCTURING

Introduction

   We are currently operating with a very high level of indebtedness. Our obligation to make regular payments of interest, fees and principal to service our indebtedness has had, and continues to have, a significant impact on our financial results and our available working capital. The effect of these obligations on our financial performance has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the aviation services industry that we, and our competitors, are currently experiencing.

   Our goal is to provide for the financing of our business through the rights offering and to refinance our old notes through the exchange offer.

   We intend to close the rights offering and the exchange offer by March 31, 2002, but we cannot assure you that we will do so.

   The five major items of our current indebtedness are our senior revolving credit facility, our $12.0 million senior term loan (originally $15.5 million), our $10 million senior term loan, our tax retention operating lease financing ("TROL Financing") currently aggregating $25.2 million which is now treated as a capital lease (collectively the "senior debt") and $165 million aggregate principal amount of our old notes. Amounts due under our senior revolving credit facility and the $12.0 million senior term loan, and the TROL Financing are due for repayment in July 2002, and the $10 million senior term loan is due for repayment on August 14, 2002. The principal balance of the old notes is due for repayment on February 15, 2008.


   As of December 7, 2001, $10.3 million was outstanding under the senior revolving credit facility, $6.2 million was available for borrowing under the senior revolving credit facility (based on the applicable borrowing base formula) and outstanding letters of credit aggregated $12.1 million. In addition, we are obligated to make monthly lease payments under our TROL Financing, which has a currently outstanding balance of $25.2 million on our monthly lease payments thereunder to date in 2001 have ranged between $325,000 to $420,000. The old notes rank behind our senior revolving credit facility, senior term loans and TROL Financing in right of payment. As of September 30, 2001, we had $235.0 (excluding then outstanding letters of credit of 12.2 million) million in aggregate indebtedness, of which $66.5 million was senior debt (including $22.0 million of senior term loans and the TROL Financing).

   We do not currently have, nor do we expect to have, sufficient liquidity to repay in full our senior revolving credit facility, senior term loans, TROL Financing and the old notes. We were also without sufficient working capital to pay the interest payment on the old notes that was due on August 15, 2001. Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to continue to make principal and interest payments on our senior debt and the old notes.

   If we are unable to consummate the exchange offer and rights offering, we may have to seek bankruptcy protection or commence liquidation or administration proceedings.

   To reduce and refinance our indebtedness and to restructure our company, our board of directors has approved a restructuring plan consisting of the following (the "restructuring"):

  . An exchange offer and consent solicitation (the "exchange offer") for all $165 million aggregate principal amount of our outstanding old notes in exchange for up to $10 million in cash, up to $100 million aggregate principal amount of our new notes, up to 4,504,595 post-reverse split shares of our common stock (constituting 15% of the to-be-outstanding common stock of our reorganized company) and five-year warrants to purchase up to an additional 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share--see proposal 1; and

  . A rights offering of 24,024,507 post-reverse split shares of our common stock (constituting 80% of the to-be-outstanding common stock) at a subscription price of $.8325 per share (or the equivalent of $.0833 per pre-reverse split share) to raise $20 million. One of our principal stockholders, Lacy Harber, who is currently the beneficial owner of approximately 29.4% of our common stock, has agreed to purchase any unsold allotments in the rights offering--see proposal 2; and

  . An increase in our authorized common shares from 30 million shares to 500 million shares and the reduction in the number of our issued and outstanding shares by reducing every ten shares into one share through a reverse split. After the reverse split, our existing stockholders will own 1,501,532 post-reverse split shares of our common stock, constituting 5% of the to-be-outstanding common stock of our reorganized company. We will also issue to our existing stockholders five-year warrants to purchase an additional 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share--see proposals 3 and 4.

   The completion of the restructuring is conditioned on our stockholders approving proposals 1-4 at the special meeting of stockholders. Each of these proposals is discussed in greater detail in this proxy statement. If we do not receive approval of each of these proposals at the special meeting and we are unable to complete the restructuring, we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, it is unlikely that stockholders would receive any payment for their shares.

   Although there can be no assurances, the restructuring is expected to close by March 31, 2002.

   There are no appraisal rights provided to dissenting stockholders under the certificate of incorporation or the laws of the State of Delaware in connection with the proposals being voted upon at the special meeting.

Background of the restructuring

   In August 2001 we entered into an agreement with the holders of 73.02%, or $120,480,000 in aggregate principal amount of our old notes to restructure those notes. Additional parties to the agreement include Lacy Harber, who beneficially owns approximately 29.4% of our currently outstanding pre-reverse split common stock and approximately 7.1%, or $11,750,000 aggregate principal amount of our old notes. Under the agreement, these holders have agreed to exchange their old notes in the exchange offer and to waive the default arising as a result of the failure to pay the interest payment due on August 15, 2001. Under the agreement, the holders are not required to elect a particular exchange option and they have agreed not to transfer their notes except under limited circumstances and not to participate in or support any other restructuring proposal.

   The agreement can be terminated if the restructuring is not completed by March 31, 2002, if we file for Chapter 7 bankruptcy proceeding or such a proceeding is filed against us and the proceeding is not dismissed or converted to a Chapter 11 proceeding within a certain time period, or if we materially modify the restructuring. In addition, the agreement sets forth the agreed upon terms of the exchange offer and consent solicitation, rights offering and the recapitalization.


   In June 2001, we retained the services of Houlihan Lokey Howard & Zukin Capital to assist us in the development and negotiation of the restructuring, including the exchange offer for our old notes. Houlihan Lokey met with our board of directors to discuss and propose a restructuring proposal which our board authorized. Houlihan Lokey contacted, on our behalf, several holders of significant principal amounts of old notes to suggest negotiations regarding a consensual restructuring transaction. Following such contacts, three of our old noteholders formed an ad hoc committee of noteholders to conduct negotiations with us regarding the restructuring and retained counsel to represent the committee. On July 12, following due diligence and discussions among Houlihan Lokey, our board and our management, we met with members of the ad hoc committee and made an initial proposal for the restructuring.


   Our initial restructuring proposal was that the old notes would be exchanged for a combination of up to $16.5 million in cash, $77 million in principal amount of proposed 8% PIK notes that would convert to cash interest payments in 2003, and 5% of the common stock of the restructured company. Also, under the initial proposal our existing stockholders would receive 15% of the common stock of the restructured entity. The ad hoc committee made a subsequent proposal which involved a reduced cash component of $10 million, a larger note component with a higher interest rate consisting of $115 million in principal amount of 10% PIK notes with mandatory conversion to stock at the end of three years, 15% of the common stock, two board seats for designees of the ad hoc committee and 5% of the common stock of the restructured entity for existing stockholders. Subsequent negotiations continued through early August and involved the terms and amounts of the proposed new notes, including redemption and conversion features, the amount of equity in the restructured company for noteholders and existing stockholders and the amount of permitted senior debt. In August we reached the present agreement with the committee, at which time the holders of 73.02% of our old notes entered into the agreement described above.


   Under our agreement with the holders of 73.02% of our old notes, we have agreed that a representative of the holders of the new notes will be appointed to the board upon the completion of the exchange offer and consent solicitation. Thereafter, a representative of the holders of the new notes will be elected to serve on the board during future periods by a vote of a majority of the holders of the new notes. The initial representative will be Jack Hersch.

Positive effects of the restructuring

   On August 14, 2001, our board of directors considered and approved the proposed restructuring. In evaluating the proposed restructuring, the favorable effects identified and discussed by the board of directors included, but were not limited to the following:

  . the receipt of the fairness opinion of Houlihan Lokey that the terms of the restructuring are fair to our public stockholders from a financial point of view, as further discussed on page 23;


  . the restructuring will reduce outstanding indebtedness from approximately $235 million to approximately $179 million as of September 30, 2001, on a pro forma basis (see the pro forma financial statements beginning on page P-1);


  . the restructuring will improve our working capital, in that we are replacing our old notes, which require us to make annual cash interest payments of $13.4 million with new notes which reduce our annual interest expense to $8.0 million and allow us to pay interest payments either in cash or in kind; and

  . the restructuring allows our existing stockholders who elect to participate in the rights offering and acquire additional shares of our post-reverse split common stock to substantially maintain their interest in the reorganized company.

   In addition, our board determined that if the restructuring is not completed, our only viable alternative would be to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, it is unlikely that the common stockholders would receive any payment for their shares.

Negative effects of the restructuring

   In addition to the positive effects discussed above, the negative effects identified and discussed by our board of directors included, but were not limited to the following:

  . the issuances of shares of common stock in the exchange offer and the rights offering will cause substantial dilution in the percentage ownership of our current stockholders, with the current stockholders owning only 5% of our to-be-outstanding common stock after the proposed restructuring is completed;

  . the issuance of shares of common stock upon the exercise of warrants and upon the redemption or automatic conversion of the new notes at maturity will cause further dilution in the percentage ownership of our current stockholders;

  . following the restructuring, Lacy Harber, to the extent that he purchases a substantial number of shares in the rights offering as a result of his commitment to purchase unsold allotments in the rights offering, may own more than a majority of our shares, and therefore will be able to control the election of directors and any other matters submitted to the stockholders for a vote, including mergers;

  . the sale and issuance of substantial numbers of shares of our common stock in the rights offering may cause the market price of our common stock to decline and to remain low for a substantial period of time;

  . the possible adverse effect on the liquidity of the market for our common stock resulting from the substantial ownership interest being acquired by Lacy Harber and the new noteholders may make it more difficult to sell shares of our common stock in the market; and


  . Lacy Harber and/or our new noteholders could sell a substantial number of shares of common stock causing the price per share of common stock to decline.


Percentage equity interest of outstanding common stock

   The following table sets forth the possible percentages of our common stock that (1) current stockholders, excluding Lacy Harber, (2) old noteholders who exchange their old notes in the note exchange and (3) Lacy Harber will own after the completion of the restructuring. This table assumes that no stockholders other than Lacy Harber acquires shares in the rights offering and that Mr. Harber elects the non-cash option to exchange all of the old notes which he owns for new notes, shares and warrants. To the extent that existing common stockholders other than Mr. Harber participate in the rights offering, the percentage interest of the existing common stockholders following the restructuring and following the conversion of the new notes at maturity will increase, and Lacy Harber's percentage interest will decrease.



                                                                  Following the
Parties                                                 Currently Restructuring
-------                                                 --------- -------------
Current Common Stock Holders (excluding Lacy Harber)...   73.7%        3.7%


Current Old Noteholders (excluding Lacy Harber)........   --          13.7%


Lacy Harber............................................   26.3%       82.6%


Interests of our officers, directors and principal stockholders in the restructuring

   None of our officers, directors or principal stockholders holds old notes except for Lacy Harber, who beneficially owns approximately 29.4% of our currently outstanding common stock (including currently outstanding warrants to purchase 658,334 shares at various prices) and approximately 7.1%, or $11,750,000 aggregate principal amount, of our outstanding old notes. Roy T. Rimmer, Jr., our Chairman and Chief Executive Officer, who serves on our board as representative of Lacy Harber, holds a proxy to vote Mr. Harber's shares. Pursuant to the agreement with our old noteholders to restructure the old notes, Mr. Harber has agreed to exchange all of his old notes in the exchange offer. Mr. Harber has also agreed to vote his shares in favor of proposals 1-7 at the special meeting. In addition, Mr. Harber has agreed to purchase unsold allotments in the rights offering. Mr. Harber will beneficially own approximately 82.6% of our outstanding common stock if he purchases all of the shares available in our rights offering and elects the non-cash option in the exchange offer with respect to all of his old notes and in connection therewith exchanges all of his old notes for new notes, shares and warrants.


   Pursuant to the agreement with our old noteholders to restructure the old notes, we may issue options or warrants to purchase up to 8% of our reorganized company to our officers, directors and employees. In this regard, we have adopted, subject to stockholder approval, the 2001 Stock Option Plan, which is described in greater detail in proposal 5.

Fairness opinion of Houlihan Lokey

   Houlihan Lokey Howard & Zukin has delivered its independent opinion to the board of directors that the restructuring is fair to our public stockholders from a financial point of view. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring, and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with us or our affiliates.


   Houlihan Lokey was first contacted by our management in June 2001 to assist in the formulation and implementation of a plan to restructure our old notes and render an opinion as to the fairness, from a financial point of view, to our public stockholders of the restructuring. We have agreed to pay Houlihan Lokey a fee of $2.0 million for its services in connection with the restructuring. We are also paying certain monthly fees to Houlihan Lokey and paying their reasonable out of pocket expenses. All of the fees payable to Houlihan Lokey are contingent upon the successful completion of the restructuring transactions except the monthly fees and out-of-pocket cost reimbursement. We have also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey.


   Houlihan Lokey did not, and was not requested by us to, solicit third party indications of interest in acquiring all or any part of our company. The board of directors did not give Houlihan Lokey any special instructions. We imposed no restrictions or limitations upon Houlihan Lokey with respect to its investigation made or the procedures followed by Houlihan Lokey in rendering its opinion. Houlihan Lokey was aware however that prior to their retention, we had substantive discussions with several potential transaction partners interested in acquiring our business, none of which transactions resulted in a binding agreement.

   A copy of the fairness opinion, which sets forth the assumptions made, the matters considered and certain limitations on the scope of review undertaken by Houlihan Lokey, is attached to this proxy statement as Annex 1. The summary of the fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the fairness opinion.

   In arriving at its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  . reviewed our audited financial statements in our Annual Report on Form 10-K for the three fiscal years ended December 31, 2000, unaudited financial statements on Form 10-Q for the three months ended March 31, 2001 and company-prepared monthly and year-to-date financial statements for the period ended May 2001, which our management had identified as being the most current financial statements then available;

  .  reviewed our other publicly available documentation;

  . met with certain members of our senior management to discuss operational history and projections;

  .  toured our offices and facilities located in Greensboro, North Carolina;

  . reviewed forecasts and projections prepared by our management for the fiscal years ending December 31, 2001 through 2005;

  . reviewed various documents and agreements relating to our operations and our capital structure;

  . participated in discussions with the noteholders who signed the August 14, 2001 agreement;


  . reviewed the agreement with noteholders dated as of August 14, 2001, including the term sheet describing the terms of the restructuring;


  . reviewed the historical market prices and trading volume for our publicly traded securities;

  . reviewed publicly available financial data for certain companies that it deemed comparable to us, and publicly available prices and multiples paid in acquisitions of companies that it considered similar to us;

  . reviewed various MR&O industry reports and analyses, and considered other data and factors that it deemed necessary and appropriate under the circumstances; and

  .  met with our outside legal counsel and other restructuring team members.

   The fairness opinion is based on the business, economic, market and other conditions, as they existed as of August 14, 2001. In rendering the fairness opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to Houlihan Lokey by us have been reasonably prepared and reflect the best current available estimates of the future financial results and condition of our company and that there has been no material change in the assets, financial condition, business or prospects of our company since the date of the most recent financial statements made available to Houlihan Lokey. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Houlihan Lokey did not make any physical inspection or independent appraisal of the properties or assets of our company.

   Houlihan Lokey's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the restructuring, or whether any stockholder should participate in the rights offering, and should not be relied upon by any stockholder as such.

                                 CAPITALIZATION

   The following table sets forth (1) our actual capitalization as of September 30, 2001 and (2) our pro forma capitalization as of September 30, 2001. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable, and reference is made to the Unaudited Pro Forma Condensed Consolidated Financial Statements appearing elsewhere herein. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma data.

   The pro forma adjustments have been prepared on the following assumptions:

  . $33 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $10 million in cash, which will be funded from the proceeds of the rights offering;

  . $132 million in principal amount of old notes are exchanged for $100 million of new notes, 4,504,595 post-reverse split shares of common stock and warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share);

  . We complete the rights offering and receive the $20 million cash investment;

  . We issue warrants to purchase 3,003,063 shares of post-reverse split common stock (at an exercise price of $5.16 per share) to our existing stockholders;

  . Our authorized common stock is increased to 500 million shares, and we complete a one-for-ten reverse split of our issued and outstanding common stock; and

  . Fees and expenses associated with this exchange offer and consent solicitation and the rights offering are $4 million.


   Our capitalization follows:


                                              As of September 30, 2001
                                           ------------------------------------
                                            Actual    Adjustments     Pro Forma
                                           ---------  -----------     ---------
                                             (In thousands, except share
                                                        data)
Senior revolving loan..................... $   1,740   $  (1,740) (A) $    --
Senior term loans.........................    22,028      (4,260) (A)   17,768
Capital lease obligation..................    34,240         --         34,240
Committed letter of credit advances.......     8,500         --          8,500
Other indebtedness........................     4,032         --          4,032
Senior subordinated notes due 2008........   164,414    (164,414) (B)      --
Senior subordinated convertible PIK notes
 due 2006.................................       --      114,700  (B)  114,700
                                           ---------   ---------      --------
  Total debt..............................   234,954     (55,714)      179,240
                                           ---------   ---------      --------
Stockholders' equity (deficit):
 Preferred stock, $0.01 par value,
  1,000,000 shares authorized, none
  outstanding, 15,000 shares designated
  series A junior participating........... $     --          --            --
 Common Stock, $0.001 par value, 500 mil-
  lion shares authorized, 15,015,317 pre-
  reverse split shares issued and out-
  standing on
  September 30, 2001 (1,501,532 shares af-
  ter completion of the reverse split);
  30,030,634 post-reverse split shares is-
  sued and outstanding pro forma..........        15          15  (C)       30
 Additional paid-in capital...............   153,264      24,520  (C)  177,784
 Accumulated deficit......................  (253,108)     36,321  (D) (216,787)
                                           ---------   ---------      --------
Total stockholders' equity (deficit)......   (99,829)     60,856       (38,973)
                                           ---------   ---------      --------
Total capitalization...................... $ 135,125   $   5,142      $140,267
                                           =========   =========      ========

--------
(footnotes on next page)
footnotes from prior page (in thousands, except share data)

   (A) Represents the utilization of excess working capital resulting from the restructuring being utilized to pay down the outstanding revolver balance and a portion of the outstanding senior term loans payable.

   (B) Represents the exchange of $165,000 (face value) of old notes for $10,000 in cash, $114,700 of new notes, warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) and 4,504,595 post-reverse split shares of common stock. Under FAS 15, the new notes are recorded at an amount equal to the maximum amount of cash (assuming all interest is paid in kind through the issuance of additional new notes and including all accrued but unpaid interest) which we would be obligated to pay if we redeemed the new notes immediately prior to their maturity. In accordance with their terms, if the new notes are not redeemed prior to their maturity, they will automatically convert on their maturity date (December 31, 2006) into 270,275,706 post-reverse split shares of common stock. The unaudited pro forma data contained herein does not take into account any potential conversion of the new notes upon maturity into an additional 270,275,706 post-reverse split shares of our common stock. Since all future potential interest payments have already been included in the pro forma carrying value of the new notes, we will not record any future interest expense on the new notes.

   (C) Reflects: (i) the issuance of 24,024,507 post-reverse split shares of common stock in the rights offering for $20,000 in cash, (ii) the issuance of 4,504,595 post-reverse split shares of common stock to the holders of the old notes in the note exchange described in (B) above, valued at $3,750, and (iii) the issuance of warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) in the note exchange described in (B) above, valued at $784.

   (D) Represents an extraordinary gain of $36,321, net of tax and restructuring transaction expenses (estimated to be $4,000), relating to the early extinguishment of the old notes. The computation of gain includes the impact of the note exchange described in (B) above and the impact of the write-off of unamortized deferred financing costs and unamortized discounts associated with the old notes.

                            SELECTED FINANCIAL DATA

   The following table represents our selected consolidated financial information. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which contains a description of the factors that materially affect the comparability from period to period of the information presented herein. Operating results from continuing operations reflect the results of operations from our MR&O and leasing operations, including the preacquisition operations for all periods presented of Whitehall Corporation and the pre-acquisition operations of Aerocell Structures for 1997.


                                         Year Ended December 31,
                              -------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------  --------  --------  --------  ---------
                                  (In thousands, except per share data)
STATEMENT OF INCOME DATA:
Operating revenues..........  $ 76,047  $ 98,327  $184,448  $371,753  $ 338,077
Cost of sales...............    60,215    79,572   141,569   307,944    353,331
                              --------  --------  --------  --------  ---------
  Gross profit (loss).......    15,832    18,755    42,879    63,809    (15,254)
Operating expenses..........     6,052    20,179    17,721    41,774     74,580
                              --------  --------  --------  --------  ---------
  Income (loss) from
   operations...............     9,780    (1,424)   25,158    22,035    (89,834)
Interest expense and other..      (400)    5,623    13,699    17,322     21,272
                              --------  --------  --------  --------  ---------
  Income (loss) before
   income taxes, equity
   income of affiliate and
   discontinued operations..    10,180    (7,047)   11,459     4,713   (111,106)
Income tax expense..........     3,817    (4,179)    4,281     3,004      4,810
                              --------  --------  --------  --------  ---------
  Income (loss) before
   equity income of
   affiliate and
   discontinued operations..     6,363    (2,868)    7,178     1,709   (115,916)
Equity income of affiliate..       255      (139)    1,356     1,289         43
                              --------  --------  --------  --------  ---------
  Income (loss) from
   continuing operations....     6,618    (3,007)    8,534     2,998   (115,873)
Discontinued operations:
  Operations, net of income
   taxes....................     6,166     7,850    16,959   (24,721)   (23,432)
  Loss on disposal, net of
   income tax...............       --        --        --        --     (72,325)
                              --------  --------  --------  --------  ---------
  Net income (loss).........  $ 12,784  $  4,843  $ 25,493  $(21,723) $(211,630)
                              ========  ========  ========  ========  =========
Basic Earnings (Loss) Per
 Share:
  Income (loss) from
   continuing operations....  $   0.62  $  (0.25) $   0.70  $   0.22  $   (7.72)
  Income (loss) from
   discontinued operations..      0.58      0.64      1.38     (1.78)     (6.37)
                              --------  --------  --------  --------  ---------
  Net income (loss).........  $   1.20  $   0.39  $   2.08  $  (1.56) $  (14.09)
                              ========  ========  ========  ========  =========
Diluted Earnings (Loss) Per
 Share:
  Income (loss) from
   continuing operations....  $   0.61  $  (0.25) $   0.68  $   0.21  $   (7.72)
  Income (loss) from
   discontinued operations..      0.57      0.64      1.34     (1.77)     (6.37)
                              --------  --------  --------  --------  ---------
  Net income (loss).........  $   1.18  $   0.39  $   2.02  $  (1.56) $  (14.09)
                              ========  ========  ========  ========  =========
                                           As of December 31,
                              -------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------  --------  --------  --------  ---------
                                             (In thousands)
BALANCE SHEET DATA:
Accounts receivable.........  $ 18,461  $ 20,672  $ 50,027  $ 91,926  $  67,558
Inventories.................     6,440     9,101    61,462    90,145     53,115
Working capital.............    18,822   (78,531)  (82,465)  (72,846)    24,673
Total assets................   118,502   303,110   560,331   710,875    300,611
Total debt..................    34,651   165,802   366,176   442,964    220,861
Stockholders' equity........   115,896   121,280   154,298   218,522      6,892

                                                           Nine Months Ended
                                                            September  30,
                                                        ------------------------
                                                          2000         2001
                                                        ---------  -------------
                                                              (Unaudited)
STATEMENT OF INCOME DATA:
(In thousands, except per share data)
Operating revenues....................................  $ 278,287    $ 213,736
Cost of sales.........................................    258,297      214,361
                                                        ---------    ---------
Gross profit (loss)...................................     19,990         (625)
Operating expenses....................................     39,207       37,653
                                                        ---------    ---------
  Loss from operations................................    (19,217)     (38,278)
Interest expense......................................     15,236       18,876
Charge to reserve notes receivable from KAV Inventory,
 LLC..................................................        --        37,900
Other expense, net....................................      1,545        1,566
                                                        ---------    ---------
  Loss before income taxes, equity income of affiliate
   and discontinued
   operations.........................................    (35,998)     (96,620)
Income tax expense....................................      3,823         (141)
                                                        ---------    ---------
  Loss before equity income of affiliate and
   discontinued operations............................    (39,821)     (96,479)
Equity income (loss) of affiliate.....................         43       (6,573)
                                                        ---------    ---------
  Loss from continuing operations.....................    (39,778)    (103,052)
Discontinued operations:
  Operations, net of income taxes.....................    (23,432)         --
  Loss on disposal, net of income taxes...............    (51,940)      (6,645)
                                                        ---------    ---------
Net loss..............................................  $(115,150)   $(109,697)
                                                        =========    =========
Basic loss per share:
  Loss from continuing operations.....................  $   (2.65)   $   (6.86)
  Loss from discontinued operations...................      (5.02)       (0.45)
                                                        ---------    ---------
  Net loss............................................  $   (7.67)   $   (7.31)
                                                        =========    =========
Diluted loss per share:
  Loss from continuing operations.....................  $   (2.65)   $   (6.86)
  Loss from discontinued operations...................      (5.02)       (0.45)
                                                        ---------    ---------
  Net loss............................................  $   (7.67)   $   (7.31)
                                                        =========    =========
                                                                       As of
                                                                   September 30,
                                                                       2001
                                                                   -------------
                                                                    (Unaudited)
BALANCE SHEET DATA:
(In thousands)
Accounts receivable...................................               $  36,023
Inventories...........................................                  48,705
Working capital.......................................                (215,855)
Total assets..........................................                 213,719
Total debt............................................                 234,954
Stockholders' equity..................................                 (99,829)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Contemplated exchange offer and rights offering

   On August 14, 2001, we entered into an agreement with the holders of 73.02% of our old notes to restructure those notes. Under the agreement, the noteholders will exchange their existing $165.0 million in old notes for up to $10.0 million in cash or $100.0 million of new five-year senior subordinated convertible notes with paid-in-kind interest of 8% per annum and 15% of the equity of the reorganized company. The new notes will be redeemable at our option at the following percentages of par plus accrued interest through the date of redemption: 2002 - 70.0%, 2003 - 72.5%, 2004 - 73.0%, 2005 - 75.625%
and 2006 - 77.5%. The new notes will also provide that the holders will receive an aggregate of 4,504,595 post-reverse split shares of common stock if the new notes are redeemed in 2002 or 2003 and an aggregate of 3,003,063 post-reverse split shares of common stock if the new notes are redeemed in 2004, 2005 or 2006. If the new notes are not redeemed prior to their maturity, they will convert into an additional 270,275,706 post-reverse split shares of common stock.


   Under the agreement, the holders of more than a majority of the outstanding old notes have also agreed to waive the default arising as a result of the failure to pay the interest payment due August 15, 2001. Also, the senior lenders have agreed to forbear in regard to the default in the senior loan agreements resulting from the failure to make the August 15, 2001 note interest payment until March 31, 2002, subject to certain conditions.


   In connection with the restructuring, we are conducting an offering of rights to purchase shares of our common stock to all existing stockholders to raise $20.0 million. One of our principal stockholders has agreed to provide us with a standby commitment to purchase any unsold allotments in the rights offering. Investors who purchase the $20.0 million of shares in the reorganized company will receive 80% of the outstanding common stock of the reorganized company. Under the terms of the agreement, our existing stockholders will own 5% of the reorganized company and the holders of the new notes will own 15% of the common stock of the reorganized company. Additionally, the new noteholders and our existing stockholders will each as a group be granted warrants at a fixed price to purchase an additional 10% of the reorganized company.


   We intend to commence the exchange offer and the rights offering on or about January 14, 2002, and both are scheduled to expire on February 20, 2002, unless extended.


   The note restructuring and the sale of common stock in the rights offering will require approval of our stockholders. Completion of the note restructuring will be subject to the requirement that holders of $132 million aggregate principal amount of our existing old notes tender their old notes in the exchange offer and consent to the removal of all covenants contained in the indenture relating to the existing old notes (other than the obligation to pay principal and interest) and to the waiver of the currently outstanding default arising as a result of our failure to make the August 15, 2001 interest payment and any other defaults, and approval by our senior lenders and other customary conditions. Although there can be no assurances, we believe that we will be able to complete the restructuring by March 31, 2002.


   In the event that the note exchange offer and rights offering fail to close, such failure is likely to have a material adverse effect on us and may force us to seek bankruptcy protection or commence liquidation or administrative proceedings. If we are unable to close the note exchange offer and rights offering, we will seek alternate financing to meet our working capital obligations. However, there can be no assurance such funding will be available.

Recent developments concerning our operations

   The September 11, 2001 terrorist attacks against the United States of America have had a severe impact on the aviation industry. As a result of these attacks and its related aftermath, many commercial passenger airlines and air cargo carriers have reported significant reductions in their capacity and have taken out of service upwards of 20% of their aircraft. This reduction in capacity caused by the September 11, 2001 events is likely to cause the aerospace industry to incur significant losses in 2001. In an effort to conserve cash, many of our customers have decided to defer non-essential aircraft maintenance and overhaul services. The effect of the terrorist acts and the state of the economy in general have had a negative impact on our business. We have taken actions, including further head count reductions, to reduce costs as a result of the anticipated level of current business opportunities.

   We believe that we will meet our working capital requirements during 2001 from funds available under our revolving credit agreement, from our operations, from sales of individual assets or our equity securities, and from debt infusions and other sources. However, there can be no assurance that we will have sufficient working capital to meet our requirements. Because of our current financial situation, our auditors have included a going concern modification in their audit report regarding our 2000 financial statements.

   In December 2000, we completed the sale of our Dixie Aerospace Bearings new parts distribution operation and our redistribution operation and in September 2000 we completed the sale of our manufacturing operation and three of the A-300 aircraft which we owned. For the terms of these transactions, see Note 2 to Condensed Consolidated Financial Statements.

   In May 2001, we completed the sale of the assets of Caribe Aviation, one of our component repair operations. The gross purchase price was $22.5 million, of which $21.8 million was received in cash at the closing and the balance will be received within one year, subject to post closing adjustments. We used
$10.0 million of the proceeds from the sale to repay our revolving credit facility and $5.5 million to repay borrowings under our term loans. The balance, net of expenses, was used for working capital. In addition, the purchaser acquired the real estate and facility on which the Caribe business is operated for an aggregate purchase price of $8.5 million. The proceeds from the sale of the real estate and facility were used to reduce our outstanding tax retention operating lease financing.

   As a result, in part, of the anticipated reduced volume of services to be provided to a customer which filed for bankruptcy and in an effort to reduce operating expenses, in March 2001 we temporarily closed our Oscoda, Michigan heavy airframe maintenance facility and reduced headcount at certain of our other MR&O facilities. We also consolidated our Aircraft Interior Design operation into a single facility in Dallas, Texas and consolidated our Winston Salem, North Carolina heavy airframe maintenance operation into our Greensboro, North Carolina facility. In addition, in April 2001, we implemented salary and benefit reductions that affected virtually all employees. These initiatives, which reduced our total headcount by approximately 940, are expected to reduce our operating expenses by approximately $22.0 million to $25.0 million on an annual basis. During the second quarter of 2001, we implemented further headcount reductions. In total, the employee headcount for our MR&O operations has been reduced by approximately 28% since the beginning of 2001 to approximately 2,400 employees as of September 30, 2001.

   We currently hold $37.9 million of notes receivable from KAV Inventory, LLC ("KAV"), the joint venture formed as part of the sale of our redistribution operation (see Note 2 to the Condensed Consolidated Financial Statements). In addition, we currently have recorded assets including inventory on consignment with the purchaser of that operation, potential additional notes receivable from KAV and accounts receivable sold as part of the transaction which we may be required to repurchase, which are included in net assets of discontinued operations. The realizability of these assets is highly dependent upon the timing of sales from the inventory of KAV and prices obtained by the purchaser pursuant to its consignment agreement with KAV as well as the financial condition of the purchaser and general economic and industry conditions. As a result of the default of KAV under its credit agreement with the financial institution that provided funding for the purchase of the inventory and the weakened economic conditions being experienced by the purchaser of that business (as reported in its filings with the SEC) and in the aviation industry, we recorded non-cash reserves totaling $11.1 million and $45.6 million, during the three and nine months ended September 30, 2001, respectively, including a full reserve on all of the notes receivable due from KAV.

Results of operations


   Operating revenues consist primarily of service revenues and sales of materials consumed while providing services, net of allowances for returns. Cost of sales consists primarily of labor, materials, freight charges and commissions to outside sales representatives.

   Our operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including:

  . decisions made regarding sales of our assets to reduce our debt,

  . timing of repair orders and payments from large customers,

  . the general state of the economy,

  . competition from other third party MR&O service providers,

  . the number of airline customers seeking repair services at any time,

  . the impact of fixed pricing on gross margins and our ability to accurately project our costs in a dynamic environment,

  . our ability to fully utilize our hangar space dedicated to maintenance and repair services,

  . the volume and timing for 727 cargo conversions and the impact during future periods on airline use of both the 727 fleet type and JT8D engines (both of which are older models) as a result of increased fuel costs and other factors,

  . our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers, and

  . the timeliness of customer aircraft arriving for scheduled maintenance.

   Large portions of our operating expenses are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.

 Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 2001

   The following tables set forth certain information relating to our operations for the periods indicated:

                                           Nine Months Ended September 30,
                                          ------------------------------------
                                                2000               2001
                                          -----------------  -----------------
                                              $        %         $        %
                                          ---------  ------  ---------  ------
                                                     (Unaudited)
Operating revenues:
(In thousands)
  Sales.................................. $ 274,668   98.7%  $ 207,316   97.0%
  Other..................................     3,619    1.3%      6,420    3.0%
                                          ---------  ------  ---------  ------
    Total operating revenues.............   278,287    100%    213,736    100%
Cost of sales............................   258,297   92.8%    214,361  100.3%
                                          ---------  ------  ---------  ------
  Gross profit (loss)....................    19,990    7.2%       (625)  (0.3%)
September Operating expenses.............    39,207   14.1%     37,653   17.6%
                                          ---------  ------  ---------  ------
  Loss from operations...................   (19,217)  (6.9%)   (38,278) (17.9%)
Interest expense.........................    15,236    5.5%     18,876    8.8%
Charge to reserve notes receivable from
 KAV Inventory, LLC......................       --      --      37,900   17.7%
Other expense (income)...................     1,545    0.5%      1,566    0.8%
                                          ---------  ------  ---------  ------
  Loss before income taxes, equity income
   of affiliate and discontinued
   operations............................   (35,998) (12.9%)   (96,620) (45.2%)
Income tax expense (benefit).............     3,823    1.4%       (141)  (0.1%)
                                          ---------  ------  ---------  ------
  Loss before equity income of affiliate
   and
   discontinued operations ..............   (39,821) (14.3%)   (96,479) (45.1%)
Equity income of affiliate...............        43     --      (6,573)  (3.1%)
                                          ---------  ------  ---------  ------
  Loss from continuing operations........   (39,778) (14.3%)  (103,052) (48.2%)
Discontinued operations, net of income
 taxes...................................   (75,372) (27.1%)    (6,645)  (3.1%)
                                          ---------  ------  ---------  ------
    Net loss............................. $(115,150) (41.4%) $(109,697) (51.3%)
                                          =========  ======  =========  ======

   Operating revenues for the nine months ended September 30, 2001 decreased $64.6 million or 23.2% to $213.7 million, from $278.3 million for the nine months ended September 30, 2000. The decrease in revenues is primarily attributable to decreased revenues from our heavy airframe maintenance operations. This decrease was generally caused by a reduction in market opportunities due to adverse market conditions, which have caused many of our customers to delay maintenance on their aircraft or park older aircraft maintained by us due to rising fuel prices and general economic conditions. Our market has also been adversely impacted during 2001 by increased competition that has spread outsourced available heavy airframe maintenance among a larger group of providers. In addition, revenues decreased due to the temporary closure of our Oscoda, Michigan heavy airframe maintenance facility and the consolidation of our Winston Salem, North Carolina heavy aircraft maintenance facility into our Greensboro, North Carolina operations, impacts of fixed pricing and a change in the timing of revenue recognition in relation to the design and construction of specialized parts effective December 31, 2000. Also, revenues for Caribe Aviation declined $9.4 million due to the sale of that business in May 2001.

   Gross profit decreased $20.6 million, or 103.0% to ($0.6) million for the nine months ended September 30, 2001, compared with $20.0 million for the nine months ended September 30, 2000. Gross profit for the nine months ended September 30, 2000 was also negatively impacted by a charge recorded of $11.5 million relating to the disposition of three A-300 aircraft that were sold during August and September 2000 and the reduction of the carrying value of certain equipment on lease. We incurred losses of $1.3 million during the beginning of the first quarter of 2001 associated with the start-up of operations at one of our heavy airframe maintenance facilities for a new program that began at the end of 2000. Additionally, due to adverse economic conditions as described above, we provided for an additional $2.4 million in inventory and other reserves included in cost of sales during the nine months ended September 30, 2001. The remaining decrease in gross profit during these periods is primarily attributable to the reduction in revenue described above relative to our primarily fixed cost structure and the impact of price competition and fixed pricing on certain of our heavy airframe maintenance operations. As a result of reduced revenues and market opportunities, as described above, during the first nine months of 2001 we closed and consolidated certain facilities and reduced headcount at each of our operations, resulting in an aggregate reduction of approximately 28% of our workforce. In addition, in April 2001 we implemented salary and benefit reductions that affected virtually all employees. These initiatives are expected to reduce our operating expenses by approximately $22.0 million to $25.0 million on an annual basis. Gross profit as a percentage of operating revenues decreased to (0.3%) for the nine months ended September 30, 2001, from 7.2% for the nine months ended September 30, 2000.

   Operating expenses decreased $1.5 million or 3.8% to $37.7 million for the nine months ended September 30, 2001, compared with $39.2 million for the nine months ended September 30, 2000. Operating expenses as a percentage of operating revenues were 17.6% for the nine months ended September 30, 2001, compared to 14.1% for the nine months ended September 30, 2000. Operating expenses in 2000 were affected by a $3.6 million increase in professional fees relating primarily to the completion of our 1999 audit and the refinancing and amendments to our Credit Facility, and a charge of $4.4 million relating to reserves recorded against certain accounts receivable of a major customer which filed for bankruptcy protection in 2000. Operating expenses were also negatively impacted by the costs associated with the move to new facilities during the third quarter of 2000 of two of our MR&O operations. Included in operating expenses for the nine months ended September 30, 2001 are an aggregate of $14.9 million in non-cash charges including the write off of goodwill and certain leasehold improvements associated with the closure of the Oscoda, Michigan heavy airframe maintenance facility and an impairment relating to the Oscoda, Michigan engine overhaul operation and Winston-Salem heavy airframe maintenance facility, an allowance relating to a receivable from one airframe customer which has experienced significant financial difficulty and moving costs associated with the consolidation of the operations of Aircraft Interior Design into a single facility in Dallas, Texas. These costs were partially offset by a reduction in operating expenses resulting from the temporary closure of two heavy airframe maintenance facilities during 2001 and the savings associated with the consolidation of the operations of Aircraft Interior Design.


   Interest expense for the nine months ended September 30, 2001 increased by $3.7 million or 24.3% to $18.9 million, from $15.2 million for the nine months ended September 30, 2000. This increase was primarily attributable to increased amortization of bank fees due to the significant bank fees paid during 2000 and the beginning of 2001 and amortization relating to the sale of Caribe during the second quarter.

   As described above, during the nine months ended September 30, 2001, we recorded a charge to fully reserve against the notes receivable due from KAV Inventory, LLC in the amount of $37.9 million. See further discussion above.

   Other expense, net increased $0.1 million from $1.5 million for the nine months ended September 30, 2000 to $1.6 million for the nine months ended September 30, 2001. Other expense, net for the three and nine months ended September 30, 2000 includes our recording a loss of $0.9 million in connection with the disposition of the AvAero joint venture. Included in other expense for the nine months ended September 30, 2001 is the gain on the sale of Caribe and the recognition of income on a lease deposit taken during the second quarter of 2001 totaling $7.9 million in the aggregate offset by a charge taken during the third quarter of 2001 of $9.0 million relating to our purchase obligation on property in which the obligation price exceeds the fair market value of the property.

   As a result of the above factors, loss before income taxes, equity income
(loss) of affiliate and discontinued operations for the nine months ended September 30, 2001 was a loss of $96.6 million, compared to a loss of $36.0 million for the nine months ended September 30, 2000.

   Equity income (loss) of affiliate, net of income taxes, increased $6.6 million for the nine months ended September 30, 2001 to a loss of $6.6 million from zero for the same period in 2000. The increase is attributable to our recording a charge of $6.3 million in the third quarter of 2001 to fully reserve our investment in a limited liability corporation that designs, manufactures and installs FAA approved Boeing 727 conversion kits.

   For the reasons set forth above, loss from continuing operations for the nine months ended September 30, 2001 was $103.1 million or $6.86 per diluted share, compared to $39.8 million, or $2.65 per diluted share for the nine months ended September 30, 2000. Weighted average common and common equivalent shares outstanding (diluted) were 15.0 million during the nine months ended September 30, 2001 and 2000.

   Loss from discontinued operations for the nine months ended September 30, 2001 was $6.6 million, or $0.45 per diluted share, compared to $75.4 million or $5.02 per diluted share for the nine months ended September 30, 2000. Loss from discontinued operations for the nine months ended September 30, 2001 is primarily comprised of collections on receivables retained from the sale of the redistribution operation that had been fully reserved offset by the reserving of certain other assets including $7.7 million of reserves relating to assets whose realization is impacted by KAV and the financial condition of the purchaser of the redistribution operation.

 Year Ended December 31, 1999 Compared to Year Ended December 31, 2000

   The following tables set forth certain information relating to our operations for the periods indicated:


                                                1999               2000
                                           ----------------  -----------------
                                              $        %         $        %
                                           --------  ------  ---------  ------
                                                    (In thousands)
Operating revenues:
  Sales, net.............................. $359,956   96.8%  $ 333,289   98.6%
  Other...................................   11,797    3.2%      4,788    1.4%
                                           --------  ------  ---------  ------
    Total operating revenues..............  371,753  100.0%    338,077  100.0%
Cost of sales and services................  307,944   82.8%    353,331  104.5%
                                           --------  ------  ---------  ------
  Gross profit (loss).....................   63,809   17.2%    (15,254)  (4.5%)
Operating expenses........................   41,774   11.2%     74,580   22.1%
                                           --------  ------  ---------  ------
  Income (loss) from operations...........   22,035    6.0%    (89,834) (26.6%)
Interest expense and other................   17,322    4.7%     21,272    6.3%
                                           --------  ------  ---------  ------
Income (loss) before income taxes, equity
 income of affiliates and discontinued
 operations...............................    4,713    1.3%   (111,106) (32.9%)
Income tax expense........................    3,004    0.8%      4,810    1.4%
                                           --------  ------  ---------  ------
  Income (loss) before equity income of
   affiliates and discontinued
   operations.............................    1,709    0.5%   (115,916) (34.3%)
Equity income of affiliates...............    1,289    0.3%         43     --
                                           --------  ------  ---------  ------
  Income (loss) from continuing
   operations.............................    2,998    0.8%   (115,873) (34.3%)
Discontinued operations, net of income
 taxes....................................  (24,721)  (6.6%)   (95,757) (28.3%)
                                           --------  ------  ---------  ------
    Net loss.............................. $(21,723)  (5.8%) $(211,630) (62.6%)
                                           ========  ======  =========  ======


   Operating results from continuing operations reflect the results of operations of our MR&O and leasing operations. Operating revenues for the year ended December 31, 2000, decreased $33.7 million, or 9.1%, to $338.1 million, from $371.8 million for the same period in 1999. As discussed herein, operating revenues in 2000 were negatively impacted by a reduced volume of orders received from existing customers due to concerns over the status of our credit facility and our financial stability, and a reduction in market opportunities caused by several airline customers delaying or deferring maintenance in an effort to reduce costs. Revenues were also affected by increased competition that spread outsourced aircraft maintenance among a larger group of providers, which caused us to give various price concessions and fixed pricing in order to retain customers. In addition, revenues from our leasing operation decreased $13.0 million from period to period, due to a significant reduction in leased assets and sales of leased assets in 1999, which did not recur in 2000.

   Gross profit decreased $79.1 million, or 123.9%, to a loss of $15.3 million for the year ended December 31, 2000, compared with a profit of $63.8 million for the year ended December 31, 1999. As discussed below, gross profit for the year ended December 31, 1999 included charges related to the carrying value of our inventory and aircraft that we owned totaling $12.7 million. Gross profit for the year ended December 31, 2000 was negatively impacted by a charge recorded in the second quarter of 2000 of $6.6 million relating to the disposition of the three A-300 aircraft which were sold during August and September 2000. Additionally, due to our continuing efforts to reduce our debt through sales of our assets, we recorded a charge of $4.9 million in the year ended December 31, 2000 to reduce the carrying value of certain equipment on lease and inventory (including the A-300 aircraft we continue to own) to an amount estimated to be recoverable through the sale of such assets. We further recorded a charge of $3.0 million relating to inventory which was scrapped in connection with the move of one of our MR&O operations, Aircraft Interior Design, from Florida to Texas. We also experienced a decrease in gross profit from our leasing operations, due to a reduction in our investment in leased assets and sales of leased assets in 1999, which did not recur in 2000.

   Gross profit as a percentage of operating revenues decreased to (4.5)% for the year ended December 31, 2000, from 17.2% for the year ended December 31, 1999. In addition to the items discussed above, gross profit for the year ended December 31, 2000 was also negatively impacted by inefficiencies and reductions in gross profits realized as a result of delays in the timing of orders being placed into service, a reduced volume of orders received from existing and potential customers due to concerns which existed over the status of our credit facility and our financial stability, and a reduction in market opportunities caused by several airline customers' decision to defer aircraft or aircraft component maintenance in an effort to reduce costs due to higher fuel prices and interest rates. Also, due to our primarily fixed cost structure, excess capacity in our airframe maintenance facilities resulted in reduced realization and gross profit. Lastly, gross profit was negatively impacted by the effects of price concessions and fixed pricing in the dynamic competitive environment that we experienced in 2000. Our operating results for the year ended December 31, 2000 were significantly adversely affected by these factors. While there can be no assurances, we believe these concerns have been reduced as a result of the execution of an amended credit facility, the closing of our Oscoda, Michigan heavy airframe maintenance facility, our recent headcount reductions and the previously announced transactions involving sales of our assets to reduce our debt, all as described above.

   Operating expenses increased $32.8 million or 78.5% to $74.6 million for the year ended December 31, 2000, compared with $41.8 million for the year ended December 31, 1999. Operating expenses as a percentage of operating revenues were 22.1% for the year ended December 31, 2000, compared to 11.2% for the year ended December 31, 1999. As discussed below, operating expenses for the year ended December 31, 1999 included non-recurring charges of $5.3 million. Operating expenses in 2000 were affected by increased costs associated with the operation of new facilities opened during 1999. They were also affected by a $2.0 million increase in professional fees during 2000 compared to 1999, relating primarily to the completion of our 1999 audit and the refinancing and amendments to our credit facility, and a charge of $22.3 million relating to bad debt reserves recorded against certain major customers, including accounts receivable relating to a customer which filed for bankruptcy protection in 2000 and maintenance performed on an aircraft for a customer that recently ceased operation. In addition, during 2000 we recorded a non-cash charge of $7.8 million relating to the write-off of goodwill and contract costs associated with the temporary closure of one of our MR&O facilities, as described above. Operating expenses were also negatively impacted by costs associated with the move to new facilities during the third quarter of 2000 of two of our MR&O operations, Caribe Aviation and Aircraft Interior Design.

   Interest expense and other from continuing operations for the year ended December 31, 2000 increased by $4.0 million or 22.8% to $21.3 million, from $17.3 million for the year ended December 31, 1999. The increase was due, in part, to our recording a loss of $0.9 million in connection with the disposition of the AvAero joint venture. Additionally, we paid bank fees of $10.6 million during the year ended December 31, 2000. Total amortization of bank fees, including bank fees attributable to discontinued operations, for the year ended December 31, 2000 was $13.7 million. Interest expense relating to continuing operations for the year ended December 31, 2000 was $20.3 million, compared to $18.6 million for the year ended December 31, 1999. Cash interest due in 2001 includes an aggregate of $13.4 million in interest due on our outstanding old notes, and annualized current interest on amounts due under our senior credit facilities of approximately $5.5 million.

   In addition, we were not in compliance with the financial covenants under our credit facility as of December 31, 1999 and March 31, 2000. As a result, during the first quarter of 2000, we entered into a standstill agreement with our lenders under which they agreed to forbear in regards to these covenant violations and other matters. Under the terms of the standstill agreements, our interest rate was increased by 2%. We were also required to pay substantial financing fees ($1.5 million) that were expensed over the term of the original standstill agreement, which expired on March 31, 2000 and an additional $1.5 million that related to a further extension of the standstill agreement through May 31, 2000 which were expensed during the second quarter of 2000. In connection with the May 31, 2000 amendment of the credit facility, we paid additional bank fees of $3.8 million, which are being amortized over the term of the facility which expires in July 2002, and we committed to pay an additional $2.0 million in fees in 2001 if the credit agreement has not been refinanced by that date. In connection with the amendment to the credit facility which became effective June 25, 2000, we paid fees of $2.2 million, which are being amortized between July 1, 2000 and June 30, 2002.

   As a result of the above factors, income (loss) before income taxes, equity income of affiliate and discontinued operations for the year ended December 31, 2000 was a loss of $111.1 million, compared to income of $4.7 million for the year ended December 31, 1999.

   Income tax expense increased $1.8 million to $4.8 million for the year ended December 31, 2000, from $3.0 million for the year ended December 31, 1999. Income tax expense for the year ended December 31, 2000 is primarily comprised of state income tax accrual and a provision for a full valuation allowance on our deferred tax assets. These charges are primarily non-cash charges.

   Equity income of affiliate, net of income taxes, decreased $1.2 million for the year ended December 31, 2000 to $0.1 million, from $1.3 million for the same period in 1999. The decrease was attributable to the winding down in the operations of the AvAero joint venture. During the second quarter of 2000, our remaining investment in the joint venture was liquidated resulting in a $0.9 million charge, which is included in interest expense and other.

   For the reasons set forth above, income (loss) from continuing operations for the year ended December 31, 2000 was a loss of $115.9 million ($7.72 per diluted share), compared to income of $3.0 million ($0.21 per diluted share) for the year ended December 31, 1999. Weighted average common and common equivalent shares outstanding (diluted) were 15.0 million during the year ended December 31, 2000, compared to 14.2 million for the year ended December 31, 1999.

   Discontinued operations include the results of operations of our redistribution operation, new parts distribution operation and manufacturing operations, all of which were sold during 2000.

   Income (loss) from discontinued operations for the year ended December 31, 2000 was a loss of $23.4 million, or $1.55 per diluted share, compared to a loss of $24.7 million, or $1.77 per diluted share, for the year ended December 31, 1999. Revenues and gross margin in our redistribution operations decreased during 2000 as a result of our decision to limit purchases of spare aircraft parts commencing at the end of the first quarter of 2000 and our initiative to reduce inventory in our redistribution operations (and use the proceeds from such inventory reductions to repay senior debt). Operating revenues were also negatively impacted during 2000 by customer concerns regarding the status of our credit agreement and financial stability. Operating expenses relating to our redistribution operations also increased as a result of our strategy during 1999 and the beginning of 2000 to continue to grow these operations. During the latter portion of the first quarter of 2000, we restructured our redistribution operations and reduced headcount in that business. Additionally, our redistribution operation experienced an increase in interest expense primarily attributable to the increased debt required to support its operations.

   Results from discontinued operations also include losses on the disposal of the discontinued operations of $72.3 million (or $4.82 per diluted share) for the year ended December 31, 2000. Please read "Recent developments concerning our operations" above.


 Year Ended December 31, 1998 Compared to Year Ended December 31, 1999

   The following tables set forth certain information relating to our operations for the periods indicated:


                                                   1998            1999
                                              --------------- ----------------
                                                 $       %       $        %
                                              -------- ------ --------  ------
                                                      (In thousands)
Operating revenues:
  Sales, net................................. $177,279  96.1% $359,956   96.8%
  Other......................................    7,169   3.9%   11,797    3.2%
                                              -------- ------ --------  ------
    Total operating revenues.................  184,448 100.0%  371,753  100.0%
Cost of sales and services...................  141,569  76.8%  307,944   82.8%
                                              -------- ------ --------  ------
  Gross profit...............................   42,879  23.2%   63,809   17.2%
Operating expenses...........................   17,721   9.6%   41,774   11.2%
                                              -------- ------ --------  ------
  Income from operations.....................   25,158  13.6%   22,035    6.0%
Interest expense and other...................   13,699   7.5%   17,322    4.7%
                                              -------- ------ --------  ------
Income before income taxes, equity income of
 affiliates and discontinued operations......   11,459   6.1%    4,713    1.3%
Income tax expense...........................    4,281   2.2%    3,004    0.8%
                                              -------- ------ --------  ------
  Income before equity income of affiliates
   and discontinued operations affiliates and
   discontinued operations...................    7,178   3.9%    1,709    0.5%
Equity income of affiliates..................    1,356   0.7%    1,289    0.3%
                                              -------- ------ --------  ------
  Income from continuing operations..........    8,534   4.6%    2,998    0.8%
Discontinued operations, net of income
 taxes.......................................   16,959   9.2%  (24,721)  (6.6%)
                                              -------- ------ --------  ------
    Net income (loss)........................ $ 25,493  13.8% $(21,723)  (5.8%)
                                              ======== ====== ========  ======


   Revenues for the year ended December 31, 1999 increased $187.4 million or 101.5% to $371.8 million, from $184.4 million for the year ended December 31, 1998. This increase is due primarily to the acquisition of TIMCO in September 1998 which has been accounted for under the purchase method of accounting and therefore is only included in the results of operations from the date of acquisition.

   Gross profit increased $20.9 million or 48.8%, from $42.9 million for the year ended December 31, 1998 to $63.8 million for the year ended December 31, 1999 primarily due to the TIMCO acquisition. Gross profit margin for the year ended December 31, 1999 was 17.2%, a decrease of 6.0% from a gross profit margin of 23.2% for the year ended December 31, 1998. During the fourth quarter of 1999, we recorded a non-recurring reduction in the carrying value of our inventory at December 31, 1999 including a reduction in the carrying value of the four A-300 aircraft which we owned, totaling $12.7 million. Excluding these charges, the gross profit margin for 1999 was 21.5%, compared to 23.2% for 1998. The gross profit margin for our MR&O operations decreased slightly in 1999 due to an increase in labor expenses coupled with increased competition and pressure to maintain level pricing for services. In addition, MR&O gross profit margin decreased slightly due to the increased relative significance of TIMCO, which realizes lower gross profit margins than our other MR&O operations, to our total MR&O operations.

   Operating expenses increased $24.1 million to $41.8 million for the year ended December 31, 1999, compared with $17.7 million for the year ended December 31, 1998. Operating expenses as a percentage of operating revenues were 11.2% for the 1999 fiscal year, compared to 9.6% for 1998. During the fourth quarter of 1999, we recorded a non-recurring primarily non-cash charge of $5.3 million related to an addition to the allowance for doubtful accounts receivable and the write-off of miscellaneous deposits and other assets which have been determined to not be collectible. The remaining increase was primarily attributable to professional fees aggregating approximately $2.0 million relating to several large transactions that were not completed and start up costs associated with the opening of five new facilities during the fiscal year.

   As a result of all of these factors, income from operations was $22.0 million for 1999, compared to $25.2 million for 1998.

   Interest expense and other from continuing operations for the year ended December 31, 1999 increased $3.6 million compared to interest expense for 1998. The increase in interest expense was due to increased interest rates on variable rate debt, coupled with increased net borrowings during 1999 to finance the growth in our MR&O operations, including the acquisition of the assets of Kitty Hawk, Inc.'s maintenance operations and additional substantial investments in facilities, equipment and computer systems to support our operations. During 1999, we opened four new MR&O facilities in addition to the MR&O facilities that we acquired from Kitty Hawk, Inc. We also installed new computer systems in our MR&O operations. Interest expense and other includes a profit of $1.4 million realized in 1999 relating to the sale of real estate.

   Discontinued operations incurred a loss of $24.7 million for the year ended December 31, 1999 compared to a profit of $17.0 million for the year ended December 31, 1998. The variance is primarily attributable to adjustments recorded as of December 31, 1999 to the carrying value of certain assets and other charges totaling approximately $44.4 million. These charges were comprised primarily of an adjustment to the carrying value of redistribution inventory and a write-down of capitalized costs previously expended relating to the development of a new software system which has not been implemented and will not be completed.

   The net loss for the year ended December 31, 1999 was $21.7 million ($1.56 per diluted share), compared to net income of $25.5 million ($2.02 per diluted share) for the year ended December 31, 1998. Weighted average common and common equivalent shares outstanding (diluted) were 14.2 million for the year ended December 31, 1999, compared to 12.6 million for the year ended December 31, 1998. This increase is primarily the result of the public offering of additional common shares that we completed in June 1999 and which resulted in the issuance of 2.3 million additional shares of our common stock.

Liquidity and capital resources


 Liquidity

   As of September 30, 2001, we had outstanding indebtedness of approximately $235.0 million (excluding then outstanding letters of credit of $12.2 million), of which $66.5 million was senior debt, including amounts due under the TROL Financing, which is now characterized as a capital lease, and $168.5 million was other indebtedness. As of September 30, 2000, we had $405.0 million of outstanding indebtedness, including amounts due under current capital leases. Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors beyond our control. The level of our indebtedness is also important due to:


  . our vulnerability to adverse general economic and industry conditions,

  . our ability to obtain additional financing for future working capital expenditures, general corporate and other purposes, and

  . the dedication of a substantial portion of our future cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

   In prior years, we relied primarily upon significant borrowings under our credit facility, and sales of our securities, including our senior subordinated notes, to satisfy our funding requirements relating to acquisitions of several businesses and to finance the growth of our business. During 2000 and 2001 to date, we have relied upon borrowings under our credit facility and the proceeds of term loans obtained, along with the proceeds from our asset sales, to meet our working capital requirements. We cannot assure you that financing alternatives will be available to us in the future to support our existing operations' working capital requirements.

 Cash

   Net cash provided by continuing operating activities during the nine months ended September 30, 2001 and 2000 was $14.2 million and $16.4 million, respectively. Cash provided by operating activities for the nine months ended September 30, 2001 was primarily the result of increased collections which reduced receivables levels by $24.3 million and increased accrued expenses of $14.5 million partially offset by a reduction in trade payables of $5.0 million and cash used to fund our net loss. Cash provided by investing activities during the nine months ended September 30, 2001 and 2000 was $21.7 million and $30.3 million, respectively. The cash provided by investing activities for the nine months ended September 30, 2001 primarily related to the sale of a note receivable to an affiliate and the sale of a subsidiary coupled with an initiative to reduce capital expenditures associated with tooling investments in our MR&O operations and equipment purchases. Cash used in financing activities for the nine months ended September 30, 2001 and 2000 was $31.5 million and $89.1 million, respectively. Cash used in financing activity was primarily comprised of continued reductions in our revolving loan made possible by the sale of Caribe Aviation, which was partially offset by the proceeds of a $12.0 million term loan executed in February 2001.

   Cash and cash equivalents decreased from $21.4 million as of December 31, 1999 to zero as of December 31, 2000. Net cash used in operating activities during the year ended December 31, 2000 and 1999 was $2.7 million and $99.0 million, respectively. The reduction in cash used in operating activities was primarily the result of a reduction in inventory which, as discussed above, relates to our initiative to reduce inventory including the sales of the A-300 aircraft. Inventory decreased $35.5 million during the year ended December 31, 2000, compared to an increase in inventory of $38.0 million during the year ended December 31, 1999. Also contributing to the reduction in cash used in operating activities were reductions in accounts receivables and other current assets due to our efforts to manage our working capital. Cash provided by (used in) investing during the year ended December 31, 2000 and 1999 was $163.3 million and $(49.3) million, respectively. Cash provided by investing activities for the year ended December 31, 2000 resulted primarily from the sale of the discontinued operations discussed above and was partially offset by cash used in investing activities primarily related to capital expenditures associated with tooling investments, equipment purchases and leasehold improvements relating to the moves into new facilities of Caribe Aviation and Aircraft Interior Design. Cash provided by (used in) financing activities for the years ended December 31, 2000 and 1999 was $(232.7) million and $174.8 million, respectively. Cash used in financing activities for the year ended December 31, 2000 is primarily comprised of repayments of outstanding notes payable and outstanding indebtedness and deferred financing fees under our credit facility, net of the proceeds of a $15.5 million term loan executed in February 2000.


 Senior Credit Facilities

   Prior to May 31, 2000, we had a revolving loan and letter of credit facility of $300.0 million with a group of financial institutions. Effective May 31, 2000, the credit facility was amended and restated and the commitment was reduced to $285.0 million. Following the asset sales described above, the commitment was reduced to $57.7 million. The credit facility has been amended on several occasions since May 31, 2000. Pursuant to an amendment executed on November 27, 2001, the commitment was reduced to $47.5 million. The credit facility, as amended to date (the "Credit Facility") expires in July 2002. Interest under the Credit Facility is, at our option, (a) prime plus 3.0%, or
(b) LIBOR plus 4.5%. As of September 30, 2000 and September 30, 2001, the outstanding balance on the Credit Facility was $177.4 million and $1.7 million, respectively. Additionally, as of September 30, 2001 outstanding letters of credit aggregated $29.7 million.

Since September 30, 2001, $17.5 million of letters of credit have been drawn. See Notes 2 and 5 of the Condensed Consolidated Financial Statements and discussions above and below relating to KAV and the lease for the Miramar facility. Borrowings under the Credit Facility are secured by a lien on substantially all of our assets and the borrowing base primarily consists of certain of our receivables and inventory.


   The Credit Facility contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of the Credit Facility and repayment of all debt in the event of a material adverse change in the business or a change in control. In addition, the Credit Facility requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements there under. As of September 30, 2001 we were not in compliance with a certain financial covenant. The lenders have agreed to waive such event of non-compliance. To the extent the Credit Facility remains outstanding as of certain dates, we are committed to pay incremental financing fees as follows: November 14, 2001--2% of outstanding commitment and February 14, 2002--2% of outstanding commitment. The November 14, 2001 fee of $950,000 is being paid in three equal installments on November 27, 2001, December 14, 2001 and January 14, 2002.

   In February 2000, we obtained a $15.5 million senior term loan from the financial institution that is agent for the Credit Facility. The proceeds from the term loan were used to repay debt outstanding under the Credit Facility. The term loan, as amended, bears interest at 12%, contains financial covenants that are consistent with the Credit Facility and matures in July 2002. We repaid $3.5 million of the term loan from the proceeds of the sale of Caribe. The remaining principal balance is due in July 2002. Under the term loan agreement, we also granted warrants to the lender to purchase 129,000 shares of our common stock exercisable for nominal consideration at any time until December 31, 2005. The warrants entitle the holder to require us to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share.

   Our senior revolving credit lenders, our senior term loan lender and the lender under the TROL Financing have agreed, subject to certain conditions, to forbear until March 31, 2002 in regard to the default which existed in the senior credit facilities resulting from our failure to make the August 15, 2001 subordinated note interest payment. Subsequent to the end of the forbearance period (if the restructuring is not completed by that date or if the forbearance period is not otherwise extended) the senior lender will have the ability to accelerate payment of the outstanding term loan balances.

   In February 2001, we obtained a $10.0 million senior term loan from a financial institution. The term loan bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6.7 million and for working capital purposes. In connection with the term loan, we issued warrants to purchase 250,000 shares of our unissued common stock at an exercise price of $4.00 per share to each of four individuals. Of these individuals, one of them is one of our officers and a director and a second is one of our principal stockholders. Each of these four individuals provided credit support to the financial institution which advanced the term loan proceeds. In May 2001, we obtained a short-term increase of up to $3.0 million in the term loan. We borrowed $2.0 million under the increased term loan in May 2001 and thereafter repaid the additional borrowing from the proceeds of the Caribe sale. One of our principal stockholders provided credit support for the increased amount of the term loan. In return for providing credit support, the stockholder received a cash fee of $0.1 million and warrants to purchase 333,334 shares of our common stock at an exercise price of $1.40 per share. The credit support provided by each of the related parties was in the form of a full and unconditional guaranty to the financial institution, up to a percentage amount, of any amounts required to be repaid to the financial institution.


   As a result of our inability to make the August 2001 interest payment on the senior subordinated notes, we are in default under our senior revolving credit facility, senior term loans and the TROL Financing and the lenders under our senior revolving credit facility and senior term loans, and the lessor under our TROL Financing have the right to declare due and require immediate payment of the indebtedness that ranks senior in right of payment to the old notes, which as of September 30, 2001 aggregated $78.7 million, including $12.2 million of outstanding letters of credit, before any payment could be made on the old notes. Our lenders under our senior credit facility and senior term loans and the lessor under our TROL Financing have agreed to not require immediate payment of such obligations until March 31, 2002 (the "forbearance"), subject to the condition that no other events of default occur under such agreements and no remedies for default are exercised under the indenture for the old notes. Upon the occurrence of an event of default under the senior debt and our TROL Financing and without the forbearance, or upon the expiration of the forbearance, the respective lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Substantially all of our assets are pledged as collateral security for the senior credit facility and senior term loans and the TROL Financing . If we were unable to repay all outstanding amounts under our senior debt and tax retention operating lease, the lenders and parties could proceed against the collateral granted to them to secure that indebtedness and other obligations, and any proceeds realized upon the sale of this collateral would be used first to satisfy all amounts outstanding under our senior credit facility, senior term loans and TROL Financing, before the old notes, and thereafter, any of our other liabilities. In addition, we may be prevented from making new borrowings or drawing down further on our senior credit facility.


 Senior Subordinated Notes

   In February 1998, we sold $165.0 million in senior subordinated notes due in 2008 with a coupon rate of 8.125% at a price of 99.395%. The old notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year. The old notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Credit Facility and under facilities, which may replace the Credit Facility in the future. In addition, the old notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.

   The indenture pursuant to which the old notes have been issued (the "Indenture") permits us and our subsidiaries to incur substantial additional indebtedness, including senior debt. Under the Indenture, we may borrow unlimited additional amounts so long as after incurring such debt we meet a fixed charge coverage ratio for the most recent four fiscal quarters. Additionally, the Indenture allows us to borrow and have outstanding additional amounts of indebtedness (even if we do not meet the required fixed charge coverage ratios), up to enumerated limits. We did not meet the fixed charge coverage ratio for the one-year period ended September 30, 2001. Accordingly, our ability to incur additional debt is currently limited under the Indenture. The old notes are also effectively subordinated in right of payment to all existing and future liabilities of any of our subsidiaries that do not guarantee the old notes.

   The old notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of our existing subsidiaries and each subsidiary that we organize in the future, unless such subsidiary is designated as an unrestricted subsidiary (the "Subsidiary Guarantors"). Subsidiary Guarantees are joint and several, full and unconditional, general unsecured obligations of the Subsidiary Guarantors. Subsidiary Guarantees are subordinated in right of payment to all existing and future senior debt of Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the Indenture permits Subsidiary Guarantors to incur additional indebtedness, including senior debt, subject to certain limitations.

   The old notes are redeemable, at our option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii) 2005--101.354%; and (iv) 2006 and
thereafter--100%.

   Upon the occurrence of a change of control, we will be required to make an offer to repurchase all or any part of a holder's old notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that we will have the financial resources necessary to purchase the old notes upon a change of control or that such repurchase will be permitted under the Credit Facility.

   Under the Indenture, if we sell assets (other than inventory in the ordinary course of business or leases or assets subject to leases in the ordinary course of business) with a fair market value in excess of $2.0 million or for net proceeds in excess of $2.0 million, we must comply with certain requirements. First, the sales price must be at least equal to the fair market value of the assets and at least 80% of the sales price must be paid in cash. Second, we must use the proceeds from such asset sales, within 270 days after completion of the sales, to either permanently repay senior debt or acquire other businesses or assets (or, if the proceeds are not used for these purposes, then such proceeds must be used to repurchase senior subordinated notes).

   Proceeds from the asset sales described above have been used to permanently repay senior debt. Further, if the value of the assets sold exceeds $15.0 million, our Board of Directors must determine that we are receiving fair market value for the assets sold.

   The Indenture contains certain other covenants that, among other things, limit (as described above) our ability and the ability of our subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of our assets.

   As described above, we were unable to make the August 2001 interest payment on the old notes and have entered into an agreement to restructure these notes. See "Contemplated exchange offer and rights offering" above.


Other notes


   In connection with the acquisition of Kratz-Wilde Machine Company, one of our subsidiaries delivered a non-interest-bearing promissory note (guaranteed by us) to the sellers in the original principal amount of $2.5 million (discounted to $2.2 million). A payment of $1.2 million was made during January 1999 and the remaining principal balance of $1.3 million was paid in January 2000. Interest on this note has been imputed at 8%.

   In connection with the acquisition of Caribe and AIDI, one of our subsidiaries delivered to the sellers a promissory note in the original principal amount of $5.0 million, which was guaranteed by us. The note was payable over a two-year period with an interest rate of 8% per annum. The first payment of $2.5 million was made during March 1999 and the final payment was paid in March 2000.

Lease for Miramar facilities


   During 1998, we decided to move our redistribution operation and one of our MR&O operations to new facilities in Miramar, Florida. On December 17, 1998, we entered into an operating lease for the new facility with First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease had an initial term of five years and is a triple net lease. Pursuant to an amendment to the lease agreement executed November 27, 2001, the lease maturity was changed to July 2002. The lease contains financial covenants regarding our financial performance and other affirmative and negative covenants. Substantially all of our subsidiaries have guaranteed our obligations under the lease. Additionally, we have an option to acquire the new facility at the end of the lease and, if we do not purchase the new facility at the end of the lease, we will be obligated to pay a fee. We moved our corporate headquarters and redistribution operations into one of the new facilities in April 2000 and one of our MR&O operations, Caribe Aviation, into another building adjacent to the redistribution operations facility during October 2000. In conjunction with the sale of our redistribution operation (see "Recent developments concerning our operations" above), we subleased the corporate headquarters and redistribution operation facility to the purchaser of our redistribution operation for a period of five years with the right to renew for five consecutive five-year periods at a market rental rate. Further, in May 2001 the purchaser of the Caribe business acquired the land and building on which that business operates.

   The lessor has financed the development of the new facility through a $43.0 million loan from a financial institution. In conjunction with the sale of Caribe, the purchaser of that business also acquired the real estate and facility in which Caribe operates for $8.5 million. These proceeds were used to repay a portion of the financing provided to develop the facility. We and substantially all of our subsidiaries have guaranteed the repayment of $25.2 million of the lessor's obligations under its loan agreement. The lessor's obligations under the agreement are secured by a lien on the real property and on the new facility. Further, under a September 10, 2001 agreement, we agreed that the lender may draw down in full, at any time, the $9.0 million letter of credit which we have posted as security for this loan and apply the proceeds from such letter of credit draw against balances outstanding under the loan agreement. On November 7, 2001 the lender drew the entire $9.0 million letter of credit. As a result of the draw on the letter of credit and modifications made to the required lease payments under a November 27, 2001 amendment to the lease, we have determined that the lease now qualifies as a capital lease. We intend to sell this property. Accordingly, we have recorded property held for sale and a related capital lease liability of $34.2 million. We estimate that our purchase option price for the property exceeds the fair market of the property by approximately $9.0 million. Accordingly, we have recorded a reserve for this amount against the property held for sale in the three months ended September 30, 2001.

   The lease agreement has been amended on several occasions. Under the terms of an April 19, 2001 amendment, two of our stockholders provided a guarantee in an amount up to $1.0 million. Such guarantee was released in conjunction with the sale of Caribe and repayment of proceeds relating to the sale of the real estate and facility as discussed above. As part of the April 19, 2001 amendment, the lessor has agreed to waive non-compliance with financial covenants, if any, through the period ended December 31, 2001. As of November 9, 2001, we were not in compliance with certain non-financial covenants within the lease agreement. The lessor has agreed to waive such events of non-compliance.



            QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

   The table below provides information about our market sensitive financial instruments and constitutes a "forward-looking statement" within the meaning of
Section 21E of the Securities Exchange Act of 1934. Our major market risk exposure is changing interest rates in the United States and fluctuations in the London Interbank Offered Rate. Our policy is to manage interest rates through use of a combination of fixed and floating rate debt. All items described are non-trading. The table below assumes the December 31, 2000 interest rates remain constant (dollars in thousands).

                                                                               Fair Value
                                                                              December 31,
                          2001     2002    2003 2004 2005 Thereafter  Total       2000
                         -------  -------  ---- ---- ---- ---------- -------- ------------
Long term debt:
 Fixed rate debt........ $    29  $16,498  --   --   --    $164,345  $180,872   $82,527
 Average interest rate..   12.00%   12.00% --   --   --        8.13%
 Variable interest rate
  debt.................. $35,959      --   --   --   --         --   $ 35,959   $35,959
 Average interest
  rates.................   11.31%     --   --   --   --         --

                                    BUSINESS

General

   We are a leading provider of aviation maintenance, repair and overhaul ("MR&O") services. We believe that we are the largest independent provider of heavy maintenance services for aircraft in North America. We sell and provide aircraft maintenance, repair and overhaul services to commercial passenger airlines and air cargo carriers throughout the world.

   We offer maintenance and repair services through our eight repair stations licensed by the Federal Aviation Authority (FAA). These services include maintenance, repair and modification services for aircraft, and repair and overhaul services on a wide range of aircraft components, flight control surfaces, aircraft interiors and Pratt & Whitney JT8D engines. In addition, we also provide modification services for the conversion of passenger aircraft to freighter configuration as well as aircraft engineering services.

   Our strategy is to be the vendor of choice to our customers, providing total aircraft maintenance solutions to meet our customers' maintenance, repair and overhaul requirements. The services we offer allow our customers to reduce their costs by outsourcing some or all of their maintenance, repair and overhaul functions.

   We were incorporated as a Delaware corporation in 1996.

Recent developments in our continuing operations

   During 2000 and through the third quarter of 2001, competition in the market for airframe maintenance and repair services increased as certain competitors expanded capacity. Additionally, during this same period, some airlines, in response to rising costs primarily related to fuel prices, reduced or deferred their levels of maintenance, resulting in some cases in less outsourcing of aircraft maintenance. In addition, during 2000 concern existed with some of our customers and potential customers regarding the status of our credit facility and regarding our financial stability. We believe that these factors adversely affected the amount and timing of work that we received from our customers. Additionally, because of our financial situation and the competition in our industry, our facilities (and the facilities of most other third-party maintenance service providers) had excess capacity during 2000. During 2000 and through the third quarter of 2001, in an attempt to fill our excess capacity and to meet competitive pressures, we offered pricing discounts and performed services for a greater volume of single aircraft customers, which had a significant negative impact on our overall efficiency.

   In March 2001, in an effort to reduce our operating expenses, we temporarily closed our Oscoda, Michigan heavy airframe maintenance facility and reduced headcount at certain of our other MR&O facilities. We also consolidated our Winston-Salem, North Carolina airframe maintenance facility into our Greensboro, North Carolina Facility, our Aircraft Interior Design operation into a single facility in Dallas, Texas and entered into a three-year agreement with a customer to dedicate our Macon, Georgia heavy airframe maintenance facility to servicing that customer's airframe maintenance requirements. These initiatives, which reduced our total headcount by approximately 400, are expected to reduce our operating expenses by approximately $12.0 million on an annual basis.

   As of November 2001, our customer base is primarily comprised of a small number of large commercial airlines and cargo carriers and other smaller airlines, cargo carriers and leasing companies for whom we provide a lesser volume of services. During 2000, our four largest continuing customers in the aggregate represented approximately 31.7% of our total revenues and our largest customer represented 14.0% of our total revenues. We consider our relationship with each of these customers to be good and, although there can be no assurance, we expect that these customers will continue to represent a significant portion of our total revenues in the future. However, the loss of one or more of our large customers would likely have a material adverse effect on our future results of operations.

Recent sales of businesses to reduce senior debt and to focus our continuing operations on our MR&O businesses

   During 2000 and the first six months of 2001, we engaged in a restructuring of our business and operations intended to focus our business on our maintenance, repair and overhaul operations and to reduce our senior debt.

   In May 2001, we completed the sale of the assets of our Caribe Aviation, Inc. component repair subsidiary for $22.5 million, of which we received $21.75 million at closing with the balance to be paid within one year, subject to post-closing adjustments. We used $13.5 million of the proceeds from the sale to repay senior debt and the remainder for working capital.

   In September 2000, our board of directors made the decision to dispose of our Dixie Aerospace Bearings new parts distribution operation. On December 26, 2000, we completed the sale of our Dixie Aerospace new parts distribution operation to Wencor West, Inc. for $17.7 million, including debt assumed by Wencor West. We used the net cash proceeds of the sale, which approximated $13.5 million, to repay senior debt. In addition, we retained certain accounts receivable and inventory of Dixie's new parts distribution operation which are being liquidated pursuant to collection and consignment agreements executed with the purchaser.

   On December 1, 2000, we completed the sale of substantially all of the assets and business of our redistribution operation in a series of transactions which were intended to constitute a single transaction (the "Transaction"). The Transaction was entered into with Kellstrom Industries, Inc. ("Kellstrom") and KAV Inventory, LLC ("KAV"). KAV is a 50/50 limited liability company organized by Kellstrom and us. The aggregate purchase price received by us in the Transaction was $156.4 million, approximately $127.0 million of which was paid in cash ($122.0 million after payment of transaction expenses). The net proceeds of the Transaction were used by us to repay senior debt.

   The first component of the Transaction consisted of KAV's acquisition of substantially all of the aircraft and engine spare parts inventory and the engine inventory of our redistribution operation, as well as certain rotable parts inventories from two of our MR&O operations. The purchase price paid for this inventory was 89% of the closing date adjusted book value of such inventory ($148.6 million), subject to post-closing adjustment as set forth in the agreement relating to the inventory sale. As part of the Transaction, KAV consigned the inventory to Kellstrom.

   The cash portion of the purchase price paid for the inventory ($105.5 million) was obtained by KAV from a syndicate of financial institutions led by Bank of America, N.A., with the balance paid in the form of three subordinated promissory notes. The KAV institutional financing is secured by a lien on all of the assets of KAV. The first two subordinated notes, each in the principal amount of $13.7 million, are five-year senior subordinated notes bearing interest at the rate of 14% per annum (see below for a description of Kellstrom's purchase of one of these notes). The first two notes are subordinated in all respects to the KAV institutional financing. The third subordinated note is a five-year junior subordinated note in the principal amount of $15.7 million bearing interest at the rate of 14% per annum. The junior subordinated note is subordinated in all respects to both the KAV institutional financing and to repayment of the two senior subordinated notes. These amounts will be paid with funds available after repayment of the KAV institutional financing and before repayment of the $13.7 million senior subordinated notes.

   We have agreed with Kellstrom to equally share the operational expenses of KAV beyond amounts permitted under the loan agreement relating to KAV's institutional financing. Additionally, we posted an $8.5 million letter of credit and Kellstrom posted a $6.5 million letter of credit with Bank of America to secure (in part) KAV's institutional financing. The letters of credit will only be drawn upon a default by KAV of its loan obligations and if drawn, such amounts will be treated as loans to KAV and will be repaid prior to repayment of the senior subordinated notes. Additionally, we and Kellstrom will each be repaid the approximately $2.3 million which we each advanced to KAV for use in paying bank fees and expenses relating to obtaining their institutional financing. We and Kellstrom will be repaid these amounts prior to repayment of the senior subordinated notes.

   The second component of the Transaction consisted of a sale to Kellstrom of certain non-inventory assets of our redistribution operation and the assumption by Kellstrom of a portion of the redistribution operation's accounts payable. Kellstrom also acquired one of the $13.7 million senior subordinated notes described above. The net purchase price for these assets (including the $13.7 million senior subordinated note), after adjustment for assumed debt, was $21.5 million, all of which was paid in cash. The purchase price of the non-inventory assets purchased by Kellstrom is subject to post-closing adjustment as set forth in the agreement relating to the asset sale.

   Additionally, as part of the Transaction:

     (1) Kellstrom leased certain furniture, fixtures and equipment (the "FF&E") used in the redistribution operation and the redistribution operation's warehouse facility in Pearland, Texas for a one-year term (the Pearland lease and related option (described below) has been cancelled);

     (2) Kellstrom leased the redistribution operation's 545,000 square foot headquarters and warehouse facility located in Miramar, Florida. Pursuant to a sublease agreement, Kellstrom will pay us the lesser of $384,000 or the actual lease payment due under our lease for this facility for each year during the initial five year lease term. We also granted Kellstrom the right to renew the sublease for five consecutive five year periods, at a fair market rental rate;

     (3) Kellstrom has an option to acquire the FF&E and/or the Pearland, Texas property during the term of the above-described leases, and for a period of 60 days thereafter, for a purchase price equal to the net book value of such assets (approximately $9.4 million in the aggregate). We have an option after one year to require Kellstrom to purchase the FF&E and/or the Pearland, Texas property for the same purchase prices; provided, however, that if we exercise either or both of our options, Kellstrom may defer its purchases of and continue to lease the FF&E and/or the Pearland, Texas property for up to an additional six months under certain circumstances;

     (4) We entered into a cooperation agreement under which we agreed to provide repair services for the KAV parts inventory as well as repair services to Kellstrom with respect to Kellstrom's parts inventory, and Kellstrom agreed to supply parts to our MR&O operations, on an ongoing basis;

     (5) We entered into a non-competition agreement with Kellstrom whereby we are restricted for a period of up to five years from engaging in the redistribution business; and

     (6) We granted Kellstrom a limited license to use the name "Aviation Sales" (if combined with the Kellstrom name) in connection with Kellstrom's redistribution business.

   On September 7, 2000, we completed the sale to Barnes Group Inc. of substantially all of the assets of our Kratz-Wilde Machine Company and Apex Manufacturing manufacturing operations for $41.0 million, excluding transaction expenses and possible post-closing adjustments as set forth in the agreement relating to the sale. The net proceeds of the sale were used to repay senior debt. In addition, as part of the sale, Barnes assumed the closing date ordinary course liabilities of these businesses.

   In July 2000, we executed agreements to sell three of the A-300 aircraft which we owned for $12.0 million each. The sales closed on August 15, 2000 (with respect to the first aircraft), September 15, 2000 (with respect to the second aircraft) and September 30, 2000 (with respect to the third aircraft). The net proceeds of this sale were used by us to repay senior debt.

   These transactions, along with cash flow generated from other asset sales in the ordinary course of our business, allowed us to reduce our senior revolving debt from $269.6 million as of December 31, 1999 to $1.4 million as of September 30, 2001.

Industry overview

   We believe that the total worldwide market for maintenance, repair and overhaul services is approximately $44.6 billion annually and that $5.3 billion of that amount represents maintenance, repair and modification services being provided in North America. We believe airlines perform approximately 75% of the North American services, outsourcing the balance to independent providers like Aviation Sales.

   The September 11, 2001 terrorist attacks against the United States of America have had a severe impact on the aviation industry. As a result of these attacks and its related aftermath, many commercial passenger airlines and air cargo carriers have reported significant reductions in their capacity and have taken out of service upwards of 20% of their aircraft. This reduction in capacity caused by the September 11, 2001 events is likely to cause the aerospace industry to incur significant losses in 2001. In an effort to conserve cash, many of our customers have decided to defer non-essential aircraft maintenance and overhaul services. The effect of the terrorist acts and the state of the economy in general have had a negative impact on our business. We have taken actions, including further head count reductions, to reduce our costs as a result of the anticipated level of current business opportunities.


   Due to the trends currently affecting our industry, we believe that in the long-term the demand for maintenance and repair services from large independent service providers such as Aviation Sales will continue to increase. Some of the trends currently affecting our industry include:

 Growth in the market for aircraft maintenance and repair services

   The Boeing 2001 Current Market Outlook report projects that:

  . the worldwide fleet of commercial aircrafts will more than double by 2020;

  . the worldwide freighter airplane fleet will more than double by 2020; and

  . the aircraft fleet will continue to age.

   We believe that a combination of these factors will in the long term increase the demand for maintenance and repair services.

 Increased outsourcing of maintenance and repair requirements

   Airlines incur substantial expenditures in connection with fuel, labor and aircraft ownership. Airlines have come under increasing pressure during the last decade to reduce the costs associated with providing air transportation services. While several of the expenditures required to operate an airline are beyond the direct control of airline operators, such as the price of fuel and labor costs, we believe that outsourcing maintenance and repair functions are areas in which airlines can reduce their operating costs. Outsourcing of maintenance and repair functions by airlines allows an integrated service provider such as Aviation Sales to achieve economies of scale unavailable to individual airlines and to handle these functions less expensively and more efficiently on its customers' behalf.

 Diversified services and competitive strengths

   We believe that the breadth of our services, including a wide range of aircraft maintenance and repair services, allows us to be a vendor of choice to our customers in a highly fragmented industry. In addition to our heavy airframe maintenance and modification services, by providing engineering services, repair and overhaul services on flight surfaces, aircraft components and interiors, we believe that we maintain a competitive advantage in the MR&O market through our ability to ensure that each of the individual parts that need repair or overhaul are completed on a timely basis and to our quality standards. Our customers include commercial passenger airlines, air cargo carriers, aircraft leasing companies and maintenance and repair facilities.

 Emphasis on quality

   All of our MR&O facilities are licensed by the FAA. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.

 Airline consolidation

   During 2000 and 2001, the trend toward consolidation in the airline industry continued, as many of the major commercial airlines and cargo carriers moved toward execution of mergers, acquisitions and enhancement of affiliations with other carriers. We believe that these events could have a positive impact on the maintenance and repair market as additional maintenance services related to integration of fleet types may be outsourced to third parties such as Aviation Sales. We also believe that fleet integration will likely create opportunities for aircraft modification and engineering services.

Operations

   Our core business is the providing of maintenance, repair and overhaul services for aircraft and aircraft components.

   Since our customers consist of airlines, aircraft leasing companies, and maintenance and repair facilities that service airlines and redistributors of aircraft parts, economic factors affecting the airline industry tend to impact our business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business within the industry. Additionally, the price of fuel affects the aircraft maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our aircraft maintenance and repair business, become less viable as the price of fuel increases. We cannot assure you that economic and other factors which have affected the airline market in the past and may affect the airline industry in the future will not adversely impact our business, financial condition or results of operations.

   During 2000 and 2001, the market for maintenance and repair services was impacted by rising fuel cost, increased capacity of competitors, changes in fleet mix by some airlines, interest rates and other factors. These factors caused certain airlines and other carriers to reduce the volume of services to be outsourced to third party providers such as Aviation Sales. This has resulted in excess capacity among many of the maintenance and repair service providers, which has caused pricing pressures to maintain market share. We have been able to substantially maintain our relative market share by continuing to focus on quality service, turn time and by expanding its array of services including increased opportunities in aircraft modification and engineering services and by, where necessary, offering price concessions and fixed prices for certain services.

 Aircraft heavy maintenance

   We perform maintenance, repair and modification services on aircraft at TIMCO's five repair stations in Greensboro, North Carolina, Lake City, Florida, Winston-Salem, North Carolina, Macon, Georgia, and Oscoda, Michigan (the Oscoda, Michigan airframe facility was temporarily closed in March 2001). The services we offer principally consist of "C" and "D" level maintenance checks and the modification of passenger aircrafts to freighter configurations. "C" and "D" checks each involve a different degree of inspection, and the services performed at each level vary depending upon the individual aircraft operator's FAA-approved maintenance program. "C" and "D" level checks are comprehensive checks and usually take a minimum of several weeks to complete, depending upon the scope of the work to be performed.


   The "C" level check is an intermediate level service inspection that typically includes testing and servicing of the aircraft's operational systems, external and internal cleaning and refurbishing, and servicing of the interior.

Trained mechanics visually inspect the external and internal structure of the aircraft, repair defects and remove corrosion found, all in a manner as required by the manufacturer's maintenance and structural repair manuals. The "D" level check includes all of the work accomplished in the "C" level check, but places a more detailed emphasis on the integrity of the structure. In the "D" level check, the aircraft is disassembled to the point where the entire structure can be inspected and evaluated. Once the inspection, evaluation and repairs have been completed, the aircraft is reassembled and its systems reinstalled to the detailed tolerances demanded in each system's specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between "C" level checks can range from 12 to 18 months and 1,000 to 5,000 flight hours, and intervals between "D" level checks can range from four to eight years and 10,000 to 25,000 flight hours. Structural inspections performed during "C" level and "D" level checks provide personnel with detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original work scope. Project coordinators and customer support personnel work closely with the aircraft's customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job.

   Each aircraft certified by the FAA is constructed under a "Type Certificate." Anything which is done subsequently to modify the aircraft from its original type design requires the review and approval of the FAA. These modifications are authorized by the issuance of a Supplemental Type Certificate
(STC) or an engineering order issued by the airline's engineering department. Typical modification services include reconfiguring of passenger interiors, installing passenger amenities such as telephones and installing crew rest areas.

   We also convert passenger aircraft to freighter configuration. When we convert a passenger plane to freighter configuration we:

  .  completely strip the interior;

  .  strengthen the load-bearing capacity of the flooring;

  .  install the bulkhead or cargo net;

  .  cut into the fuselage for the installation of a cargo door;

  .  reinforce the surrounding door structures;

  .  replace windows with metal plugs;

  .  fabricate and install the cargo doors; and

  .  install fire detection and suppression systems.

   We also need to line the aircraft interior to protect the fuselage structure from pallet damage and modify the air conditioning system. Conversion contracts also typically require "C" or "D" level maintenance checks as these conversion aircraft have usually been out of service for some time and maintenance is required for the aircraft to comply with current FAA standards. Additional modification services performed may include cockpit reconfiguration to upgrade the avionic systems to current technology and the integration of traffic control and avoidance systems, windshear detection systems and navigational aids.

 Component repair and overhaul services

   We provide repair and overhaul services at our three FAA-licensed repair stations. Aerocell specializes in the maintenance, repair and overhaul of airframe components, including flight surfaces, doors, fairing panels, nacelle systems and exhaust systems. Aircraft Interior Design refurbishes aircraft interior components, including passenger and crew seats. Timco Engine Center refurbishes JT8D engines.

 Engineering services

   Our engineering services group provides integrated aircraft engineering, including aircraft certification, design and approval of modifications to aircraft systems and structures, for customers of our heavy aircraft maintenance operations, and for airlines, leasing companies and aerospace original equipment manufacturers.

 Joint venture to convert 727 aircraft

   We own a 50% interest in a joint venture which has an STC for conversion of Boeing 727 aircraft which is fully compliant with FAA regulations and requirements for aftermarket aircraft cargo conversions. We manufacture the kits required to complete conversions of the aircraft based upon the STC, and we operate one of the aircraft maintenance facilities which has been licensed by the joint venture to install the kits on passenger aircraft being converted to cargo configuration.

Management information systems

   During 1999, we implemented new management information systems in several of our maintenance, repair and overhaul operations. These systems provide access to and improved timeliness of information which can be used in the management of these operations. Currently, we operate our business using two decentralized, network based systems. Each system is fully integrated in regards to the respective business unit. One system is utilized in the operation of our heavy airframe maintenance and modification business. The other system is used at each of our component MR&O businesses. Due to the investments which were made in 1999 in developing and maintaining these systems, we do not currently anticipate that any significant systems related capital expenditures will be required during 2001.

Competition

   The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include airline and aircraft service companies, and other companies providing maintenance, repair and overhaul services. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations. In the maintenance and repair market, our major competitors are B.F. Goodrich, Dee Howard Company and ST Mobile Aerospace Engineering, Inc.

Government regulation

   The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft.

   The FAA regulates the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. Its regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

   We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations.

   Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act.

Product liability

   Our business exposes us to possible claims for personal injury or death which may result from the failure of an aircraft or aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While we maintain what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverages maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business financial condition or results of operations.

Employees

   As of September 30, 2001, we employed approximately 2,400 persons. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

   Our executive offices are located in Greensboro, North Carolina at the headquarters of our TIMCO heavy airframe maintenance operations. Our interest in both our owned and leased facilities are pledged to our senior lenders as collateral for amounts borrowed under our credit agreements. See Note 7 to our Consolidated Financial Statements included in this proxy statement. The following table identifies, as of September 30, 2001, our principal properties:

                                                             Owned or
Facility Description          Location      Square Footage    Leased
--------------------      ----------------- -------------- ------------
Office and Warehouse....  Miramar, FL          545,000     Leased(1)
Office and Aircraft
 Maintenance............  Greensboro, NC       910,000     Leased(2)
Office and Aircraft
 Maintenance............  Lake City, FL        650,000     Leased
Office and Aircraft
 Maintenance............  Oscoda, MI           396,000     Leased(3)
Office and Maintenance..  Hot Springs, AK      260,000     Owned
Office and Aircraft
 Maintenance............  Winston-Salem, NC    250,000     Leased
Office and Aircraft
 Maintenance............  Macon, GA            140,000     Leased
Office and Maintenance..  Dallas, TX            80,000     Owned
Office and Maintenance..  Miami, FL             55,000     Leased(4)(5)
Office and Maintenance..  Minneapolis, MN       34,000     Leased(4)
Office and Maintenance..  Miami, FL             30,000     Leased(4)(5)
Warehouse...............  Pearland, TX         100,000     Owned
Warehouse...............  Covington, KY         38,200     Owned

--------
(1)  Currently subleased to Kellstrom Industries, Inc.
(2)  Our corporate headquarters is currently located at this facility.
(3) Airframe maintenance facility has been closed on a temporary basis; engine repair facility is currently operating.
(4) These facilities have either been closed or are in the process of being closed.
(5)  These facilities are leased from a related party.

Legal proceedings

   Several lawsuits have been filed against us and certain of our former officers and directors, and our auditors, in the United States District Court for the Southern District of Florida, which have now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000 and in September 2000, alleges violations of Sections 11 and 15 of the Securities Act of 1933 in connection with our June 1999 public offering, and alleges violations of Sections 10(b) and 20(a) of, and Rule 10b-5 under, the

Securities Exchange Act of 1934 (the "Exchange Act"). Among other matters, the amended consolidated complaint alleges that our reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of our common stock in the June 1999 public offering and one consisting of purchasers of our common stock during the period between April 30, 1997 and April 14, 2000. On August 22, 2001, the District Court granted our motion to dismiss the pending claims under the Exchange Act, with leave to amend, but denied our motion to dismiss the pending claims under the Securities Act. On September 22, 2001, the plaintiffs filed a third amended consolidated complaint and we have filed a motion to dismiss the Exchange Act claims contained therein. We believe that the allegations contained in the third amended consolidated complaint are without merit and we intend to vigorously defend this and any related actions. Nevertheless, unfavorable resolution of this lawsuit could have a material adverse effect on our financial position and results of operations.

   The U.S. Securities and Exchange Commission is conducting an inquiry into our accounting for certain transactions. We are cooperating with the SEC in its inquiry.

   In November 2001, we were sued by several former employees of our Oscoda, Michigan heavy airframe maintenance operation, on behalf of themselves and purportedly on behalf of a class of similarly situated employees, for alleged violations by us of the Worker Adjustment and Retraining Notification Act in connection with our spring 2001 temporary closure of that operation. The suit, which was filed in the U.S. District Court for the Eastern District of Michigan, seeks back pay (including salary and accrued vacations) and other benefits for each of the affected employees for a sixty day period after such employees were terminated. We believe that we have valid defenses to this suit and we intend to vigorously defend this suit. Nevertheless, unfavorable resolution of this suit could have a material adverse effect on our financial condition.


   We are also involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon our business, financial position or results of operations.

Environmental matters

   We are taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection ("FDEP") regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact upon us and the magnitude of required remediation efforts. Based upon the most recent cost estimates provided by environmental consultants, we believe that the total remaining testing, remediation and compliance costs for this facility will be approximately $1.4 million. Testing and evaluation for all known sites on TIMCO-Lake City's property is substantially complete and we have commenced a remediation program at several sites. We are currently monitoring the remediation, which will extend into the future. Subsequently, our accounts were increased because of this monitoring, which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, we believe that we have established an accrual for our best estimate of the probable liabilities associated with our current remediation strategies. To comply with the financial assurances required by the FDEP, we have issued a $1.4 million standby letter of credit in favor of the FDEP.

   Additionally, there are other areas adjacent to TIMCO-Lake City's facility that could also require remediation. We do not believe that we are responsible for these areas; however, it may be asserted that TIMCO and other parties are jointly and severally liable and are responsible for the remediation of these properties. No estimate of any such costs is available at this time.

   We own a parcel of real estate on which Whitehall previously operated an electronics business. We are currently assessing environmental issues with respect to this property. When we acquired Whitehall, our environmental consultants estimated that remediation costs relating to this property could be up to $1.0 million.

   Accrued expenses in our financial statements at December 31, 2000 and September 30, 2001 include $1.7 million relating to obligations to remediate all of the environmental matters described above.

   Future information and developments will require us to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on future testing and evaluation and the varying costs and effectiveness of remediation methods.

                                 OUR MANAGEMENT

Board of directors

   Our certificate of incorporation and bylaws presently provide for a board of directors divided into three classes, as equal in size as possible, with staggered terms of three years. At the date of this proxy statement, the current members of the board and the expiration of their terms as directors were as follows:


                                                                         Term
Name                    Age                  Positions                  Expires
----                    ---                  ---------                  -------
Roy T. Rimmer, Jr. ....  60 Chairman of the Board and Chief Executive    2004
                            Officer
Ben Quevedo............  47 Director and President                       2002
Sam Humphreys..........  41 Director                                     2002
Steven L. Gerard.......  56 Director                                     2003
Stephen E. Gorman......  46 Director                                     2002
Philip B. Schwartz.....  47 Director and Corporate Secretary             2003


Business experience of the Board

   Roy T. Rimmer, Jr. has been our Chairman and Chief Executive Officer since June 2001. Prior to becoming our Chairman and Chief Executive Officer, for more than the last five years Mr. Rimmer was a private investor and the operator of a private company in the business of transporting crude oil and natural gas. Mr. Rimmer has been a director since January 2000. Mr. Rimmer serves on our board as a representative of Lacy Harber, who is one of our principal stockholders.

   Ben Quevedo has been our President and a director since September 2000. Mr. Quevedo was, from July 1998 until September 2000, our Senior Vice President, President of our maintenance and repair operations and, from April 2000, President of our distribution operations. Prior to joining us, Mr. Quevedo was the principal stockholder and President of Caribe Aviation and Aircraft Interior Design.

   Sam Humphreys is a Co-Chief Executive Officer of Syntek Capital, A.G., which invests in and operates businesses in the wireless, broadband and advanced technologies fields. Mr. Humphreys is also a director of IFCO Systems. Mr. Humphreys has been a director since June 1996.

   Steven L. Gerard has been the Chief Executive Officer and a director of Century Business Services, Inc., a diversified services company providing professional outsourced business services, since October 2000. Prior thereto, from 1997 to October 2000 Mr. Gerard was the Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, and from 1991 to 1997, Mr. Gerard was Chairman and Chief Executive Officer of Triangle Wire and Cable, Inc. and its successor, Ocean View Capital, Inc., a manufacturer of insulated wire and cable. Mr. Gerard's prior experience includes 16 years in various senior corporate finance and banking positions with Citibank, N.A. and seven years with the American Stock Exchange. Mr. Gerard has been a director since September 2000 and also serves on the boards of directors of Fairchild Company, Inc., Lennar Corporation and Joy Global, Inc.

   Stephen E. Gorman has been the President, North America for Krispy Kreme Doughnuts, Inc. responsible for all store operations in North America, including both company-owned and franchise stores since August 2001. Prior to joining Krispy Kreme, Mr. Gorman spent five years with Northwest Airlines, Inc. at which he most recently held the position of Executive Vice President of Technical Operations and Flight Operations, with responsibility for all aircraft maintenance operations, pilot operations, operations planning and control, dispatch and flight simulator operations. Prior to joining Northwest Airlines in 1996, Mr. Gorman held a variety of senior executive positions over nine years with Aviall, Inc., a major provider of third party aviation services. Mr. Gorman is also on the Board of Directors of Rohn Industries, Inc., an infrastructure provider in the telecommunications industry.

   Philip B. Schwartz is a shareholder in the Florida law firm of Akerman, Senterfitt & Eidson, P.A. Prior to joining Akerman Senterfitt in September 1995, Mr. Schwartz was a partner in the law firm of Broad and Cassel. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and a former Chair of the Business Law Section of The Florida Bar. Akerman Senterfitt performs legal services for Aviation Sales. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.


Nominee to the Board

   Under our agreement with the holders of 73.02% of our old notes, we have agreed that a representative of the holders of the new notes will be appointed to the board upon the completion of the exchange offer. Thereafter, a representative of the holders of the new notes will be elected to serve on the board during future periods by a vote of a majority of the holders of the new notes. The initial representative will be Jack Hersch. Mr. Hersch, age 43, has been a partner at Cypress Management, LP, a hedge fund specializing in troubled companies since 2000. Prior thereto, from 1996 to 2000, Mr. Hersch was the managing general partner of Python Capital, a fund that invests in bankrupt and distressed companies. From 1994 to 1996, Mr. Hersch was a Senior Vice President at Donaldson, Lufkin & Jennette where he managed the firm's research and sales efforts in the securities of distressed and bankrupt companies.

Executive officers

   The following list reflects our executive officers, as of this date, the capacity in which they serve us, and when they assumed office:

                                                                    Executive
Name                                   Positions              Age Officer Since
----                                   ---------              --- --------------
Roy T. Rimmer, Jr. ...... Chairman and Chief Executive         60 June 2001
                          Officer
Ben Quevedo.............. President                            47 July 1998
Gil West................. Executive Vice President and Chief   40 September 2001
                          Operating Officer
Michael C. Brant......... Vice President and Chief Financial   38 November 1999
                          Officer

Executive officers' business experience

   The business experience of Roy T. Rimmer, Jr. and Ben Quevedo is included above under "Business experience of the Board."

   Gil West joined us in September 2001. Prior to joining us, he served as an executive at Northwest Airlines since 1996. In his most recent position as Northwest's Vice President of Engine and Component Technical Operations, Mr. West managed over 2,000 Northwest maintenance employees in Northwest's Minneapolis and Atlanta maintenance facilities, as well as managing outside vendor maintenance operations. Prior to joining Northwest, Mr. West served in various managerial positions with United Airlines, Rohr Industries, Sundstrand Corporation and Boeing Commercial Aircraft.

   Michael C. Brant has been Vice President and Chief Financial Officer of Aviation Sales since November 1999. Prior to joining us, from April 1999 to October 1999, Mr. Brant was a Vice President of Becker Financial Services. Prior thereto, for more than five years, Mr. Brant held senior financial positions at John Alden Life Insurance Company, the principal subsidiary of John Alden Financial Corporation. Prior to joining John Alden, Mr. Brant also held various positions, including senior manager, for a period of nine years, with Price Waterhouse.

Family relationships

   There are no family relationships between or among any of the directors and/or executive officers.

Executive compensation

   The following table sets forth information about the compensation paid or accrued during 2000, 1999 and 1998 to our Chief Executive Officer and to each of the four other most highly compensated executive officers whose aggregate direct compensation exceeded $100,000.

                                Annual Compensation
                                --------------------
                                     Salary   Bonus  Other Annual  All Other
Name and Principal Position     Year   ($)     ($)   Compensation Compensation
---------------------------     ---- ------- ------- ------------ ------------
Dale S. Baker(1)............... 1998 263,797 197,848        (2)       --
 Chief Executive Officer        1999 550,000     --         (2)
                                2000 550,000     --         (2)
Harold M. Woody................ 1998 236,029 177,021     --           --
 Executive Vice President       1999 249,164     --
                                2000 252,915     --
Ben Quevedo.................... 1998 149,760 122,511     --           --
 President and Chief            1999 350,000     --
 Operating Officer              2000 350,000     --

Michael C. Brant............... 1999  11,538     --      --           --
 Chief Financial Officer        2000 232,667 120,000

--------
(1)  Mr. Baker resigned as Chief Executive Officer in June 2001.
(2) Mr. Baker also received $5,000 per year for life insurance premiums pursuant to his employment agreement with us.

   No long-term compensation awards were made to management during the three years ended December 31, 2000.

   In April 2001, in connection with various cost cutting initiatives being undertaken by Aviation Sales, each of our senior management took a voluntary pay cut in an amount equal to between 15% and 20% of their base salary.

Option grants during last fiscal year

   The following table sets forth information concerning options to purchase shares of common stock granted during the fiscal year ended December 31, 2000 to those persons named in the Summary Compensation Table.

                                                                                       Potential
                                                                                      Realizable
                                                                                       Value At
                                                                                        Assumed
                                                                                    Annual Rates Of
                                                                                      Stock Price
                                             % Of Total                              Appreciation
                                              Options                                 For Option
                             Number Of       Granted To                                 Term(1)
                         Shares Underlying   Employees    Exercise Price Expiration ---------------
Name                      Options Granted  In Fiscal Year   ($/Share)       Date    5% ($)  10% ($)
----                     ----------------- -------------- -------------- ---------- ------- -------
Dale S. Baker(2)........      150,000          24.6%           3.31       11/10/10  581,748 884,230
Harold M. Woody.........       25,000           4.1%           5.00        9/13/10   96,958 147,372
Ben Quevedo.............      125,000          20.5%           3.31       11/10/10  485,178 737,448
Michael C. Brant........      100,000          16.4%           3.31        9/13/10  387,832 589,487

--------
(1) These amounts represent assumed rates of appreciation in the price of common stock during the term of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in the table will be achieved.
(2)  Mr. Baker resigned as Chief Executive Officer in June 2001.

Aggregated option exercises in last fiscal year and fiscal year end option values

   The following table sets forth information concerning the exercise of stock options to purchase common stock during the 2000 fiscal year and the value of unexercised stock options to purchase common stock at the end of the 2000 fiscal year for the persons named in the Summary Compensation Table.

                                                     Number of Share
                                                       Underlying
                          Number of                Unexercised Options  Value of Unexercised In-the-
                           Shares                       at Fiscal         Money Options at Fiscal
                         Acquired on    Value     Year-End Exercisable/         Year-End($)
Name                      Exercise   Realized ($)     Unexercisable     Exercisable/Unexercisable(1)
----                     ----------- ------------ --------------------- ----------------------------
Dale S. Baker(2)........     --          --          348,333/216,667                0/0
Harold M. Woody.........     --          --           70,000/50,000                 0/0
Ben Quevedo.............     --          --          183,333/141,666                0/0
Michael C. Brant........     --          --           50,000/75,000                 0/0

--------
(1) Computed based upon the difference between the closing price of common stock at December 31, 2000 and the exercise price. All options were out-of-the-money on December 31, 2000, and no value has been assigned to options which are not in-the-money.
(2)  Mr. Baker resigned as Chief Executive Officer in June 2001.

Employment agreements

   We have employment agreements with Ben Quevedo and Gil West. Each provides for the payment of a base salary and for bonus compensation based on performance. Each employment agreement also contains a "change of control" severance arrangement if the employee does not continue in our employment after a change of control.

Stock option plans

   Our board of directors and stockholders adopted two stock option plans (the "stock option plans"). Pursuant to the 1996 director stock option plan, options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of common stock then outstanding may be granted to our directors. Pursuant to the 1996 stock option plan, options to acquire a maximum of the greater of 2,250,000 shares of common stock or 15% of the number of shares of common stock then outstanding may be granted to our executive officers, employees (including employees who are directors), independent contractors and consultants. At the date of this proxy statement, options to purchase 1,367,500 pre-reverse split shares of common stock at exercise prices ranging from $1.70 per share to $39.50 per share were outstanding under the stock option plans.

   The compensation committee administers both stock option plans. The compensation committee determines which persons will receive options and the number of options to be granted to such persons. The director plan also provides for annual mandatory grants of options to directors. The compensation committee also interprets the provisions of the stock option plans and makes all other determinations that it deems necessary or advisable for the administration of the stock option plans.

   Pursuant to the stock option plans, we may grant incentive stock options as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, (the "Code"), and non-qualified stock options, not intended to qualify under
Section 422(b) of the Code. The price at which our common stock may be purchased upon the exercise of options granted under the stock option plans will be required to be at least equal to the per share fair market value of the common stock on the date the particular options are granted. Options granted under the stock option plans may have maximum terms of not more than 10 years and are not transferable, except by will or the laws of descent and distribution. None of the incentive stock options under the stock option plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by us unless the purchase price of the common stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

   Generally, options granted under the stock option plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by us or serving on our board of directors.

   Pursuant to the stock option plans, unless otherwise determined by the compensation committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the stock option plans shall become immediately exercisable if the holder of such options is terminated by us or is no longer a director of Aviation Sales, as the case may be, subsequent to certain events that are deemed to be a "change in control" of Aviation Sales. A "change in control" of Aviation Sales generally is deemed to occur when (a) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the common stock (or 35% if such person was a holder of common stock on July 2, 1996, the effective date of our initial public offering); (b) a change occurs in the composition of a majority of our board of directors during a two-year period, provided that a change with respect to a member of our board of directors shall be deemed not to have occurred if the appointment of a member of our board of directors is approved by a vote of at least 75% of the individuals who constitute the then existing board of directors; or (c) our stockholders approve the sale of all or substantially all of our assets.

   Incentive stock options granted under the stock option plans are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

   The stock option plans provide for appropriate adjustments in the number and type of shares covered by the stock option plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving us.

   We have also granted options to certain of our executive officers outside of our stock option plan. Options to purchase 375,000 pre-reverse split shares at an exercise price of $3.31 were granted outside of the stock option plans in November 2000, and options to purchase 700,000 pre-reverse split shares at an exercise price of $40.63 were granted outside of the stock option plans in January 1999.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   At the date of this proxy statement, we had 15,015,317 pre-reverse split shares of common stock outstanding. The following table sets forth, as of the date of this proxy statement, certain information regarding the shares of pre-reverse split common stock owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding common stock; (ii) each of our directors and named executive officers; and (iii) all directors and executive officers as a group.


                                               Shares Beneficially Owned(1)
                                               ---------------------------------
Name                                              Number          Percentage
----                                           ---------------- ----------------
Lacy J. Harber(2).............................        4,601,734          29.4%
Roy T. Rimmer, Jr.(3).........................        4,784,234          30.3%
Robert Alpert(4)..............................        3,254,400          21.1%
Dimensional Fund Advisors, Inc.(5)............          910,257           6.1%
George F. Baker and Richard Nye(6)............          973,774           6.5%
Sam Humphreys(7)..............................           85,000            *
Steven L. Gerard(8)...........................           15,000            *
Stephen E. Gorman(9)..........................           10,000            *
Philip B. Schwartz(10)........................           83,900            *
Ben Quevedo(11)...............................          629,472           4.1%
Michael C. Brant(12)..........................           93,666            *
All directors and executive officers as a
 group--8 persons(13).........................        5,801,272          34.7%

--------
  *   Less than one percent
 (1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o Aviation Sales.

 (2) Shares are owned of record by LJH Corporation, which is wholly-owned by Mr. Harber. LJH has granted a proxy with respect to the voting of these shares to Roy T. Rimmer, Jr., and as a result Mr. Rimmer is also deemed to beneficially own these shares for U.S. securities law purposes. Also includes warrants to purchase: (i) 250,000 shares at an exercise price of $4.00 per share, (ii) 25,000 shares at an exercise price of $3.63 per share, (iii) 50,000 shares at an exercise price of $1.75 per share, and
      (iv) 333,334 shares at an exercise price of $1.40 per share. See "Certain Relationships and Related Transactions."


 (3) Mr. Rimmer shares the power to vote the securities owned by LJH Corporation. See Note 2 above. Also includes 62,500 shares owned by an entity controlled by Mr. Rimmer and vested options to purchase an aggregate of 120,000 shares (110,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share and 10,000 shares at an exercise price of $15.31 per share).


 (4) Shares are primarily owned of record by entities controlled by Mr. Alpert. Also includes: (i) vested options to purchase 135,000 shares (110,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share and 25,000 shares at exercise prices ranging from $19.00 per share to $39.50 per share), (ii) a warrant to purchase 250,000 shares at an exercise price of $4.00 per share, and (iii) a warrant to purchase 50,000 shares at an exercise price of $1.75 per share. See "Certain Relationships and Related Transactions." Mr. Alpert's last known address is 5301 Hollister, Suite 300, Houston, Texas 77040.

 (5) As of December 31, 2000, based upon a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001. The address shown in the Schedule 13G is 1299 Ocean Avenue, 11th Floor, Santa Monica, California.
 (6) Information to our knowledge based upon the reporting persons last filings with the SEC with regard to their interest in us. Includes shares owned by Baker Nye, L.P. and Cambridge Capital Fund, L.P. The reporting persons' last known address is 767 Fifth Avenue, Suite 2800, New York, New York.
 (7) Includes vested options to purchase: (i) 60,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share, and (ii) 25,000 shares at exercise prices ranging from $19.00 per share to $39.50 per share.

 (8) Represents vested options to purchase 15,000 shares at exercise prices ranging from $1.70 per share to $5.00 per share.
 (9) Represents vested options to purchase 10,000 shares at an exercise price of $.55 per share.
(10) Includes vested options to purchase: (i) 60,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share, and (ii) 20,000 shares at exercise prices ranging from $37.00 per share to $39.50 per share.
(11) Includes: (i) vested options to purchase 88,333 shares at exercise prices ranging from $1.70 per share to $3.31 per share, (ii) vested options to purchase 200,000 shares at exercise prices ranging from $35.25 per share to $40.63 per share, and (iii) a warrant to purchase 250,000 shares at an exercise price of $4.00 per share. See "Certain Relationships and Related Transactions." Excludes unvested options to purchase 41,667 shares at an exercise price of $3.31 per share.
(12) Includes vested options to purchase (i) 66,666 shares at an exercise price of $3.31 per share, and (ii) 25,000 shares at an exercise price of $18.00 per share. Excludes unvested options to purchase 33,334 shares at an exercise price of $3.31 per share.
(13) Includes vested options and warrants to purchase an aggregate of 1,693,333 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   As of December 2, 1994, we entered into a 20-year lease with Aviation Properties, a Delaware general partnership ("Aviation Properties"), pursuant to which we leased our corporate headquarters and warehouse in Miami, Florida (the "Miami Property"). We were obligated to make annual payments under such lease in the amount of approximately $893,000. Aviation Properties was an entity controlled by Robert Alpert, a principal stockholder and a former director of Aviation Sales. In connection with the purchase of the Miami Property, we loaned Aviation Properties $2.5 million and the loan was being repaid with interest at the rate of 8% per annum. In January 2001, we sold the loan to Lacy Harber, one of our principal stockholders, for 90% of the then outstanding balance of $2.0 million. In connection with his purchase of the loan, Mr. Harber received a warrant to purchase 25,000 pre-reverse split shares at an exercise price of $3.63 per share. In March 2001, the Miami Property was sold and we were relieved of our remaining obligation under the lease agreement.

   During 1999, 2000 and 2001, we leased certain real property from entities controlled by Ben Quevedo, an Aviation Sales officer and director. These facilities were utilized as the headquarters of two of our maintenance, repair and overhaul operations. We have subsequently moved out of these facilities, although we remain liable on the leases. We recently subleased one of these facilities and are currently taking actions to defray our obligations under the second lease. During 1999 and 2000, we also utilized aircraft owned by an entity controlled by Mr. Quevedo. Payments for all of these items were $1.4 million in 1999 and $2.7 million in 2000.

   In February 2001, we obtained a term loan from a financial institution. In connection with obtaining the term loan, four individuals provided credit support to the financial institution that advanced the loan. In return for providing credit support, each of these individuals (or entities under their control) were granted warrants to purchase 250,000 pre-reverse split shares of our common stock at an exercise price of $4.00 per share. Those providing credit support to the financial institution included Ben Quevedo, an executive officer and director of Aviation Sales, Robert Alpert, a former director and principal stockholder of Aviation Sales and Lacy Harber, a principal stockholder of Aviation Sales.

   In April and May 2001, Messrs. Harber and Alpert provided credit support to us relating to our TROL Financing and with respect to a short-term increase in our term loan with Bank of America. In return for providing credit support, Mr. Alpert received a warrant to purchase 50,000 pre-reverse split shares at an exercise price of $1.75 per share and Mr. Harber received warrants to purchase 50,000 pre-reverse split shares and 333,334 pre-reverse split shares at exercise prices of $1.75 and $1.40 per share, respectively.


   Mr. Schwartz is a stockholder in Akerman, Senterfitt & Eidson, P.A., which has in the past and continues to perform significant legal services for us. The fees paid by us to Akerman, Senterfitt & Eidson, P.A. for legal services rendered are no greater than those that would be charged to us by an unrelated third party law firm.

   We believe that the terms of the above-described related party transactions were no less favorable than could be obtained from unaffiliated third parties.

                                   PROPOSALS

Proposal 1.  To approve the issuance of our common stock, common stock purchase warrants and new notes in exchange for our currently outstanding old notes.

The exchange offer

   In the exchange offer, we will offer for each $1,000 principal amount of old notes tendered and accepted for exchange, at the note holder's election, (1) $303 in cash, up to an aggregate maximum of $10 million in cash for $33 million in principal amount of old notes, or (2) $757.58 principal amount of our new notes, 34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16). As of the date of this proxy statement, $165 million principal amount of old notes were outstanding.

   Up to $10 million in cash will be exchanged for $33 million principal amount of old notes. If less than all of our old notes are exchanged, then the $10 million in cash available will be reduced $303 for every $1,000 principal amount of old notes not exchanged.


   If more than $33 million principal amount of old notes are tendered under the cash option, every additional $1,000 principal amount of old notes tendered will be exchanged for the combination of $757.58 principal amount of new notes,
34.12 post-reverse split shares of our common stock and warrants to purchase
22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share).

   If more than $132 million principal amount of old notes are tendered under the non-cash option, every additional $1,000 principal amount tendered will be exchanged for $303 in cash.

   You are being asked to approve the issuance of the following securities in connection with the exchange offer:

  . the issuance of up to $100 million aggregate principal amount of new notes;

  . the issuance of up to an aggregate of 4,504,595 post-reverse split shares of our common stock; and

  . the issuance of five-year warrants to purchase up to an aggregate of 3,003,063 post-reverse split shares of our common stock at an exercise price of $5.16 per share.


   We intend to commence the exchange offer on January 14, 2002, and it will expire on February 20, 2002 unless we extend the exchange offer period. It is a condition to the closing of the exchange offer that stockholders approve this proposal 1 and proposals 2-4 at the special meeting. The exchange offer is subject to the following additional conditions:


  . holders of old notes must tender a minimum of $132 million in aggregate principal amount of old notes along with consents to amendments to the indenture governing the old notes and a waiver of all defaults under the indenture;

  . we must receive consent to the exchange offer from our senior lenders and the parties to our TROL Financing, which consents have been received;

  . we must receive $20 million in cash in our rights offering in exchange for 80% of the to-be-outstanding common stock of the reorganized company; and

  .  conditions standard in an exchange offer.

   Concurrent with the exchange offer, we are soliciting the consent of our holders of old notes to amendments to the old note indenture in which all of the material restrictive covenants in the indenture will be eliminated other than payment of principal or interest. These covenants, among other things, generally limit our ability to:

  . consolidate with or merge with or into any other person or convey, transfer or lease substantially all of our assets;

  .  incur debt;

  .  issue debt junior to our indebtedness but senior to the old notes;

  . make, declare or pay certain dividends or similar distributions, or permit our subsidiaries to do the same;

  . enter into transactions with affiliates, or permit our subsidiaries to do the same;

  .  permit our subsidiaries to issue preferred stock;

  .  permit a change of control without offering to repurchase the old notes;

  . sell assets without distributing the proceeds to holders of the old notes;

  .  restrict our subsidiaries from making distributions to us;

  . transfer assets to our subsidiary without obtaining a guarantee from such subsidiary;

  . incur liens to secure indebtedness or permit subsidiaries to do the same; and

  .  engage in new lines of business or permit subsidiaries to do the same.

   In addition, we are seeking to amend the indenture to extend the grace period for payment of interest from 30 to 90 days and to waive all defaults under the indenture, including the currently outstanding default arising from our failure to pay the August 15, 2001 interest payment on the old notes.

Description of the new notes

 General

   The general terms of the new notes are substantially identical to those of the old notes, except that:

  . the new notes (including interest previously paid in kind through the issuance of additional new notes and all accrued but unpaid interest) will automatically convert on December 31, 2006 into an aggregate of 270,275,706 post-reverse split shares of our common stock (subject to adjustment as described below), if the new notes are not earlier redeemed or otherwise repurchased;

  . interest on the new notes may be payable either in cash or in additional new notes, at our option (if interest is not paid on an interest payment date, it will automatically be deemed to have been paid-in-kind); and

  . the new notes are redeemable by us for a combination of cash and common stock.

   The new notes will mature on December 31, 2006. They will bear interest from their date of issuance at the rate of 8.0% per annum. Interest will be payable at our option either in cash or paid-in-kind through the issuance of additional new notes, semiannually on June 30 and December 31 of each year, commencing June 30, 2002, to holders of record of our new notes on the previous June 15 and December 15, respectively. We expect to elect to pay interest-in-kind on the new notes. If we do not pay interest in cash as of an interest payment date, we will automatically be deemed to have paid such interest in-kind and additional new notes in the amount of such interest payment will automatically be deemed to be outstanding from such date forward.


   The new notes will be our general unsecured obligations and will be subordinated in right of payment to all current and future senior debt and will be senior in right of payment to any remaining old notes. The new notes will be fully and unconditionally guaranteed by our subsidiary guarantors.

   The following is a summary of the redemption and automatic conversion provisions of the new notes.

 Redemption

   The new notes are redeemable from issuance at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth below, which are based upon percentages of the sum of (a) principal amount (including paid-in-kind interest previously paid through the issuance of additional new notes), plus (b) accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below. The applicable cash redemption percentages are as follows: (i) 70% in 2002, (ii) 72.5% in 2003, (iii) 73% in 2004, (iv) 75.625% in 2005 and 77.5% in
2006. Further, in addition to the cash redemption price, we will issue the following shares of our post-reverse split common stock ratably to the new noteholders upon redemption of the new notes:

                                            Aggregate
                                         Number of Shares
                 Year of Redemption        to be Issued
                 ------------------      ----------------
            2002 and 2003...............    4,504,595
            2004, 2005 and 2006.........    3,003,063

   For example the redemption prices set forth below are expressed as (i) the amount of cash payable ratably to the holders of the new notes (assuming all interest previously paid has been paid in kind and including all accrued but unpaid interest to the redemption date) and (ii) the number of shares of our post-reverse split common stock issuable ratably to the holders of the new notes if the new notes were redeemed on December 31 of the applicable year:

                               Aggregate   Post-Reverse Split
            Redemption Date    Amount of    Number of Shares
              December 31,        Cash      of Common Stock
            ---------------    ---------   ------------------
            2002............  $ 75,700,000     4,504,595
            2003............  $ 84,800,000     4,504,595
            2004............  $ 92,400,000     3,003,063
            2005............  $103,500,000     3,003,063
            2006 prior to
             maturity.......  $114,700,000     3,003,063

   The number of shares of common stock issuable will be adjusted if we:

  .  declare a dividend in common stock on any class of our capital stock;

  . issue generally to our stockholders rights, options or warrants to purchase common stock at less than the then current market price for our common stock;

  .  subdivide, combine or reclassify our outstanding common stock; or

  . distribute to our stockholders evidences of debt, shares of capital stock other than common stock, cash or other assets, excluding distributions in connection with our liquidation and excluding dividends that we pay exclusively in cash.

Automatic conversion upon maturity

   If the new notes have not already been redeemed or repurchased, the new notes, including those new notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into an aggregate of 270,275,706 post-reverse split shares of our common stock. Holders of new notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for fractional shares, if any. The cash payment for fractional shares will be based on the closing price of the common stock on the last trading day immediately preceding December 31, 2006. Delivery of shares of our common stock will be deemed to satisfy our obligation to pay the principal amount of the new notes, including new notes previously issued to pay interest in kind and all accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full, rather than canceled, extinguished or forfeited. We will not adjust the conversion rates to account for any accrued and unpaid interest.

   The conversion rate will be adjusted if we:

  .  declare a dividend in common stock on any class of our capital stock;

  . issue generally to our stockholders rights, options or warrants to purchase common stock at less than the then current market price for our common stock;

  .  subdivide, combine or reclassify our outstanding common stock; or


  . distribute to our stockholders evidences of debt, shares of capital stock other than common stock, cash or other assets, excluding distributions in connection with our liquidation and excluding dividends and distributions that we pay exclusively in cash.

   If we distribute generally to our stockholders any other rights, warrants or options to purchase securities, we will either adjust the conversion rate of the new notes or, when you convert your new notes, under certain conditions, we will issue you shares of common stock, plus the appropriate number of those rights, warrants or options.

   If we:

  . reclassify or change our outstanding shares of common stock issuable upon conversion of the new notes;

  .  consolidate or merge with another entity, with certain exceptions; or

  .  sell or transfer most of our assets,

   then:

  . we will issue to you, when you convert your new notes, the kind and amount of securities, cash and other property from that event that you would have received had you converted your new notes into common stock immediately prior to that event.


   The following is a summary of the material differences between the terms of the old notes and the new notes.

Comparison of the Old Notes and the New Notes


                                  Old Notes
                        (the following description of
                                     the
                       old notes does not give effect
                                   to the
                       proposed amendments or waivers)            New Notes
                       -------------------------------            ---------
Aggregate principal    $165 million                    Up to $100 million
amount outstanding on
initial issuance

Maturity date          February 15, 2008               December 31, 2006

Interest rate          8 1/8% annual rate, payable in  8.0% annual rate, payable at cash on February 15 and August  our option either in cash or in
                       15 of each year.                additional new notes, on June
                                                       30 and December 31 of each
                                                       year, commencing June 30, 2002,
                                                       to holders of record of our new
                                                       notes on the previous June 15
                                                       and December 15, respectively.
                                                       If we do not pay cash interest
                                                       on an interest payment date, we
                                                       will be deemed to have paid
                                                       interest-in-kind on that date.

                                     Old Notes                       New Notes
                                     ---------                       ---------
Guarantees                Our obligations under the old   Our obligations under the new
                          notes are fully and             notes will be fully and
                          unconditionally guaranteed by   unconditionally guaranteed by
                          certain of our wholly owned     certain of our wholly owned
                          subsidiaries.                   United States subsidiaries.
Redemption at our option  We can redeem the old notes at  We can redeem the new notes at
                          any time after February 15,     any time after issuance in
                          2003 in whole or part for their whole or part for a combination
                          principal amount plus accrued   of cash and post-reverse split
                          and unpaid interest, if any, to shares of common stock. The
                          the date of redemption. The     terms of redemption are
                          initial redemption price is     described in "Description of
                          104.063% of principal amount.   the new notes--Redemption."
Repurchase at option of   Upon a change of control,       Upon a change of control,
holders upon a change of  holders of the old notes can    holders of the new notes can
control                   require us to purchase their    require us to purchase their
                          old notes at a price equal to   new notes at a price equal to
                          101% of their principal amount, the redemption price which we
                          plus accrued and unpaid         would be obligated to pay if we
                          interest, if any, to the date   redeemed the notes on the date
                          of repurchase, so long as we    of such change of control.
                          have satisfied other of our
                          payment obligations.
Repurchase at option of   Holders of the old notes can    Upon an applicable asset sale,
holders upon asset sale   require us to purchase their    holders of the new notes can
                          old notes at 100% of the        require us to purchase their
                          principal amount thereof with   new notes at a price equal to
                          the excess proceeds of an       the redemption price which we
                          applicable asset sale that we   would be obligated to pay if we
                          do not use to repay             redeemed the new notes on the
                          indebtedness senior to the old  date of the applicable asset notes or to acquire replacement sale, with the excess proceeds
                          assets.                         of the applicable asset sale
                                                          that we do not use to repay
                                                          indebtedness senior to the new
                                                          notes or to acquire replacement
                                                          assets.
Conversion                The old notes are not           The new notes (inclusive of all
                          convertible.                    accrued but unpaid interest
                                                          thereon) will automatically
                                                          convert on December 31, 2006
                                                          into an aggregate of
                                                          270,275,706 post-reverse split
                                                          shares of our common stock.
Ranking and security      The old notes rank in right of  The new notes will rank in payment behind our senior debt  right of payment behind our
                          and all of our other existing   senior debt and all of our
                          and future senior debt          other existing and future
                          (including all of our           senior debt (including all of
                          obligations under our tax       our obligations under our TROL
                          retention operating lease       Financing). The new notes will
                          financing). The old notes will  rank senior in right of payment rank in right of payment behind to any remaining old notes. If
                          the new notes. If we issue      we issue additional
                          additional subordinated debt in subordinated debt in the
                          the future, the old notes will  future, the new notes will rank
                          rank in right of payment        in right of payment ahead of,
                          behind, or equal to, that debt. or equal to, that debt. The new
                          The old notes are unsecured.    notes will be unsecured.

                                  Old Notes                        New Notes
                                  ---------                        ---------
Affirmative covenants  The old notes include the        The new notes include the
                       following required actions:      following required actions:

                       .  maintenance of an office for  .  maintenance of an office for
                          notices in New York, New         notices in New York, New
                          York;                            York;

                       .  a compliance certificate      .  a compliance certificate
                          delivered by an officer at       delivered by an officer at
                          least once yearly;               least once yearly;

                       .  maintenance of corporate      .  maintenance of corporate
                          existence;                       existence;

                       .  timely payment of principal   .  timely payment of principal
                          and interest on the old          and interest on the new
                          notes;                           notes;

                       .  addition of subsidiary        .  addition of subsidiary
                          guarantees in specified          guarantees in specified
                          circumstances; and               circumstances; and

                       .  filing of public reports.     .  filing of public reports.

Negative covenants      The old notes include           The new notes include
                        limitations on our and our      limitations on our and our
                        subsidiaries' ability to, among subsidiaries' ability to, among
                        other things:                   other things:

                        .  incur additional             . incur additional indebtedness
                           indebtedness or issue          or issue capital or preferred
                           preferred stock;               stock; however, the indenture
                                                          governing the new notes
                                                          permits us to incur more
                                                          indebtedness than the
                                                          indenture governing the old
                                                          notes and does not decrease
                                                          our ability to incur
                                                          additional senior debt when
                                                          we repay senior debt with the
                                                          proceeds of asset sales;
                        .  pay dividends on our shares, . pay dividends on our shares,
                           purchase or redeem our         purchase or redeem our
                           shares, make investments or    shares, make investments or
                           make payments on debt which    make payments on debt which
                           is pari passu with or          is pari passu with or
                           subordinated to the old        subordinated to the new
                           notes;                         notes;
                        .  create or permit any         . create or permit any
                           encumbrance or restriction     encumbrance or restriction on
                           on the ability of our          the ability of our
                           subsidiaries to pay money to   subsidiaries to pay money to
                           us;                            us;
                        .  create liens;                . create liens;
                        .  engage in transactions with  . engage in transactions with
                           our affiliates;                our affiliates;
                        .  merge or consolidate; and    . merge or consolidate; and
                        .  transfer or sell             . transfer or sell
                           substantially all of our       substantially all of our
                           assets.                        assets.

Events of default       The following are events of     The following are events of
                        default under the terms of the  default under the terms of the
                        old notes:                      new notes:

                        .  our failure to pay principal . our failure to pay principal
                           when due;                      when due;

                                  Old Notes                       New Notes
                                  ---------                       ---------
                       .  our failure to pay interest  . our failure to pay interest
                          when due, if such failure      when due, if such failure
                          continues for 30 days;         continues for 30 days; in the
                                                         event interest is deemed to
                                                         have been paid in additional
                                                         new notes, the failure to
                                                         issue and deliver such
                                                         additional new notes within
                                                         30 days after such interest
                                                         is deemed paid;

                       .  our failure to comply with   . our failure to comply with
                          the covenants regarding        the covenants regarding
                          change of control, asset       change of control, asset
                          sales, restricted payments     sales, restricted payments or
                          or incurrence of               incurrence of indebtedness
                          indebtedness and issuance of   and issuance of preferred
                          preferred stock;               stock;

                       .  our failure to perform any   . our failure to perform any
                          other covenant for 60 days     other covenant for 60 days
                          after written notice;          after written notice;

                       .  if we or our subsidiaries    .  default by us or our
                          default on any indebtedness     subsidiaries on any
                          which in aggregate exceeds      indebtedness which in the
                          $10 million;                    aggregate exceeds $10
                                                          million;

                       .  the rendering of a final     .  the rendering of a final
                          judgment against us or any      judgment against us or any
                          of our subsidiaries in          of our subsidiaries in
                          excess of $10 million           excess of $10 million which
                          remains unpaid for over 60      remains unpaid for over 60
                          days;                           days;

                       .  some events of bankruptcy,   .  some events of bankruptcy,
                          insolvency or                   insolvency or
                          reorganization; or              reorganization; or

                       .  any subsidiary guarantee is  .  any subsidiary guarantee is
                          held unenforceable or           held unenforceable or
                          invalid or any subsidiary       invalid or any subsidiary
                          guarantor denies its            guarantor denies its
                          obligations under its           obligations under its
                          subsidiary guarantee.           subsidiary guarantee.

Remedies upon default  If an event of default occurs,  If an event of default occurs,
                       either the trustee or holders   either the trustee or holders
                       of at least 25% in aggregate    of at least 25% in aggregate
                       principal amount of the old     principal amount of the
                       notes may accelerate the        outstanding new notes may
                       maturity of all of the old      accelerate the maturity of the
                       notes.                          new notes, provided that if the
                                                       event of default is not related
                                                       to certain events of
                                                       bankruptcy, insolvency or
                                                       reorganization, we may pay the
                                                       amount due in cash and shares
                                                       of our common stock in
                                                       accordance with the provisions
                                                       of the indenture governing
                                                       redemption.

Description of the warrants


   Each common stock purchase warrant will entitle the holder thereof to purchase one post-reverse split share of common stock at a price equal to $5.16 per post reverse-split share for a period of five years commencing on the date they are issued. The warrants are redeemable by us, at a redemption price of $0.001 per warrant, at any time upon thirty days' prior written notice to the holders thereof, if the average closing price of our common stock, as reported on the principal exchange on which the common stock is traded, equals or exceeds $6.71 per share for twenty consecutive trading days ending three days prior to the date of the notice of redemption. The warrants will not be issued and will not be exercisable until the completion of the exchange offer, the rights offering, the recapitalization and the reverse split. The warrants to be issued in the exchange offer will not trade separately from the new notes until December 31, 2003.

   The number of shares of common stock that may be purchased is subject to adjustment upon the occurrence of certain events including a share dividend distribution to our stockholders, or a subdivision, combination or reclassification of the outstanding shares of our common stock.

   We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration of the date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period in accordance with the terms of our warrant agreement with the warrant agent if deemed appropriate by our board of directors. We do not presently contemplate any extension of the exercise period nor do we contemplate any reduction in the exercise price of the warrants. Factors which our board of directors may consider in taking such action include the current market conditions, the price of the common stock and our need for additional capital.

Federal tax consequences of the exchange offer

   If the exchange offer is consummated, we expect to realize cancellation of indebtedness income for federal income tax purposes. We believe that available federal tax deductions and exclusions should substantially mitigate the amount of any federal tax liability we might otherwise incur as a result of such income. If these deductions and exclusions are not available in the amounts which we expect, however, we may incur substantial federal income tax liabilities. To the extent there are any net operating losses available after offsetting the cancellation of indebtedness income, the utilization of such remaining net operating losses will be limited under Section 382. To the extent that we use net operating loss carryforwards to offset cancellation of indebtedness income, ten percent of the amount of the carryforwards so used are included in the alternative minimum tax base, which is assessed at the rate of twenty percent. The net operating loss carryforwards so used may therefore be subject to a tax of two percent of the total amount. The cancellation of indebtedness income will also give rise to taxable income for state income tax purposes. Such cancellation of indebtedness income may result in substantial state income tax liabilities. Interest payments on the new notes, including notes issued as paid-in-kind interest, will not be deductible by us for federal income tax purposes. The redemption or conversion of the new notes in the future and the exercise of warrants will not result in our incurring taxable income for federal income tax purposes.

Vote required

   For this proposal to be approved, it must be approved by a majority of the votes cast on the proposal by the holders of common stock, provided that the total votes cast must represent more than 50% of the voting power of the shares of common stock outstanding on the record date and entitled to vote on the proposals. Broker non-votes and abstentions will have no effect.

   Adoption of proposal 1 is conditioned upon the approval of proposals 2-4. Lacy Harber, the owner of 3,943,400 shares (26.3%) of our common stock outstanding on the record date, has agreed to vote his shares in favor of this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 1. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 2. To approve the issuance of (a) post-reverse split shares of our common stock in the rights offering to purchase 80% of the to-be-outstanding common stock in the reorganized company, (b) to issue to Lacy Harber, a 29.4% beneficial holder of our common stock, in the rights offering, shares of our post-reverse split common stock, to the extent that he purchases unsold allotments in the rights offering, and (c) warrants to purchase shares of our post-reverse split common stock to our existing stockholders.

The rights offering

   As part of the restructuring, we intend to conduct a rights offering to our existing stockholders in which they will be able to purchase an aggregate of 24,024,507 post-reverse split shares of our common stock at a subscription price of $.8325 per share (or the equivalent of $.0833 per pre-reverse split share), thereby raising $20 million to fund our restructuring and to provide working capital for our operations. Lacy Harber, a beneficial owner of approximately 29.4% of our common stock and one of our principal stockholders, has agreed to purchase any unsold allotments in the rights offering. Investors who purchase the $20 million of shares in our reorganized company will own 80% of the to-be-outstanding common stock of the reorganized company. Our existing stockholders will own 5% of the to-be-outstanding common stock of the reorganized company following the rights offering.


   We intend to commence the rights offering on or about January 14, 2002, and it is scheduled to expire on February 20, 2002, unless it is extended.


   In the rights offering we will distribute, at no charge, to holders of our common stock on the record date of December 28, 2001, 1.599 subscription rights for every pre-reverse split share of common stock owned at that time to purchase an additional 1.599 post-reverse split shares of common stock. The rights offering will expire on February 20, 2002, unless we extend the offering. Each right entitles the holder thereof to purchase one post-reverse split share of common stock for $ .8325 per share (or the equivalent of $.0833 per pre-reverse split share). On the record date, the last reported sales price for our pre-reverse split common stock on the OTC Bulletin Board was $.22 per share. We refer to this right to purchase one share of post-reverse split common stock as the basic subscription privilege. If holders exercise their basic subscription privilege in full, holders may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. We refer to this right as the oversubscription privilege. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares purchased under the basic subscription privilege. Mr. Harber will purchase his pro-rata portion of the shares offered in the rights offering and will also purchase any unsold allotments remaining after the oversubscription privilege is exercised by all other stockholders (including Mr. Harber).


The warrant issuance to existing stockholders

   Holders of common stock immediately prior to the closing of the rights offering will also receive warrants to purchase an aggregate of 3,003,063 post-reverse split shares of common stock at an exercise price of $5.16 per share. The warrants issued to the existing stockholders will be identical to the warrants issued in the note exchange. See "Proposal 1--Description of the warrants."


   It is a condition to the closing of the rights offering and the warrant issuance that stockholders approve this proposal 2 and proposals 1, 3 and 4 at the special meeting.

Purpose of the rights offering and use of proceeds

   We are offering the rights to raise equity capital. We estimate that the proceeds of the rights offering will be $20.0 million. We will use the net proceeds of the rights offering to pay the cash portion of the exchange offer, the expenses of the note offering and consent solicitation and the rights offering (estimated at $4.0 million) and for working capital purposes.

   We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing shareholders the preferential opportunity to subscribe for new shares of common stock and to maintain their proportionate interest in Aviation Sales. Some of the factors considered by our board of directors in approving the rights offering include:

  . our need for capital;

  . the alternative methods available to us for raising capital;

  . the pro rata nature of a rights offering to our existing stockholders;

  . the willingness of Lacy Harber, who is one of our principal stockholders, to subscribe for new shares and to purchase any shares of our common stock offered in the rights offering but not subscribed for by our other stockholders;

  . the market price of our common stock; and

  . general conditions of the securities markets.

Purpose of the warrant issuance to existing stockholders

   We are offering warrants to our existing stockholders to provide them with an opportunity to share in the future growth of our company and future increases in our stock price.

Determination of rights offering subscription price

   The subscription price of the rights was determined by our board of directors after considering our earnings and prospects, the conditions existing in the industry in which we operate, conditions in the securities markets and our substantial need for working capital. The subscription price was determined without any independent valuation or appraisal of the value of our common stock. The subscription price is not necessarily related to our assets, book value or net worth or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the subscription price, the board of directors was aware that the subscription price is substantially lower than the historic market price of our common stock.


Subscription commitment of our controlling stockholder

   Lacy Harber, through entities controlled by him, beneficially owns a total of 4,601,734 pre-reverse split shares of common stock representing 29.4% of our outstanding shares. LJH Corporation, a company wholly owned and controlled by Mr. Harber, will purchase all of the shares issued upon the exercise of subscription rights in respect of the shares of common stock owned by Mr. Harber and the Harber controlled entities. In addition, Mr. Harber has indicated that he intends to exercise the oversubscription privilege in full.

   The table below sets forth the ownership of our stock by Lacy Harber and LJH Corporation as of the date of this proxy statement and following the completion of the rights offering, assuming full exercise of the basic subscription privilege and the oversubscription privilege by LJH Corporation and no purchase of any shares of common stock in the rights offering by any other stockholders, and the election by Mr. Harber to convert all of the old notes which he owns into new notes, shares and warrants.


                                                              Upon Completion Of
                                            Current Ownership  Rights Offering
                                            ----------------- ------------------
                                             Shares   Percent   Shares   Percent
                                            --------- ------- ---------- -------
Lacy Harber................................ 4,601,734  29.4%  24,805,304  82.6%


   See also "The Proposed Restructuring--Negative effects of the restructuring" for a discussion of the dilution to existing common stockholders caused by the restructuring, including the rights offering.

Federal tax consequences of rights offering to Aviation Sales

   We will not incur any Federal income tax liabilities on the issuance of the rights and the sale of the shares of common stock in the rights offering.

Vote required

   For this proposal to be approved, it must be approved by a majority of the votes cast on the proposal by the holders of common stock, provided that the total votes cast must represent more than 50% of the voting power of the shares of common stock outstanding on the record date and entitled to vote on the proposals. Broker non-votes and abstentions will have no effect.


   Adoption of this proposal is conditioned upon the approval of proposals 1 and 3-4. Lacy Harber, the owner of 3,943,400 shares (26.3%) of our common stock outstanding on the record date, has agreed to vote his shares in favor of this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 3. To approve an amendment to our certificate of incorporation to increase the number of our authorized shares from 30 million shares to 500 million shares.

   Our board of directors has proposed an amendment to article IV of our certificate of incorporation to increase the number of authorized shares of our common stock from 30 million to 500 million shares, which number will not be effected by the proposed reverse stock split. The number of authorized shares of preferred stock will remain unchanged at 1 million shares. The proposed amendment to our certificate of incorporation is attached to this proxy statement as Annex 2.

Purpose of the increase in authorized shares

   Of the 30 million shares of common stock presently authorized for issuance, approximately 10,614,849 million shares are currently unissued and unreserved. On the record date, we had 15,015,317 shares issued and outstanding and 4,369,834 shares were reserved for issuance upon the exercise of currently outstanding warrants and options. The following chart summarizes the number of shares to be issued in the restructuring and the shares to be reserved for issuance immediately after the restructuring.

                                                                         Number
                                                                         ------
Post Reverse Split Shares to be Issued and
 Outstanding After the Restructuring
Proposal 1--shares to be issued in the exchange
 offer..............................................                  4,504,595
Proposal 2--shares to be issued in the rights
 offering...........................................                 24,024,507
Proposal 4--shares outstanding after the reverse
 stock split........................................                  1,501,532
                                                                    -----------
Shares outstanding upon completion of the
 restructuring......................................                 30,030,634
                                                                    ===========
Reserved Shares
Shares to be reserved for issuance upon the exercise
 of new warrants
  Warrants to be issued in the exchange offer.......  3,003,063
  Warrants to be issued to existing stockholders....  3,003,063       6,006,126
                                                      ---------
Shares reserved for exercise of existing options and
 warrants...........................................                    436,983
Shares to be reserved for issuance under the 2001
 Stock Option Plan..................................                  2,400,000
Shares to be reserved for issuance upon redemption
 of the new notes (1)...............................            up to 4,504,595
Shares to be reserved for issuance upon maturity of
 the new notes, if the new notes have not been
 redeemed prior to maturity (2).....................                270,275,706

--------

(1) The Company will issue 4,504,595 post-reverse split shares as part of the redemption amount if the new notes are redeemed in 2002 and 2003, and 3,003,063 post-reverse split shares if the new notes are redeemed in 2004, 2005 and 2006 (prior to maturity).


(2) The new notes automatically convert into 270,275,706 post-reverse split shares of common stock if they have not been redeemed prior to maturity.

   As described above, at the closing of the restructuring we will have 30,030,634 post-reverse split shares of common stock outstanding and we will have reserved 279,118,815 post-reverse split shares of common stock for issuance as described above. Presently authorized shares of common stock are not sufficient to meet these needs. Adoption of the amendment to our certificate of incorporation is required in order for us to issue these shares.

   Effective as of the completion of the restructuring and assuming approval of the increase in the number of our authorized shares to 500 million, we will have unallocated 190,850,551 shares of common stock. Unallocated shares of common stock may be issued in the future to raise additional capital, in connection with future acquisitions (such as corporate mergers, acquisitions of businesses, property or securities), in connection with stock dividends or stock splits, or for other corporate purposes.

   Our board of directors believes that it is in our best interests that we have the ability to issue the shares required to complete the restructuring and also have the flexibility to issue additional shares of common stock as needs may arise without further stockholder action unless required by applicable law, regulation, listing requirements or our certificate of incorporation. Except as set forth herein, we have no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized. The availability of additional shares will enhance our flexibility in connection with possible future actions.

   The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of common stock. Holders of common stock have no preemptive rights. See "The Proposed Restructuring--Negative effects of the restructuring."

   The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of us.

   In sum, the board believes that the increase in authorized shares and the reduction in the number of issued and outstanding shares of common stock caused by the proposed reverse split contained in proposal 4 will provide us with sufficient shares to complete the restructuring and enhance our flexibility in future financing and capitalization needs.

   Our board of directors may issue additional shares of common stock only if the action is permissible under Delaware law and the rules of any stock exchange on which our stock is traded. For example, if our board of directors were to make a stock acquisition which resulted in an increase of 20% or more in the number of shares of our common stock outstanding, NYSE rules would require stockholder approval. If additional shares were issued, there would be a dilutive effect on our per share earnings and on stockholder voting power, unless stockholders purchased additional shares to keep their level of ownership the same.

Vote required

   The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock is required for approval of the amendment to our certificate of incorporation increasing our authorized shares of common stock to 500 million shares. Broker non-votes and abstentions will have the same effect as negative votes.


   Adoption of this proposal is conditioned upon the approval of proposals 1, 2 and 4. Lacy Harber, the owner of 3,943,400 shares (26.3%) of our outstanding common stock on the record date, has agreed to vote his shares in favor of this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 4. To approve an amendment to our certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock on a one-share-for-ten-shares basis.


Terms of the reverse stock split

   Our board of directors has proposed amending article IV of our certificate of incorporation to effect a one-for-ten reverse stock split of the presently issued and outstanding shares of old common stock. The reverse split would be effected by providing that, upon the effective date, each 10 shares of common stock currently outstanding will become one new share of common stock. Further each option and warrant to purchase 10 shares of common stock will become the option and warrant to purchase one share of our new common stock. The rights and privileges of the holders of the common stock will be substantially unaffected by the reverse split. The proposed amendment to our certificate of incorporation is attached to this proxy statement as Annex 2.

   We are presently authorized under the certificate of incorporation to issue 30 million shares of the common stock. If proposal 3 is approved, our authorized capital will be increased to 500 million authorized common shares, which number will not be affected by the reverse split.

   On the record date, 15,015,317 shares of common stock were issued and outstanding. If proposal 4 is adopted, the reverse split will reduce the number of issued and outstanding shares of the common stock to 1,501,532 shares. Assuming that the increase in authorized shares in proposal 3 is approved by our stockholders, the number of authorized shares will be 500 million, so that at immediately prior to the effective time of the reverse split we will have 498,498,468 authorized but unreserved shares of common stock available for issuance. The reverse split will not affect our retained deficit, and stockholders equity will remain substantially unchanged.

Purpose of the reverse stock split

   Proposal 3 includes a description of the number of shares, on post-reverse split basis, necessary for issuance pursuant to the proposals described in this proxy statement and the number of shares reserved for issuance upon the exercise of currently outstanding warrants and options. Presently authorized shares of common stock are not sufficient to meet all of these requirements, and the board of directors believes that it is in our best interests that we have the ability to issue the shares required to complete the restructuring and also have the flexibility to issue additional shares of common stock as needs may arise without further stockholder action unless required by applicable law, regulation, listing requirements or the certificate of incorporation. Adoption of the amendment to our certificate of incorporation is required in order for us to issue these shares.


   Except as set forth herein, we have no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized. The availability of additional shares will enhance our flexibility in connection with possible future actions, such as corporate mergers, acquisitions of businesses, property or securities, stock dividends, stock splits, financings and other corporate purposes. The board of directors will decide whether, when and on what terms the issuance of shares of common stock may be appropriate in connection with any of the foregoing purposes, without the expense and delay of a special meeting of stockholders.

   The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of common stock. Holders of common stock have no preemptive rights. See "The Proposed Restructuring--Negative effects of the restructuring."

   The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of our stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of us.


   In sum, the board believes that the reduction in the number of issued and outstanding shares of common stock caused by the proposed reverse split and the increase in authorized shares contained in proposal 3 will enhance our flexibility in future financing and capitalization needs. The proposed reverse split should have no adverse impact on our aggregate market value.

Effects of reverse stock split

   If adopted, the reverse split may result in some stockholders owning "odd lots" of less than 100 shares of the common stock received as a result of the reverse split. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

   The par value of the common stock will remain at $.001 per share following the reverse split, and the number of shares of the common stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be correspondingly increased.

   If the reverse split is effected, the per share information and the average number of shares outstanding as presented in our previously issued consolidated financial statements and other publicly available information would be restated following the effective date to reflect the reverse split.

   If the reverse split is adopted, the effective date thereof is expected to be the close of business on the closing date of the restructuring. On the effective date, without any further action on our part or our stockholders, each 10 shares of the issued and outstanding common stock will automatically be converted into one share of our new common stock. Further, each option and warrant to purchase 10 shares of common stock will become the option and warrant to purchase one share of our new common stock.

   No fractional shares of the new common stock will be issued to any stockholder as a result of the reverse split. Instead, a stockholder who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, cash in an amount equal to the product of the number of shares of common stock which have not been reclassified into a whole share of the new common stock multiplied by the average closing price of the common stock as reported on the OTC Bulletin Board on the five trading days immediately prior to the effective date that the common stock was traded. We believe that the cost of purchasing such fractional shares will not be material. No interest is payable on the cash in lieu of fractional share amount.

   As soon as practicable after the effective date, we will send a letter of transmittal to each stockholder of record on the effective date for use in transmitting certificates representing shares of common stock to our transfer agent. The letter of transmittal will contain instructions for the surrender of certificates representing shares of common stock to the exchange agent in exchange for certificates representing the number of whole shares of the new common stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the exchange agent.

   Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with all certificates representing shares of the common stock, stockholders will receive a new certificate or certificates representing the number of whole shares of the new common stock into which their shares of common stock have been reclassified as a result of the reverse split. Until surrendered, outstanding certificates representing shares of the common stock held by stockholders will be deemed for all purposes to represent the number of whole shares of the new common stock to which such stockholders are entitled as a result of the reverse split. Stockholders should not send their certificates representing shares of the common stock to the exchange agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

   Provided certificates representing shares of the new common stock are issued in the same name as the certificates representing shares of the common stock surrendered for exchange, no service charges or transfer taxes will be payable by stockholders in connection with the exchange of certificates, all expenses of which shall be borne by us.

   No stockholder's interest will be completely eliminated by virtue of the reverse split, except for those stockholders, if any, owning fewer than ten shares of common stock. No officer, director, associate or affiliate of us will derive any material benefit from the reverse split other than the benefits which would be enjoyed by any other person holding the same number of shares.

Federal tax consequences of reverse stock split

   NO RULING FROM THE UNITED STATES INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS AS A RESULT OF THE REVERSE SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

   We believe that the reverse split would be a tax-free recapitalization under U.S. tax law to us and our stockholders. If the reverse split qualifies as a recapitalization under Section 368 (a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of us who exchanges his or her shares of the common stock solely for shares of the common stock received from us as a result of the reverse split (the "new common stock") would recognize no gain or loss for Federal income tax purposes except for any cash received by a stockholder in lieu of a fractional share. A stockholder's aggregate tax basis in his or her shares of the new common stock received from us as a result of the reverse split should be the same as his or her aggregate tax basis in the shares of the common stock exchanged therefor. The holding period of shares of the new common stock received from us as a result of the reverse split should include the period during which shares of the common stock surrendered in exchange therefor were held, provided all such shares were held as a capital asset on the date of the exchange.

   A stockholder who receives cash in lieu of fractional shares will be treated as if we had issued fractional shares to him and then immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's common stock allocable to the fractional shares, had they actually been issued. Such gain or loss will generally be a capital gain or loss if such stockholder's common stock was held as a capital asset, and any such capital gain or loss will generally be a long-term capital gain or loss to the extent such stockholder's holding period for this common stock exceeds twelve months.

Vote required

   The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock is required for approval of the amendment to our certificate of incorporation effecting a one-for-ten reverse stock split of our presently issued and outstanding shares. Broker non-votes and abstentions will have the same effect as negative votes.

   Adoption of this proposal is conditioned upon the approval of proposals 1, 2 and 3. Lacy Harber, the owner of 3,943,400 shares (26.3%) of our outstanding common stock, has agreed to vote his shares in favor of this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 4. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 5. To approve and adopt the 2001 Stock Option Plan.

   As part of the restructuring, our board of directors believes that our future growth and success will depend, in large part, upon our ability to attract, motivate and retain competitively superior employees, and that stock option grants have been and will continue to be an important element in achieving this goal by furthering an alignment of the participant's interests with those of our stockholders, thereby promoting our long-term growth and profitability. Accordingly, our board of directors has adopted our 2001 Stock Option Plan (the "Plan"), subject to stockholder approval, pursuant to which our officers, directors, key employees and independent contractors or consultants that perform services for us would be entitled to receive options to purchase up to 2,400,000 shares of post-reverse split common stock. The purpose of the Plan is to provide an additional incentive to attract, motivate and retain persons with outstanding abilities and skills who provide important services to our company and upon whose efforts and judgment our success depends, by affording such persons the opportunity to acquire or increase their proprietary interest in our company and to benefit from rising values of our common stock.


Summary of the 2001 stock option plan

   In furtherance of its purposes, the Plan authorizes, among other things the granting of incentive or nonqualified stock options to purchase our common stock to persons selected by our board of directors from a class of our officers, directors, key employees and independent contractors or consultants that perform services for us.

   The Plan will be administered by our board of directors. The board may appoint one or more committees to have such power and authority relating to the administration of the Plan as the board shall designate. Any committee appointed by the board will consist of at least three directors, none of whom shall be an officer or salaried employee of our company.

   The Plan's administrators in their sole discretion will determine the persons to be awarded options, the number of shares subject to the options and the exercise price and other terms of the options. In addition, the Plan's administrators have full power and authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any agreement or instrument executed in connection with the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The acts of the Plan's administrators are final, conclusive and binding upon all interested parties, including the company, its stockholders, its officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons.

   Other than as set forth below, we do not currently have a plan to issue any stock options under the Plan to any of our key employees, directors, officers or independent contractors or consultants that perform services for us. We have agreed to allocate options to purchase 500,000 post-reverse split shares to three key employees (one of whom is an executive officer of our company who will receive options to purchase 300,000 shares of post-reverse split common stock). Otherwise, any stock options under the Plan that may be issued in the future to the named executive officers, all current executive officers as a group, directors who are not executive officers as a group and all employees as a group are not currently determinable.

   An aggregate of 2,400,000 shares of common stock are reserved for issuance upon exercise of options granted under the Plan. The shares acquired upon exercise of options granted under the Plan are authorized and issued shares of common stock. Our stockholders have no preemptive rights to purchase or subscribe for any common stock by reason of the reservation and issuance of common stock under the Plan. If any option granted under the Plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for issuance under the Plan.

   Upon approval of the Plan, no additional options will be granted under the 1996 Stock Option Plan and the 1996 Director Stock Option Plan. Any shares of common stock reserved for issuance upon the exercise of options that have not yet been issued under the 1996 Stock Option Plan and the 1996 Director Stock Option Plan will be canceled. The terms of any option issued under the 1996 Stock Option Plan and the 1996 Director Stock Option Plan will continue to be governed by such plans and by the option agreement currently in effect for such options.

Certain terms and conditions

   All grants of options under the 2001 Stock Option Plan must be evidenced by a written agreement between us and the grantee. Such agreement must contain such terms and conditions as the Plan's administrators prescribe, consistent with the Plan, including, without limitation, the number of shares, the exercise price, term and any restrictions on the exercisability of the options granted.

   Under the Plan, the option price per share of common stock may be any price determined by the Plan's administrators at the time of grant; except that the option price of an incentive stock option granted under the Plan may not be less than the fair market value per share of common stock on the date of grant (or less than 110% of the fair market value for stockholders who own more than 10% of the company's stock). Under the Plan, "fair market value" shall be determined by the Plan administrators and if the shares of our common stock are listed on the New York Stock Exchange or any other national stock exchange, the fair market value shall equal the closing price of our common stock on the option grant date as reported by the NYSE or such other national stock exchange. If the shares of our common stock are not listed on the NYSE or any other national securities exchange but are traded on the over-the-counter market, the fair market value shall equal the mean of the closing bid and asked prices of the common stock on the over-the-counter-market, as reported by such market. The closing price per share of our common stock on January 3, 2002 as reported by the OTC Bulletin Board Market was $.22. The exercise price of an option may be paid in cash or cash equivalents. If permitted by the Plan administrators and applicable law, the exercise price may also be paid by delivery of already owned shares of common stock having a fair market value equal to the exercise price, by delivery of a written instruction from the option holder that the option be exercised pursuant to a "cashless" exercise/sale procedure or a "cashless" exercise/loan procedure, by delivery of a promissory note or by a combination of the foregoing. Cash payments will be used for general corporate purposes. Payments made in common stock must be made by delivery of stock certificates in negotiable form. If the exercise price for an option is paid by delivery of already-owned shares of common stock, the option holder may receive a reload option to purchase the same number of shares of our common stock as were delivered to us to pay the exercise price. The reload option will have an exercise price equal to the fair market value of one share of our common stock on the date we receive the exercise notice for the exercise of the option that triggered the issuance of the reload option. The reload option will immediately vest on the date the reload option is granted and will expire on the later to occur of the expiration date of the option, the exercise of which triggered the issuance of the reload options or ten years from the date of grant of the reload option. The reload option will only be issued if the recipient is employed with, or providing services to, our company as of the exercise date of the option that triggered the issuance of the reload option.


   The use of already owned shares of common stock applies to payment for the exercise of an option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous option exercises. In general, "pyramiding" permits an option holder to start with as little as one share of common stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of common stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive common stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option.

   No option granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by the optionee. The expiration date of an option is determined by the Plan's administrators at the time of the grant, but in no event may an option be exercised after the expiration of 10 years from the date of grant. The vesting schedule for an option will be determined by the Plan administrators and will be set forth in an agreement between us and the grantee of the option. The Plan's administrators may, in their sole discretion, accelerate the date on which any option may be exercised. In the event of certain transactions, including certain changes in control, certain mergers and reorganizations, and certain dispositions of substantially all our assets, the Plan administrator's have the discretion to provide on a case-by-case basis that the option will automatically become exercisable or will terminate. If the option is terminated upon a change of control, the optionee will have the right prior to the change of control to exercise any vested option.

   Unless otherwise provided for by the Plan's administrators, six months after the date on which an optionee's employment is terminated by reason of death, the unexercised portion of any vested options granted under the Plan will automatically be terminated. Unless otherwise provided by the Plan's administrators, the unexercised portion of any vested options granted under the Plan will automatically be terminated three months after the date on which an optionee's employment is terminated for any other reason provided, however, that the unexercised portion of any vested options will automatically be terminated immediately on the date on which an optionee's employment is terminated for "cause," as defined in the Plan. If an optionee dies within three months after the termination of his/her employment, the optionee's estate has the right to exercise any portion of the deceased employee's option within six months of such optionee's death.

   To prevent certain types of dilution of the rights of a holder of an option, the Plan provides for appropriate adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of our capital stock resulting from a stock split, reverse split, combination of shares, exchange of shares, stock dividend, recapitalization, reclassification or other capital adjustment. The board has discretion to make appropriate adjustments to outstanding options in the event of a merger, consolidation or other reorganization.


   The Plan will expire ten years after its effective date, and any option outstanding on such date will remain outstanding until it expires or is exercised. Our board of directors may amend or terminate the Plan or any option at any time, without the approval of the stockholders, provided that any amendment may not adversely affect the rights of an optionee under an outstanding option without the optionee's consent. In addition, no such amendment may, without approval of our stockholders, increase the number of shares of common stock reserved for issuance under the Plan, or modify the requirements for eligibility to receive options under the Plan.


Federal income tax consequences

   Our 2001 Stock Option Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

   An optionee granted a nonqualified stock option under the Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of common stock subject to the nonqualified stock option. This taxable ordinary income will be subject to federal income tax withholding requirements, and we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable, and provided that either the employee includes that amount in his or her income, or we timely satisfy our reporting requirements with respect to that amount. In the event the optionee is our employee, the optionee shall also be subject to employment tax withholding requirements, and we will be responsible for our portion of employment tax.

   If an optionee exercises a nonqualified stock option by delivering shares of our common stock, the optionee will be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and we likewise generally will be entitled to an equivalent tax deduction. The optionee, however, will not recognize gain or loss with respect to the exchange of such shares, even if the fair market value of those shares is different from the optionee's tax basis. Provided a separate identifiable stock certificate is issued therefore, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his or her tax basis in the shares surrendered, and his or her holding period for such number of shares received will include the holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares will be the same as if the optionee had exercised the nonqualified stock option solely for cash.

Incentive Stock Options

   The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Internal Revenue Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of common stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a "disqualifying disposition" (as defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercises of the incentive stock option until it is completely exercised) without the imposition of current income tax.

   If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds two years from the date such incentive stock option was granted or, if later, one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss.

   In general, if, after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the required holding period (as described in the preceding paragraph), such optionee would be deemed to receive ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the shares, as of the date the incentive stock option was exercised, over the exercise price. Such an event is sometimes referred to as a "disqualifying disposition." If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Internal Revenue Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

   The amount by which the fair market value of the shares of common stock acquired pursuant to the exercise of an incentive stock option exceeds the exercise price of such shares under such option generally will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax for the year in which the option is exercised. If, however, there is a disqualifying disposition of the shares in the year in which the option is exercised, there will be no item of adjustment for purposes of the alternative minimum tax as a result of the exercise of the option with respect to those shares. If there is a disqualifying disposition in a year after the year of exercise, the income on the disqualifying disposition will not be considered income for purposes of the alternative minimum tax in that subsequent year. The optionee's tax basis for shares acquired pursuant to the exercise of an incentive stock option will be increased for purposes of determining his or her alternative minimum tax by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

   An income tax deduction is not allowed to the company with respect to the grant or exercise of an incentive stock option or the disposition, after the required holding period described above, of shares acquired upon exercise. In the event of a disqualifying disposition, a federal income tax deduction will be allowed to the company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable, and either the employee includes that amount in his or her income or the company timely satisfies its reporting requirements with respect to that amount.

Vote required

   The affirmative vote of the holders of not less than a majority of the shares present at the meeting and entitled to vote is required for approval and adoption of the 2001 Stock Option Plan. Broker non-votes will have no effect and abstentions will have the same effect as negative notes.

   Lacy J. Harber, the owner of 3,943,400 shares (26.3%) of our outstanding common stock on the record date, has agreed to vote his shares in favor of this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 5. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 6. To approve an amendment to our certificate of incorporation changing our name to "TIMCO Aviation Services, Inc."

   Our board of directors has proposed amending article I of our certificate of incorporation to change our name from "Aviation Sales Company" to "TIMCO Aviation Services, Inc." Triad International Maintenance Corporation ("TIMCO") is our principal subsidiary. We believe that TIMCO is the largest independent provider of heavy maintenance services for aircraft in North America. Changing our name to TIMCO Aviation Services, Inc. more accurately reflects the nature of our current business. The proposed amendment to our certificate of incorporation is attached to this proxy statement as Annex 2.

Vote required

   The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock is required for approval of the name change and the proposed amendment to our certificate of incorporation. Broker non-votes and abstentions will have the same effect as negative votes.


   Lacy J. Harber, the owner of 3,943,400 shares (26.3%) of our outstanding common stock on the record date, has agreed to vote his shares in favor of this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 6. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 7. To vote to adjourn the special meeting if there are not sufficient votes to approve one or more matters, in order to provide additional time to solicit proxies

   Stockholders are being asked to provide proxies to give the authority, in the discretion of the proxy holders, to vote to adjourn the meeting if there are not sufficient votes at the date of the meeting to approve one or more of the matters to be voted upon the meeting. Approval of this proposal will allow us, to the extent that shares voted by proxy are required to approve a proposal to adjourn the meeting, to continue to solicit proxies to determine whether sufficient shares will be voted in favor or against one or more of the proposals. If the meeting cannot be adjourned because shares voted by proxy may not be voted in favor of a motion to adjourn the meeting, it may mean that one or more of the proposals described in this proxy statement will fail, not because such proposals did not receive the votes of a majority of the shares represented at the meeting, but rather because such proposals did not obtain the requisite percentage vote of the stockholders in time to be approved by the time of the meeting.

                                 OTHER MATTERS

   The board of directors is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxyholders.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at our 2002 Annual Meeting of Stockholders must be received by our corporate secretary not later than March 31, 2002 at our principal executive offices, 623 Radar Road, Greensboro, North Carolina 27410, Attention: Corporate Secretary, for inclusion in the proxy statement and proxy relating to the 2002 Annual Meeting of Stockholders.

   If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2002 Annual Meeting of Stockholders and the proposal is received by our corporate secretary on or before March 31, 2002, we will provide information in the proxy statement relating to the 2002 Annual Meeting of Stockholders as to the nature of the proposal and how persons named in the proxy solicited by our board of directors intend to exercise their discretion to vote on the proposal.

          CONSOLIDATED FINANCIAL STATEMENTS OF AVIATION SALES COMPANY

                    AVIATION SALES COMPANY AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Years Ended December 31, 1998, 1999 and 2000:
Report of Independent Certified Public Accountants.......................   F-2
Consolidated Balance Sheets at December 31, 1999 and 2000................   F-3
Consolidated Statements of Operations for the three years ended December
 31, 2000................................................................   F-4
Consolidated Statements of Stockholders' Equity for the three years ended
 December 31, 2000.......................................................   F-5
Consolidated Statements of Cash Flows for the three years ended December
 31, 2000 ...............................................................   F-6
Notes to Consolidated Financial Statements...............................   F-8
Financial Statement Schedule:
Schedule II--Valuation and Qualifying Accounts for the three years ended
 December 31, 2000.......................................................  F-34

Nine Months Ended September 30, 2000 and 2001 (unaudited):
Condensed Consolidated Balance Sheets at December 31, 2000 and September
 30, 2001................................................................  F-35
Condensed Consolidated Statements of Operations for the nine months ended
 September 30, 2000
 and 2001................................................................  F-36
Condensed Consolidated Statement of Shareholders' Equity (Deficit) for
 the nine months ended September 30, 2001 ...............................  F-37
Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 2000
 and 2001 ...............................................................  F-38
Notes to Condensed Consolidated Financial Statements.....................  F-39

Unaudited Pro Forma Condensed Consolidated Financial Statements:
Introduction to Unaudited Pro Forma Condensed Consolidated Financial
 Statements..............................................................   P-1
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the year ended December 31, 2000........................................   P-2
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the nine months ended September 30, 2001................................   P-3
Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30,
 2001....................................................................   P-4
Notes to Unaudited Pro Forma Condensed Consolidated Financial
 Statements..............................................................   P-5

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Aviation Sales Company:

   We have audited the accompanying consolidated balance sheets of Aviation Sales Company (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Company and subsidiaries as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

   The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred net losses for the years ended December 31, 1999 and 2000 and required cash to fund its operating activities for each of the three years in the period ended December 31, 2000. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Miami, Florida,
March 30, 2001, (except
for the matters
discussed in the fourth
paragraph in Note 1 and
Note 7 as to which the
date is April 17, 2001
and for the matter
discussed in Note 11,
as to which the date is
April 19, 2001).

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                             ------------------
                                                               1999     2000
                                                             -------- ---------
                                                               (In thousands,
                                                             except share data)
                          ASSETS
CURRENT ASSETS:
Cash and cash equivalents..................................  $ 21,431 $     --
Accounts receivable, net of allowances of $9,593 and $7,454
 in 1999 and 2000, respectively............................    91,926    67,558
Inventories, net of reserves of $16,348 and $8,614 in 1999
 and 2000, respectively ...................................    90,145    53,115
Deferred income taxes......................................     2,292       --
Other current assets.......................................    37,032    10,784
                                                             -------- ---------
Total current assets.......................................   242,826   131,457
                                                             -------- ---------
EQUIPMENT ON LEASE, net of accumulated amortization........    17,393     5,749
FIXED ASSETS, net..........................................    64,309    65,770
AMOUNTS DUE FROM RELATED PARTIES...........................     2,099     1,792
OTHER ASSETS:
Goodwill, net..............................................    51,241    41,390
Deferred financing costs, net..............................     7,953     5,928
Notes receivable from KAV Inventory, LLC...................       --     29,400
Net assets of discontinued operations......................   314,397     3,479
Other......................................................    10,657    15,646
                                                             -------- ---------
Total other assets.........................................   384,248    95,843
                                                             -------- ---------
Total assets...............................................  $710,875 $ 300,611
                                                             ======== =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...........................................  $ 13,948 $  30,214
Accrued expenses...........................................    27,587    27,725
Current maturities of notes payable........................     3,887        29
Current maturities of capital lease obligations............        84       178
Revolving loan.............................................   269,580    35,959
Customer deposits..........................................       586     7,559
Other......................................................       --      5,120
                                                             -------- ---------
Total current liabilities..................................   315,672   106,784
                                                             -------- ---------
LONG-TERM LIABILITIES:
Senior subordinated notes..................................   164,254   164,345
Notes payable, net of current portion......................     1,066    16,498
Capital lease obligations, net of current portion..........     4,093     3,852
Deferred income............................................     1,113        36
Other long-term liabilities................................     6,155     2,204
                                                             -------- ---------
Total long-term liabilities................................   176,681   186,935
                                                             -------- ---------
Commitments and Contingencies..............................
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares
 authorized, none outstanding, 15,000 shares designated
 Series A Junior participating.............................       --        --
Common stock, $.001 par value, 30,000,000 shares
 authorized, 15,015,317 issued and outstanding at December
 31, 1999 and 2000, respectively...........................        15        15
Additional paid-in capital.................................   150,288   150,288
Retained earnings (accumulated deficit)....................    68,219  (143,411)
                                                             -------- ---------
Total stockholders' equity.................................   218,522     6,892
                                                             -------- ---------
Total liabilities and stockholders' equity.................  $710,875 $ 300,611
                                                             ======== =========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the Years Ended December 31,
                                            ----------------------------------
                                               1998        1999        2000
                                            ----------  ----------  ----------
                                              (In thousands, except share
                                                         data)
Operating Revenues:
  Sales, net............................... $  177,279  $  359,956  $  333,289
  Other....................................      7,169      11,797       4,788
                                            ----------  ----------  ----------
    Total operating revenues...............    184,448     371,753     338,077
Cost of sales..............................    141,569     307,944     353,331
                                            ----------  ----------  ----------
  Gross profit (loss)......................     42,879      63,809     (15,254)
Operating expenses.........................     17,721      41,774      74,580
                                            ----------  ----------  ----------
  Income (loss) from operations............     25,158      22,035     (89,834)
Interest expense...........................     13,895      18,649      20,347
Other (income) expense.....................       (196)     (1,327)        925
                                            ----------  ----------  ----------
  Income (loss) before income taxes, equity
   income of affiliates and discontinued
   operations..............................     11,459       4,713    (111,106)
Income tax expense.........................      4,281       3,004       4,810
                                            ----------  ----------  ----------
  Income (loss) before equity income of
   affiliates and discontinued operations..      7,178       1,709    (115,916)
Equity income of affiliates, net of income
 tax.......................................      1,356       1,289          43
                                            ----------  ----------  ----------
  Income (loss) from continuing
   operations..............................      8,534       2,998    (115,873)
Discontinued Operations:
  Operations, net of income taxes..........     16,959     (24,721)    (23,432)
  Loss on disposal, net of income taxes....        --          --      (72,325)
                                            ----------  ----------  ----------
    Net income (loss)...................... $   25,493  $  (21,723) $ (211,630)
                                            ==========  ==========  ==========
Basic Earnings (Loss) Per Share:
  Income (loss) from continuing
   operations.............................. $     0.70  $     0.22  $    (7.72)
  Income (loss) from discontinued
   operations..............................       1.38       (1.78)      (6.37)
                                            ----------  ----------  ----------
    Net income (loss)...................... $     2.08  $    (1.56) $   (14.09)
                                            ==========  ==========  ==========
Diluted Earnings (Loss) Per Share:
  Income (loss) from continuing
   operations.............................. $     0.68  $     0.21  $    (7.72)
  Income (loss) from discontinued
   operations..............................       1.34       (1.77)      (6.37)
                                            ----------  ----------  ----------
    Net income (loss)...................... $     2.02  $    (1.56) $   (14.09)
                                            ==========  ==========  ==========
Weighted average shares outstanding:
  Basic.................................... 12,277,020  13,906,000  15,015,317
                                            ==========  ==========  ==========
  Diluted.................................. 12,626,394  14,168,442  15,015,317
                                            ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         Retained
                           Common Stock     Additional   Earnings     Treasury Stock          Total
                         ------------------  Paid-in   (Accumulated --------------------  Stockholders'
                           Shares    Amount  Capital     Deficit)     Shares     Amount      Equity
                         ----------  ------ ---------- ------------ ----------  --------  -------------
                                              (In thousands, except share data)
Balance as of December
 31, 1997............... 13,362,568   $13    $ 72,962   $  64,449   (1,111,562) $(16,145)   $ 121,279
 Net income.............        --    --          --       25,493          --        --        25,493
 Stock issued in
  acquisition...........    182,143   --        5,720         --           --        --         5,720
 Rescinded stock
  grants................    (18,000)  --          --          --           --        --           --
 Stock options
  exercised.............    100,660   --        1,806         --           --        --         1,806
 Retirement of treasury
  stock................. (1,111,562)   (1)    (16,144)        --     1,111,562    16,145          --
                         ----------   ---    --------   ---------   ----------  --------    ---------
Balance as of December
 31, 1998............... 12,515,809    12      64,344      89,942          --        --       154,298
 Net loss...............        --    --          --      (21,723)         --        --       (21,723)
 Secondary stock
  offering..............  2,300,000     3      79,859         --           --        --        79,862
 Stock options
  exercised.............    199,508   --        6,085         --           --        --         6,085
                         ----------   ---    --------   ---------   ----------  --------    ---------
Balance as of December
 31, 1999............... 15,015,317    15     150,288      68,219          --        --       218,522
 Net loss...............        --    --          --     (211,630)         --        --      (211,630)
                         ----------   ---    --------   ---------   ----------  --------    ---------
Balance as of December
 31, 2000............... 15,015,317   $15    $150,288   $(143,411)         --   $    --     $   6,892
                         ==========   ===    ========   =========   ==========  ========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For the Years Ended December
                                                            31,
                                                ------------------------------
                                                  1998       1999      2000
                                                ---------  --------  ---------
                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).............................  $  25,493  $(21,723) $(211,630)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
 Loss on disposal of discontinued operations..        --        --      72,325
 Depreciation and amortization................      5,687    10,132     21,941
 Write-off of fixed assets....................        --        297        --
 Proceeds from sale of equipment on lease, net
  of gain.....................................      1,290     2,960      3,188
 Gain on sale of fixed assets.................        (72)   (1,432)       --
 Equity (income) loss of affiliate, net of
  income taxes................................     (1,356)   (1,289)       (43)
 Provision for inventory obsolescence.........        --     12,814      3,525
 Provision for doubtful accounts..............        670     4,995     20,343
 Write down of shareholder note...............        --        --         200
 Loss on sale of joint venture................        --        --         859
 Deferred income taxes........................     (1,107)    3,174      1,492
 (Increase) decrease in accounts receivable...      1,849   (46,894)     4,025
 (Increase) decrease in inventories...........    (37,304)  (37,962)    35,472
 (Increase) decrease in other current assets..        180   (29,470)    26,248
 (Increase) decrease in other non-current
  assets......................................     (2,870)      289     (4,078)
 Increase (decrease) in accounts payable......        894    (3,369)    16,266
 Increase (decrease) in accrued expenses......     (2,569)    7,289     11,696
 Increase (decrease) in deferred income.......        409      (257)    (1,077)
 Increase (decrease) in other liabilities.....        (72)    1,405     (3,457)
                                                ---------  --------  ---------
 Net cash used in continuing operating
  activities..................................     (8,878)  (99,041)    (2,705)
                                                ---------  --------  ---------
 Net cash provided by (used in) discontinued
  operations..................................    (73,312)  (15,598)    50,678
                                                ---------  --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash used in acquisitions, net of cash
  acquired....................................    (75,703)  (18,080)       --
 Purchases of fixed assets....................     (5,381)  (17,635)    (9,802)
 Purchases of equipment on lease..............    (23,411)   (9,087)       --
 Proceeds from sale of fixed assets...........        751       --         --
 Purchase of facility.........................        --     (3,500)       --
 Proceeds from sale of land held for
  investment..................................        --     11,556        --
 Purchase of land held for investment.........        --    (10,124)       --
 Payments from related parties................        687       105        106
 Investment in joint venture..................        --     (2,500)    (3,734)
 Proceeds from sale of joint venture..........        --        --       1,455
 Net proceeds from the sale of discontinued
  operations..................................        --        --     175,315
                                                ---------  --------  ---------
 Net cash provided by (used in) investing
  activities..................................   (103,057)  (49,265)   163,340
                                                ---------  --------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                                 For the Years Ended December
                                                             31,
                                                 ------------------------------
                                                   1998      1999       2000
                                                 --------  ---------  ---------
                                                        (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings of amounts under senior debt
  facility.....................................    77,880    567,815    460,593
 Proceeds from sale of common stock............       --      79,862        --
 Proceeds from issuance of senior subordinated
  notes........................................   164,002        --         --
 Repayment of amounts under senior debt
  facility.....................................   (56,190)  (472,242)  (694,214)
 Proceeds of term loan.........................       --         --      15,500
 Proceeds from equipment loans.................    10,488        --         --
 Payments on equipment loans...................      (921)      (627)      (201)
 Payments on capital leases....................       (41)      (184)      (147)
 Stock options exercised.......................     1,806      5,220        --
 Payment of deferred financing costs...........    (7,478)    (1,573)   (10,525)
 Payments on notes payable.....................       --      (3,472)    (3,750)
                                                 --------  ---------  ---------
 Net cash provided by (used in) financing
  activities...................................   189,546    174,799   (232,744)
                                                 --------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................     4,299     10,895    (21,431)
                                                 --------  ---------  ---------
CASH AND CASH EQUIVALENTS, beginning of
 period........................................     6,237     10,536     21,431
                                                 --------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period.......  $ 10,536  $  21,431  $     --
                                                 ========  =========  =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Notes received from sale of inventory to joint
  venture......................................  $    --   $     --   $  29,401
                                                 ========  =========  =========
 Value of warrants issued in connection with
  origination of $15,500 term loan recorded as
  deferred financing costs.....................  $    --   $     --   $   1,079
                                                 ========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Interest paid.................................  $ 15,684  $  32,817  $  39,705
                                                 ========  =========  =========
 Income taxes paid.............................  $ 18,669  $  18,673  $   1,028
                                                 ========  =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Financial Amounts in Thousands, Except Per Share Data)

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

   Aviation Sales Company ("ASC" or the "Company") is a Delaware corporation which through its subsidiaries provides aircraft maintenance, repair and overhaul services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world. During 2000, the Company sold substantially all of the assets of its parts redistribution operation, its new parts distribution operation and its manufacturing operations. See Note 4 for further discussion. The results of operations for these businesses are included in the accompanying consolidated statements of operations as discontinued operations.

   On July 31, 1998, ASC acquired Whitehall Corporation ("Whitehall") for consideration of 2,844 shares of ASC common stock. Under the terms of the acquisition agreement, each share of Whitehall common stock was exchanged for
 .5143 shares of ASC common stock. The acquisition of Whitehall has been accounted for under the pooling of interests method of accounting. The accompanying consolidated financial statements give retroactive effect to the acquisition of Whitehall. All share amounts have been restated to include the conversion of the Whitehall common stock to ASC common stock in the merger and a two-for-one stock split effected by Whitehall in March 1997. The operations of ASC and its other subsidiaries and Whitehall retroactively consolidated are referred to herein as the operations of the Company.

SECONDARY OFFERING

   On June 16, 1999, ASC closed a public offering of 2,000 shares of common stock and on June 24, 1999, the underwriters of the public offering exercised their option to purchase an additional 300 shares of common stock. The net proceeds of the offering, $79,862, were used to repay senior indebtedness.

LIQUIDITY

   The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Notes 7 and 11, the Company was not in compliance at December 31, 1999 and March 31, 2000 with certain of the financial covenants contained in the Company's credit agreement with its senior lenders and certain of the lease agreements to which the Company is a party. On May 31, 2000, the Company amended and restated its senior credit facility and amended certain of its lease agreements. These agreements were further amended on June 25, 2000, September 30, 2000, November 28, 2000, February 14, 2001 and April 17, 2001. As discussed in Note 4, during 2000, the Company sold substantially all of the assets of its parts redistribution operation, new parts distribution operation and manufacturing operations. The proceeds from these sales were used to repay senior indebtedness. In addition, in February 2000, the Company borrowed $15,500 under a supplemental term loan with the financial institution that is the agent for the revolving credit facility. In February 2001, the Company borrowed $10,000 under a term loan from a second financial institution. The proceeds from these loans were used to repay senior indebtedness and for working capital purposes. The revolving credit facility and the $15,500 term loan mature in July 2002 and the $10,000 term loan matures in August 2002. As a result of the above transactions, the outstanding balance on the revolving credit facility was reduced from $269,580 as of December 31, 1999 to $35,959 as of December 31, 2000.

   As of March 31, 2001, the Company has $2,200 of availability for borrowing under its revolving credit facility. The Company has also recently closed (on a temporary basis) one of its maintenance, repair and overhaul ("MR&O") facilities, consolidated the operations of one of its component overhaul businesses from two facilities to one, and reduced its headcount at certain of its other MR&O facilities in order to lower its

                    AVIATION SALES COMPANY AND SUBSIDIARIES
operating expenses. The Company is also actively considering selling one or more additional operations, or the sale of additional securities, in order to repay additional debt and to fund the working capital requirements of its operations. While the Company expects to be able to meet its working capital requirements from its available resources, there can be no assurance that the Company will have sufficient working capital to meet its obligations. The Company incurred net losses for the years ended December 31, 1999 and 2000 and required cash to fund its operating activities for the years ended December 31, 1998, 1999 and 2000. As a result of these matters the Company's auditors have issued their opinion with a going concern qualification. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, medical benefit accruals, the estimated fair value of the facilities under operating lease discussed in
Note 11, and the allowances for litigation and environmental costs. A principal assumption made by the Company is that inventory will be utilized and realized in the normal course of business and may be held for a number of years.

PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (collectively the "Company"). Investments in joint ventures are accounted for under the equity method of accounting. All significant intercompany transactions and balances have been eliminated.

RECLASSIFICATIONS

   Assets, liabilities, revenues and expenses of discontinued operations have been separately reclassified in the 1999 and 1998 consolidated financial statements. Certain other prior year amounts included in the accompanying consolidated financial statements have been reclassified to conform with the 2000 presentation.

CASH AND CASH EQUIVALENTS

   The Company considers all deposits with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1999 include cash held by the Company in demand deposit accounts.

REVENUE RECOGNITION

   Revenues from aircraft maintenance service are generally recognized when services are performed and unbilled receivables are recorded based upon the percentage of completion method. Unbilled receivables are billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. These service fees are recorded in revenue over the course of the contract as the services are rendered. Gain on sale of equipment on lease is included in other revenue in the accompanying consolidated statements of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

The Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded as sales at the time the unit is shipped.

   With respect to discontinued business, repairs and sales of aircraft parts are recognized as revenue when a unit is shipped and title has passed to the customer or when a repaired unit is returned to the customer. Transfers of inventory to customers which include a related acquisition of inventory from the same third party for a similar amount are not recognized as revenue at the time of transfer. Certain of the Company's discontinued operations also warehoused and sold inventories on behalf of others under consignment arrangements. Sales of aircraft parts from consignment inventories were recorded as revenue upon shipment of the unit. Pursuant to the terms of these consignment arrangements, the Company acquired title to the consigned inventory immediately prior to sale. As such, these sales had historically been reflected on a gross basis in the accompanying consolidated statements of operations prior to the sale of the related business as discussed in Note 4 and the resulting presentation as discontinued operations. The Company also performs inventory repair management and warehouse management services for customers on a contractual basis.

INVENTORIES

   Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or market on primarily a specific identification basis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold. Cost of inventory includes raw materials, labor and overhead. The Company maintains raw materials, work in progress and finished goods inventories in support of its operations. At December 31, 1999 and 2000, inventories consisted of the following:

                                                                  1999    2000
                                                                 ------- -------
   Finished goods............................................... $35,862 $34,112
   A-300 aircraft...............................................  45,709   3,150
   Work in progress.............................................   3,848  15,415
   Raw materials................................................   4,726     438
                                                                 ------- -------
                                                                 $90,145 $53,115
                                                                 ======= =======

   The Company provides an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be utilized in the normal course of business and not on a liquidation basis. Such inventory may be held for a number of years.

EQUIPMENT ON LEASE

   The Company leases engines and spare parts inventories to customers in the airline industry on a worldwide basis through operating leases. Operating lease income is recognized on a straight-line basis over the term of the underlying leases and is included in other operating revenue in the accompanying consolidated statement of operations. The cost of equipment on lease is amortized, principally on a straight-line basis, to the estimated remaining net realizable value over the shorter of the lease term or the economic life of the equipment.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

FIXED ASSETS, NET

   Fixed assets are stated at cost, and at December 31, 1999 and 2000, consisted of the following:

                                           Depreciable
                                              Life           1999      2000
                                       ------------------- --------  --------
Land..................................                     $     71  $    114
Buildings............................. 29 years               5,553     5,709
Machinery and equipment............... 3 to 7 years          39,981    36,967
Furniture and fixtures................ 3 to 5 years           3,179    11,715
Leasehold improvements................ Shorter of lease
                                       term or useful life   35,918    40,473
                                                           --------  --------
                                                             84,702    94,978
Accumulated depreciation and
 amortization.........................                      (20,393)  (29,208)
                                                           --------  --------
                                                           $ 64,309  $ 65,770
                                                           ========  ========

   For financial reporting purposes, the Company provides for depreciation and amortization of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over their estimated useful lives. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income. Depreciation and amortization expense amounted to $2,707, $5,061 and $8,815, for the years ended December 31, 1998, 1999 and 2000, respectively.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("ACSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. The Company adopted SOP 98-1 prospectively on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

   Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company's estimate of undiscounted cash flows over the assets' remaining estimated useful life are less than the assets' carrying value. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

INVESTMENTS

   During 1994, Whitehall obtained a 40% ownership interest in a joint venture involved in the development of aircraft-related technology for an initial investment of $1. The Company accounts for its investment in the joint venture under the equity method. In 1994, Whitehall loaned $2,000 to the joint venture, which is evidenced by a promissory note which accrues interest at a maximum rate of 5% per annum. Principal and accrued interest became due on January 5, 1999. During February 2000, management elected to convert the then outstanding note and accrued interest balance into a capital contribution. During May 2000, the Company liquidated its investment in the joint venture. In connection with the disposition of the joint venture, the Company recorded a charge of $859, which is included in other (income) expense in the accompanying consolidated statement of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   In August 1999, the Company obtained a 50% interest in a limited liability corporation that designs, manufactures and installs an FAA approved conversion kit that converts certain Boeing 727 aircraft from passenger configuration to cargo configuration. The initial investment was $2,500. During 2000, the Company invested an additional $3,734 in the form of cash, advances and services. The Company accounts for this investment under the equity method.

   The total carrying value of the equity investments, including Whitehall notes receivable and accrued interest, at December 31, 1999 and 2000 was $7,647 and $6,234, respectively, and is included in other assets in the accompanying consolidated balance sheets. Summarized balance sheet information for the equity investments as of December 31, 1999 and 2000 is as follows:

                                                                 1999    2000
                                                                ------- -------
   Current assets.............................................. $14,741 $   --
   Noncurrent assets...........................................   3,150  13,234
   Current liabilities.........................................   3,622   1,234
   Noncurrent liabilities......................................   2,000     --

   Summarized results of operations for the equity investments for the years ended December 31, 1998, 1999 and 2000 are as follows:

                                                             1998    1999   2000
                                                            ------- ------- ----
   Net sales............................................... $45,483 $38,338 $725
   Gross profit............................................   7,754   7,341  --
   Net income..............................................   5,557   5,298  --

INTANGIBLE ASSETS

   The costs associated with obtaining financing are included in the accompanying consolidated balance sheets as deferred financing costs and are being amortized over the terms of the loans to which such costs relate. Amortization of deferred financing costs included in continuing operations for the years ended December 31, 1998, 1999 and 2000 was $460, $510 and $2,622,
respectively, and is included in interest expense in the accompanying consolidated statements of operations. Amortization of deferred financing costs included in discontinued operations for the years ended December 31, 1998, 1999 and 2000 was $489, $1,214 and $11,039, respectively. During 2000, the Company completed the sales of certain of its operations and assets and the liquidation of a joint venture, and used the proceeds to repay senior indebtedness outstanding under the credit facility. See Notes 4 and 7. As a result of these dispositions, the Company's commitment under its credit facility was reduced and the Company wrote off the deferred financing costs of $5,407 that related to that reduction in the quarter ended December 31, 2000, of which $1,074 is included in amortization of deferred financing costs in continuing operations and $4,333 is included in amortization of deferred financing costs in discontinued operations. See Note 7. The cost and accumulated amortization of deferred financing costs as of December 31, 1999 and 2000 is as follows:

                                                                1999     2000
                                                               -------  -------
   Original basis............................................. $10,951  $22,587
   Accumulated amortization...................................  (2,998) (16,659)
                                                               -------  -------
                                                               $ 7,953  $ 5,928
                                                               =======  =======

   The excess of the purchase price over the fair values of the net assets acquired from acquisitions of businesses has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

Effective January 1, 1999, the Company revised the estimated fair market values allocated to goodwill and inventories relating to an acquisition accounted for under the purchase method. This revision resulted in a reduction in goodwill and increase in inventories of $1,410. Amortization expense for the years ended December 31, 1998, 1999 and 2000 was $784, $2,360 and $9,852, respectively.
Goodwill and accumulated amortization at December 31, 1999 and 2000 are as follows:

                                                                1999     2000
                                                               -------  -------
   Original basis............................................. $54,216  $46,855
   Accumulated amortization...................................  (2,975)  (5,465)
                                                               -------  -------
                                                               $51,241  $41,390
                                                               =======  =======

   The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring whether there is an impairment. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted cash flow resulting from the use and ultimate disposition of the asset. In April 2000, a customer which represented a significant portion of the operations at one of the Company's heavy airframe maintenance facilities filed for protection under the U.S. bankruptcy code. As a result of this event, the Company has temporarily closed this facility and has determined that the goodwill relating to this facility and certain capitalized contract costs associated with the customer are impaired. Accordingly, during the quarter ended December 31, 2000, the Company recorded a charge of $7,808 to write off the carrying value of the goodwill and contract costs, which is included in operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2000. The Company has determined that no other impairments have occurred.

RECENTLY ISSUED ACCOUNTING STANDARDS

   Notes receivable is comprised of notes due from KAV Inventory, LLC ("KAV"), a 50% owned limited liability company which acquired all of the aircraft and engine spare parts inventory and the engine inventory of the Company's redistribution operation as discussed in Note 4. These notes bear interest at 14% and are subordinated in all respects to certain institutional financing of KAV. Management does not expect to receive any payments under the notes during 2001. Because of the contingencies discussed in Note 4, recognition of interest income under the notes will be deferred and recognized as collected following collection of all outstanding principal amounts.

DEFERRED INCOME

   Advance payments and deposits received on operating leases are initially deferred and subsequently recognized as the Company's obligations under the lease agreements are fulfilled.

ENVIRONMENTAL COSTS

   Environmental expenditures that relate to current operations are expensed as incurred. Remediation costs that relate to existing conditions caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Environmental costs are included in operating expenses in the accompanying consolidated statements of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

STOCK COMPENSATION PLANS

   The Company accounts for the fair value of its grants under its stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") on January 1, 1996.

INCOME TAXES

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

FINANCIAL INSTRUMENTS

   The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of the revolving loan approximates the carrying amount of the revolving loan in the accompanying consolidated balance sheets because management believes the interest rate to be the fair market interest rate. The fair value of the senior subordinated notes is $66,000 based on the market value of the notes as of December 31, 2000. Management believes the fair value of notes receivable approximates the carrying amount of the notes because the interest rates on the notes represent fair market interest rates.

START UP ACTIVITIES

   In April 1998, the ACSEC issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 establishes standards for the reporting and disclosure of start-up costs, including organization costs. The Company adopted SOP 98-5 effective on January 1, 1999. The adoption of SOP 98-5 did not have a material effect on the Company's financial position or results of operations. The Company expenses start-up costs as incurred.


COMPREHENSIVE INCOME

   For all periods presented, comprehensive income is equal to historical net income or loss.

SEGMENT REPORTING

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual and interim financial reports to shareholders. It also establishes standards for related disclosures about an enterprise's business segments, products, services, geographic areas and major customers.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

SFAS No. 131, which supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", retains the requirement to report information about major customers and requires that a public company report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. The Company adopted SFAS No. 131 effective December 31, 1998. The Company operates its businesses as a single segment: airline services.

RECENTLY ISSUED ACCOUNTING STANDARDS

   In January 2000, Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition was issued. SAB No. 101 clarifies issues relating to revenue recognition in financial statements including income statement presentation and disclosure. SAB No. 101 became effective in 2000 and did not have a material effect on the Company's financial position or the results of operations.

   In May 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives", ("EITF Issue No. 00-14") which addresses the recognition, measurement and income statement classification for sales incentives offered by vendors to customers. EITF Issue No. 00-14 became effective for the Company during the quarter ended September 30, 2000. Sales incentives within the scope of this issue include offers that can be used by a customer to receive a reduction in the price of a product or service at the point of sale. The consensus states that the cost of the sales incentive should be recognized at the latter of the date at which the related revenue is recorded or the date at which the sales incentive is offered. The consensus also states that when recognized, the reduction in or refund of the selling price should be classified as a reduction of revenue, and that if the sales incentive is a free product or service delivered at the time of sale, the cost should be classified as an expense. The adoption of EITF Issue No. 00-14 did not have a material effect on the Company's financial position or results of operations.

   In March 2000, the FASB issued FASB Interpretation ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation," which clarifies the application of APB Opinion No. 25 for certain issues. The interpretation was effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which were effective after December 15, 1998. The adoption of FIN 44 did not have a material effect on the Company's financial position or results of operations.

   In July 2000, the Emerging Issues Task Force ("EITF") issued 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 became effective in the fourth quarter of 2000. EITF 00-10 prohibits the netting of shipping and handling costs against shipping and handling revenues. EITF 00-10 permits companies to adopt a policy of including shipping and handling costs in cost of sales or other income statement line items. The adoption of EITF 00-10 did not have a material effect on the Company's financial position or results of operations.

NOTE 2--BUSINESS COMBINATIONS

ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING

   In March 1998, the Company completed the acquisition of Caribe Aviation, Inc. ("Caribe") and Caribe's wholly owned subsidiary Aircraft Interior Design, Inc. ("AIDI") for $23,300, consisting of $5,000 in cash, and

                    AVIATION SALES COMPANY AND SUBSIDIARIES

$5,000 in promissory notes payable over two years; the issuance of 182 shares of the Company's common stock; and the repayment of approximately $7,600 of indebtedness owed by Caribe and AIDI to a financial institution. See Note 8.

   In September 1998, the Company completed the acquisition of Triad International Maintenance Corporation ("TIMCO") for $63,300 in cash. Additionally, as a part of the transaction, the Company agreed to guarantee certain industrial revenue bond financing incurred in connection with the development of TIMCO's Greensboro operating facilities, in the approximate amount of $11,700 and the Company has posted an irrevocable letter of credit to secure its obligations thereunder.

   In August 1999, the Company completed the acquisition of the assets of Kitty Hawk, Inc.'s airframe and JT8D engine maintenance operations ("TIMCO Oscoda") located in Oscoda, Michigan and entered into agreements to provide heavy airframe and engine maintenance services to Kitty Hawk for a three-year period. Under the terms of the acquisition agreement, the Company paid $18,080 in cash and was to deliver $3,500 in purchase credits to Kitty Hawk during future periods. The pre-acquisition operations of Kitty Hawk, Inc.'s airframe and JT8D engine maintenance operations were not material to the operations of the Company for 1998 or 1999. During 2000, Kitty Hawk filed bankruptcy and recently the Company closed its airframe maintenance facility in Oscoda, Michigan on a temporary basis. See Note 1.

   The Company's acquisitions of Caribe, AIDI, TIMCO and TIMCO Oscoda have been accounted for under the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair values at the date of acquisition, and their results of operations have been included in the accompanying consolidated financial statements from the date of acquisition.

   Unaudited pro forma consolidated results of operations assuming Caribe, AIDI and TIMCO acquisitions had occurred at the beginning of the period presented are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Revenue.........................................................   $298,532
   Income from continuing operations...............................     10,142
   Net income......................................................     27,100
   Diluted earnings per share......................................       2.13

   The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1998.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

PURCHASE PRICE ALLOCATIONS

   The purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Accounts receivable........................................ $31,874  $   --
   Inventories................................................  15,057    3,535
   Other current assets.......................................   1,127      --
   Other non-current assets...................................     483    1,000
   Fixed assets...............................................  22,245    2,322
   Goodwill...................................................  40,903   14,723
   Accounts payable...........................................  (8,842)     --
   Accrued expenses........................................... (16,424)  (3,500)
   Notes payable..............................................  (5,000)     --
   Common stock issued........................................  (5,720)     --
                                                               -------  -------
   Cash used in acquisitions, net of cash acquired............ $75,703  $18,080
                                                               =======  =======

ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD OF ACCOUNTING

   Shares issued to consummate acquisitions accounted for under the pooling of interests method of accounting are reflected as outstanding for all periods presented in the accompanying consolidated financial statements. In July 1998, the Company acquired Whitehall for consideration of 2,844 shares of AVS's common stock. The acquisition was accounted for using the pooling of interests method of accounting and thus, the accompanying consolidated financial statements have been restated to give retroactive effect for the acquisition for all periods presented. Operating revenues and net income of Whitehall in 1998 for the period prior to the pooling were $86,498 and $6,115, respectively.

NOTE 3--ADJUSTMENTS TO CARRYING VALUE OF CERTAIN ASSETS AND OTHER CHARGES

   During the quarter ended December 31, 1999, the Company recorded adjustments to the carrying value of certain assets and other charges totaling approximately $60,858. These charges include a reduction in the carrying value of the Company's inventory at December 31, 1999 of $23,351 primarily relating to inventory held for sale by the Company's redistribution operations, a $9,830 write-down in the carrying value of the four A-300 aircraft owned by the Company and included in inventory, and a $7,700 write-down of previously capitalized costs expended relating to the development of a new software system which has not been implemented and will not be completed.

   Also included in these charges is a $7,747 addition to the allowance for doubtful accounts receivable, $4,800 of accrued expenses relating to the runoff of one of the Company's health insurance plans, $2,000 of Year 2000 remediation costs, accrued severance and increased professional fees of $1,163, and the write-off of financing fees relating to a new credit facility which did not close and miscellaneous deposits and other assets which have been determined not to be collectible of $4,267. These charges are substantially non-cash items.

   Of the total 1999 charges and adjustments, approximately $16,545 relate to the Company's continuing operations and $44,313 relate to discontinued operations. In regard to the charges incurred in relation to

                    AVIATION SALES COMPANY AND SUBSIDIARIES
continuing operations, $12,673 and $5,304, respectively, are included in cost of sales and operating expenses, in the accompanying consolidated statement of operations for the year ended December 31, 1999. In addition, other expense (income) included a gain on sale of land of $1,432 for the year ended December 31, 1999.

   During the year ended December 31, 2000, the Company recorded charges totaling $6,638 relating to the disposal of three A-300 aircraft that it owned and an adjustment of $4,871 to the carrying value of leased assets. These charges are included in cost of sales in the accompanying consolidated statement of operations for the year ended December 31, 2000. In addition, during 2000, the Company recorded charges totaling $30,016 relating to the temporary closure of one of its heavy airframe maintenance facilities and bad debt allowances relating primarily to a customer who filed for bankruptcy in 2000 and a customer who recently ceased operations. These charges are included in operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2000.

NOTE 4--DISCONTINUED OPERATIONS

   In September 2000, the Company completed the sale of substantially all of the assets of its manufacturing operations for $41,000, excluding transaction expenses and possible post-closing adjustments. The cash proceeds of the sale were used to repay senior indebtedness.

   In December 2000, the Company completed the sale to another redistributor Kellstrom Industries, Inc. (the "Purchaser") of substantially all of the assets and business of its redistribution operation in a series of transactions intended to constitute a single transaction (the "Transaction"). The aggregate purchase price received in the Transaction was $156,400, approximately $127,000 of which was paid in cash ($122,000 after payment of transaction expenses). The net proceeds of the Transaction were used to repay senior indebtedness. As part of the Transaction, the Company acquired a 50% interest in a limited liability company, KAV Inventory, LLC ("KAV") organized by the Purchaser and the Company. Substantially all of the aircraft and engine spare parts inventory and the engine inventory of the Company's redistribution operation, as well as certain rotable parts inventories from two of the Company's MR&O operations, were sold to KAV for 89% of the closing date book value of such inventory ($148,600, subject to post-closing adjustments). Compensation for the sale of inventory was comprised of cash of approximately $105,000 and two subordinated notes, each in the principal amount of $13,700, and one subordinated note in the principal amount of $15,701. The notes bear interest at 14% per annum and are subordinated in all respects to the KAV institutional financing. In addition, the Company posted an $8,500 letter of credit to secure, in part, KAV's institutional financing. Further, the Company and the Purchaser each advanced $2,300 to KAV to allow it to pay fees and costs relating to its institutional financing. The Company and the Purchaser will receive reimbursement of these advances after payment of the institutional financing and prior to repayment of the senior subordinated notes.

   KAV's sole business is the liquidation of the inventory it acquired from the Company. KAV entered into an agreement to consign all of its inventories to the Purchaser. The Transaction agreement specifies that all of the proceeds from sales of the inventory, less a consignment commission to the Purchaser of 20%, will be used to pay interest and principal on KAV's institutional debt. After the institutional debt is paid in full, proceeds from the sale of inventory will be used to reimburse the Company and the Purchaser for advances made to KAV to allow it to pay fees and costs relating to its institutional financing and thereafter to pay interest and principal on the two $13,700 notes. Interest and principal on the $15,701 note will be paid from the remaining proceeds from the sale of inventory, less a 35% consignment commission to the Purchaser. Under the Transaction agreement, the Company has approval rights relating to the sale price of certain inventory. After considering a third-party appraisal of the inventory and projections of cash distributions in accordance with the Transaction agreement, management believes the total amount of the notes of $29,401 will be fully realized. Interest income on the notes will be deferred and recognized as collected following collection of all outstanding principal amounts. The projections of cash distributions to the Company are highly dependent upon the timing of the sales and the sale prices obtained by the Purchaser for KAV's inventory.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The second component of the Transaction consisted of a sale of certain non-inventory assets of the redistribution operation, including one of the $13,700 subordinated notes described above, net of certain payables assumed by the Purchaser, for approximately $21,500, all of which was paid in cash. Under the terms of the Transaction, the Purchaser has the right after one year from the date of the Transaction to require the Company to repurchase receivables sold in accordance with the Transaction to the extent they remain uncollected. As of March 31, 2001, $8,515 of receivables sold pursuant to the Transaction had not been collected by the Purchaser. In addition, the purchase price for the sale of inventory and non-inventory assets is subject to post-closing adjustments as set forth in the agreements. The Purchaser has indicated that post-closing adjustments would result in a reduction in the aggregate consideration received pursuant to the Transaction of approximately $4,500. The Company has notified the Purchaser of its intention to dispute their calculation of post-closing adjustments and the proposed reduction in consideration. While there can be no assurance, the Company does not believe that the resolution of this dispute or the amount of receivables which the Company may ultimately be obligated to repurchase will have a material impact on the Company's financial position or results of operations. During the year ended December 31, 2000, the Company recorded a charge of $56,700, including $20,400 in the quarter ended December 31, 2000, to reduce the carrying value of its investment in the redistribution operation to its estimated net realizable value.

   In addition, as part of the sale of the redistribution operations described above, the Purchaser leased a facility and certain furniture, fixtures and equipment used in the redistribution operations for a one-year period. The Purchaser has an option to acquire these assets during the term of the lease and after one year the Company has an option to require the Purchaser to acquire the assets, which can be extended by the Purchaser for six months under certain circumstances. The Company also entered into a sublease agreement relating to the redistribution operation's warehouse and corporate headquarters facility for a five-year period with the right to renew for five consecutive five-year periods at a market rental rate. The Company also entered into a non-competition agreement whereby the Company is restricted from engaging in the redistribution business for a period of up to five years. In addition, the Company entered into a cooperation agreement under which it agreed to provide repair services for the KAV parts inventory and the Purchaser's parts inventory and the Purchaser agreed to supply parts to the Company's MR&O operations.

   In December 2000, the Company completed the sale of the stock of its subsidiary, Aviation Sales Bearings Company, which operates the Company's Dixie Aerospace Bearings new parts distribution operation. In the transaction, the Company received net aggregate consideration of $17,700 inclusive of debt assumed by the purchaser. The net cash proceeds from the sale, which approximated $13,500, were used to reduce outstanding senior indebtedness. Also, as part of the transaction, the Company retained certain accounts receivable and inventories. Such retained assets are being sold and collected pursuant to consignment and collection agreements executed with the purchaser. The Company anticipates that the liquidation of these assets will provide additional consideration as these receivables are collected and inventory is sold.

   The net income (loss) of these operations prior to their respective disposal dates net of income taxes, is included in the accompanying consolidated statements of operations under "discontinued operations". Previously issued financial statements have been changed to reflect those operations as discontinued operations. Revenues from such operations through the disposal dates were $316,367, $317,326 and $222,299 for the years ended December 31, 1998, 1999 and 2000, respectively. The aggregate results of operations of the discontinued operations through the disposal dates, net of income tax provision (benefit) of $11,865, ($16,758) and $624, were $16,959, ($24,721) and ($23,432)
for the years ended December 31, 1998, 1999 and 2000, respectively.

   The provision for loss on disposal of discontinued operations reflected in the accompanying consolidated statement of operations for 2000 of $73,325 includes the write-down of the assets of the operations to estimated net realizable values, subject to post-closing adjustments. No expected tax benefit has been recorded relating to

                    AVIATION SALES COMPANY AND SUBSIDIARIES
the provision for loss on disposition as all loss carrybacks relating to the discontinued operations have been utilized and the Company has provided a full valuation allowance on its deferred tax assets (see Note 13).

   A summary of the net assets of the discontinued operations as of December 31, 1999 and 2000 is as follows:

                                                               1999      2000
                                                             --------  --------
   Accounts receivable, net................................. $ 71,392  $  8,492
   Inventories..............................................  260,464     6,565
   Other current assets.....................................    3,829       137
   Fixed assets, net........................................   26,771     9,356
   Other assets.............................................   19,858     2,081
   Accounts payable and accrued expenses....................  (67,917)  (19,077)
   Notes payable............................................      --     (4,075)
                                                             --------  --------
   Net assets of discontinued operations.................... $314,397  $  3,479
                                                             ========  ========

   The above amounts are net of reserves of $28,185 and $28,048 as of December 31, 1999 and 2000, respectively.

NOTE 5--ACCOUNTS RECEIVABLE

   The Company distributes products and services to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other companies. The Company performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. Accrued sales not billed for aircraft maintenance services are billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. Accrued sales not billed amounted to $45,074 and $28,733 at December 31, 1999 and 2000, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

   The Company's top ten customers combined accounted for approximately 49.6% and 56.2% of operating revenues, for the years ended December 31, 1999 and 2000, respectively. One customer accounted for 22.6% and 14.0% of operating revenues for the years ended December 31, 1999 and 2000, respectively. No other customer accounted for more than 10% of operating revenues in 1999 and 2000. No customer accounted for more than 10% of accounts receivable as of December 31, 1999 and 2000. There was no concentration of credit risk associated with any specific customer in 1998.

NOTE 6--EQUIPMENT ON LEASE

   In the normal course of business, the Company leases engines and spare parts to third parties pursuant to noncancelable operating leases ranging from one to ten years. The cost and accumulated amortization of equipment on lease are as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1999     2000
                                                                -------  ------
   Equipment on lease, at cost................................. $19,755  $7,156
   Accumulated amortization....................................  (2,362) (1,407)
                                                                -------  ------
                                                                $17,393  $5,749
                                                                =======  ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   Deposits of $1,113 and $36 as of December 31, 1999 and 2000, respectively, received on outstanding leases are recorded as deferred income in the accompanying consolidated balance sheets and will be applied in connection with the final settlement of these leases. Amortization expense on equipment on lease amounted to $2,018, $2,151 and $1,035 for the years ended December 31, 1998, 1999 and 2000, respectively. Future minimum lease payments receivable under outstanding leases are as follows:

      Year Ending December 31,
      ------------------------
      2001............................................................. $1,162
      2002.............................................................    753
      2003.............................................................    226
      2004.............................................................    104
                                                                        ------
                                                                        $2,245
                                                                        ======

NOTE 7--NOTES PAYABLE AND REVOLVING LOAN

   Prior to May 31, 2000, the Company had a revolving loan and letter of credit facility (the "Credit Facility") of $300,000 with a group of financial institutions. Effective May 31, 2000, the Credit Facility was amended and the commitment was reduced to $285,000. Following the liquidation of the AvAero joint venture, and the sales of the A-300 aircraft, manufacturing operations and redistribution operations described above, the commitment was reduced to $88,000. As of April 17, 2001, the commitment is effectively $75,000. The Credit Facility expires in July 2002. The Credit Facility was further amended on June 25, 2000, September 30, 2000, November 28, 2000, February 14, 2001 and April 17, 2001. Interest under the Credit Facility is, at the option of the Company, (a) prime plus 3.0%, or (b) LIBOR plus 4.5%. During the year ended December 31, 1999 and 2000, the weighted average interest rate on the Credit Facility was 7.21% and 10.94%, respectively. As of December 31, 1999 and December 31, 2000, the outstanding balance on the Credit Facility was $269,580 and $35,959, respectively. Borrowings under the Credit Facility are secured by a lien on substantially all of the Company's assets and the borrowing base consists primarily of certain of the Company's receivables and inventory.

   The Credit Facility contains certain financial covenants regarding the Company's financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of borrowing and repayment of all debt in the event of a material adverse change in the business of the Company or a change in control as defined. A default under the Credit Facility could potentially result in a default under other agreements to which the Company is a party, including its lease agreements. In addition, the Credit Facility requires mandatory repayments and a reduction in the total commitment under the Credit Facility from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. At December 31, 1999 and March 31, 2000, the Company was not in compliance with certain of the financial covenants contained in the Credit Facility. The financial institutions which are party to the Credit Facility agreed to forbear in regards to these covenant violations and other matters until May 31, 2000 at which point in time the Credit Facility was amended. The Credit Agreement was further modified effective June 25, 2000, September 30, 2000, November 28, 2000, February 14, 2001 and April 17, 2001. The Company was required to pay fees of $3,000 in relation to the standstill agreement associated with the early 2000 forbearance, which were amortized over the period from February 1, 2000 through May 31, 2000. In connection with the June 25, 2000 amendment, the Company paid fees of $2,154, which are being amortized between July 1, 2000 and June 30, 2002. To the extent the Credit Facility remains outstanding as of certain dates, the Company is committed to pay incremental financing fees as follows: June 30, 2001--$1,000, August 14, 2001--2% of outstanding commitment less $1,000, November 14, 2001--2% of outstanding commitment and February 14,

                    AVIATION SALES COMPANY AND SUBSIDIARIES

2002--2% of outstanding commitment. At December 31, 2000, $2,441 was available for borrowing under the Credit Facility and outstanding letters of credit aggregated $30,233.

   In February 2000, the Company executed a $15,500 term loan with the financial institution that is the agent under the Credit Facility. The term loan is senior secured debt, bears interest at 12% per annum, contains financial covenants which are consistent with the Credit Facility and matures in July 2002. Principal payments of $500 per month are due beginning in January 2002 with a final principal payment of $12,000 due in July 2002. Under the term loan agreement, the Company also granted the lender common stock purchase warrants to purchase 129 shares of the Company's common stock exercisable for nominal consideration at any time until December 31, 2005. If the term loan is not repaid in full, the warrants entitle the holder to require the Company, subsequent to July 31, 2000 and subject to a vesting schedule, to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share. The lender has not required the Company to repurchase any warrants through December 31, 2000. The Company has recorded the value of these warrants ($1,079) as additional deferred financing costs and is amortizing this amount to interest expense over the term of the loan.

   In February 2001, the Company obtained a $10,000 term loan from a financial institution. The term loan is senior secured debt, bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6,704 and for working capital purposes. In connection with the term loan, the Company issued warrants to purchase 250 shares of its unissued common stock at an exercise price of $4.00 per share to each of four individuals, two of whom are officers and/or directors of the Company and one of whom is a principal stockholder of the Company. Each of these individuals provided credit support to the financial institution which advanced the loan proceeds.

SENIOR SUBORDINATED NOTES

   In February 1998, the Company sold $165,000 of senior subordinated notes with a coupon rate of 8.125% at a price of 99.395%. The proceeds of the sale were used to repay all amounts then outstanding under the Credit Facility and to fund the cash requirements related to certain acquisitions. The senior subordinated notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year. The senior subordinated notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Credit Facility and under facilities which may replace the Credit Facility in the future. In addition, the senior subordinated notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.

   The indenture pursuant to which the senior subordinated notes have been issued permits the Company and its subsidiaries to incur additional indebtedness, including additional senior debt. Under the indenture, the Company may borrow unlimited additional amounts so long as after incurring such debt it meets a fixed charge coverage ratio for the most recent four fiscal quarters. Additionally, the indenture allows the Company to borrow and have outstanding additional amounts of indebtedness (even if it does not meet the required fixed charge coverage ratios), up to enumerated limits. The Company did not meet the fixed charge coverage ratio for the one-year period ended December 31, 2000. Accordingly, its ability to incur additional debt is currently limited under its indenture. The senior subordinated notes are also effectively subordinated in right of payment to all existing and future liabilities of any of its subsidiaries which do not guarantee the senior subordinated notes.

   The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries and each subsidiary that will be organized in the future

                    AVIATION SALES COMPANY AND SUBSIDIARIES
by the Company unless such subsidiary is designated as an unrestricted subsidiary. Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the subsidiary guarantors. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of subsidiary guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of subsidiary guarantors to the extent of the assets securing their obligations, including the Credit Facility. Furthermore, the indenture permits subsidiary guarantors to incur additional indebtedness, including senior debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management has determined that such information is not material to investors.

   The senior subordinated notes are redeemable, at the Company's option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii)
2005--101.354%; and (iv) 2006 and thereafter--100%. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase all or any part of each holder's senior subordinated notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the senior subordinated notes upon a change in control or that such repurchase will then be permitted under the Credit Facility.

   Under the indenture, if the Company sells assets (other than inventory in the ordinary course of business or leases or assets subject to leases in the ordinary course of business) with a fair market value in excess of $2,000 or for net proceeds in excess of $2,000, the Company must comply with certain requirements. Additionally, the Company must use the proceeds from such asset sales, within 270 days after completion of the sales, to either permanently repay senior debt or to acquire other businesses or assets (or, if such proceeds are not used for these purposes, then such proceeds must be used to repurchase senior subordinated notes). Further, if the value of the assets sold exceeds $15,000, the Board of Directors must determine that the Company is receiving fair market value for the assets sold.

   The indenture contains certain other covenants that, among other things, limit the Company's ability and that of its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of the Company's assets.

OTHER LOANS

   In connection with the Company's acquisition of Kratz-Wilde Machine Company in October 1997, a subsidiary of the Company delivered a non-interest-bearing promissory note (guaranteed by the Company) to the sellers in the original principal amount of $2,500 (discounted to $2,200). A payment of $1,250 was made during January 1999 and the final payment of $1,250 was made during January 2000. Interest on this note was imputed at 8%.

   In connection with the acquisition of Caribe and AIDI, a subsidiary of the Company delivered to the sellers a promissory note in the original principal amount of $5,000, which was guaranteed by the Company. The note was payable over a two year period with an interest rate of 8% per annum. The first payment of $2,500 was made during March 1999 and the second payment of $2,500 was made during March 2000. See Note 8.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 8--RELATED PARTY TRANSACTIONS

   The Company leased its former corporate headquarters and warehouse in Miami, Florida (the "Miami Property") from an entity controlled by certain stockholders of the Company. The lease on the Miami Property called for annual payments in the amount of $893 expiring on December 2, 2014. In connection with the purchase of the Miami Property by the related party, the Company made an unsecured $2,466 loan to the related party, which bears interest at 8% per annum. The loan was being repaid in monthly installments with any remaining outstanding principal and interest due on December 2, 2004. In January 2001, the loan was sold to a principal shareholder of the Company for 90% of the then outstanding principal balance of $2,006. In March 2001, the Miami Property was sold and the Company was relieved of its remaining obligations under the lease agreement.

   The Company also leases two facilities and periodically utilizes aircraft owned by an officer/director of the Company. Total expense incurred in relation to these items was $1,370 and $2,707 in 1999 and 2000, respectively. This same officer/director sold Caribe and AIDI to the Company in 1998. See Note 2.

   Certain shareholders of the Company provided letters of credit in the aggregate amount of $8.0 million for the benefit of Bank of America, as agent under the Kellstrom Industries, Inc. senior credit facility, in connection with the Transaction.

   See Note 7 for a description of debt guarantees by certain officers, directors and principal stockholders in connection with a term loan to the Company. See Note 11 for a description of credit support provided by certain stockholders in connection with an amendment to an operating lease of the Company.

   The Company believes that the terms of its agreements with related parties are no less favorable than could have been obtained from unaffiliated third parties.

   At December 31, 1997, as payment of bonuses, six officers of the Company were each granted 3 shares of the Company's common stock. On June 18, 1998, the Compensation Committee of the Company's Board of Directors rescinded this share grant. No consideration was provided or will be provided in the future in connection with the rescission.

NOTE 9--PREFERRED SHARE PURCHASE RIGHTS

   On November 2, 1999, the Company declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of its common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an initial exercise price of $90.00. In general, the Rights become exercisable if a person or group hereafter acquires 15% or more of the outstanding common stock of the Company or announces a tender offer for 15% or more of the common stock. The Board of Directors will in general be entitled to redeem the Rights at one percent per Right at any time before any such person hereafter acquires 15% or more of the outstanding common stock.

   In March 2000, the Company amended the rights agreement to allow one of its stockholders to acquire beneficial ownership of up to 25% of the outstanding shares of the Company. Simultaneously, the stockholder agreed not to engage in certain activities without the prior approval of a majority of the Company's disinterested board members. In December 2000, the rights agreement was further amended to allow the same stockholder to increase its beneficial ownership to up to 30% of the outstanding shares of the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 10--COMMITMENTS AND CONTINGENCIES

LITIGATION AND CLAIMS

   Several lawsuits have been filed against the Company and certain of its officers and directors, and its auditors, in the United States District Court for the Southern District of Florida, which have now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000 and in September 2000, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934. Among other matters, the amended consolidated complaint alleges that the Company's reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of the Company's common stock in the June 1999 public offering and one consisting of purchasers of the Company's common stock during the period between April 30, 1997 and April 14, 2000. The Company has filed a motion to dismiss the claims in the amended consolidated complaint. The Company believes that the allegations contained in the amended consolidated complaint are without merit and intends to vigorously defend these and any related actions. Nevertheless, unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods.

   The U.S. Securities and Exchange Commission is conducting an inquiry into the Company's accounting for certain transactions. The Company is cooperating with the SEC in its inquiry.

   On January 8, 1999, Paine Webber Incorporated filed in the Supreme Court of the State of New York a complaint against the Company and its subsidiary, Whitehall, alleging breach of contract claims and related claims against the Company and Whitehall and a tortious interference with a contract claim against the Company. This suit was settled in November 2000 for a non material amount.

   On June 24, 1998, Zantop International Airlines, Inc. filed an action against Aero Corp.-Macon, Inc., one of the Company's subsidiaries (which is now part of TIMCO), in the Superior Court of Bibb County, Georgia. The suit was for an unspecified amount of damages and certain equitable relief arising out of the July 1997 sale to Aero Corp.-Macon, Inc. (then a subsidiary of Whitehall) of certain assets used in connection with the operation of Aero Corp.-Macon, Inc. The nature of the action involved a contractual dispute relative to certain purchase price adjustments and inventory purchases. The Company settled the suit for a non material amount during July 2000.

   The Company is also involved in various lawsuits and other contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial position or results of operations of the Company.

ENVIRONMENTAL MATTERS

   The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection ("FDEP") regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total testing, remediation and compliance costs for this facility will be approximately $1,400. Testing and evaluation for all known sites on TIMCO-Lake City's property is substantially complete and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Subsequently, the Company's accruals were increased because of this monitoring, which indicated a need for new equipment and additional

                    AVIATION SALES COMPANY AND SUBSIDIARIES
monitoring. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies. To comply with the financial assurances required by the FDEP, the Company has issued a $1,400 standby letter of credit in favor of the FDEP.

   Additionally, there are other areas adjacent to TIMCO-Lake City's facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that Whitehall and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.

   The Company owns a parcel of real estate on which Whitehall previously operated an electronics business. The Company is currently assessing environmental issues with respect to this property. When the Company acquired Whitehall, its environmental consultants estimated that remediation costs relating to this property could be up to $1,000.

   Accrued expenses in the accompanying December 31, 1999 and 2000 consolidated balance sheets includes $3,148 and $1,702, respectively, related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.

OTHER MATTERS

   The Company has employment agreements with certain of its officers and key employees which extend from two to four years. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for certain severance benefits in the event of a change of control.

   The Company has a commitment with a vendor to convert one Airbus aircraft from passenger configuration to cargo configuration. The terms of the agreement specify that the Company has the right to terminate the agreement; however, the Company could be subject to a termination fee. The termination fee would be calculated as the unused costs incurred by the vendor plus a fee equal to 10% of such unused costs.

NOTE 11--LEASES

   On December 17, 1998, the Company entered into an operating lease for its build-to-suit corporate headquarters and warehouse facility with First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease has an initial term of five years and is a triple net lease with annual rent as provided in the lease. The lease contains financial covenants regarding the Company's financial performance and certain other affirmative and negative covenants which it will be obligated to comply with during the term of the lease.

   Substantially all of the Company's subsidiaries have guaranteed the Company's obligations under the lease. Additionally, the Company has an option to acquire the new facility at the end of the lease for an option price as determined in the lease. Alternatively, if the Company does not purchase the new facility at the end of the lease, it will be obligated to pay certain amounts as provided in the lease. Management estimates that the current fair value of the facilities exceeds the Company's purchase option. Accordingly, no accrual for the obligation has been recorded by the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   Lease payments are currently at a rate of LIBOR plus 4.50% and the Company is responsible for all property taxes, insurance and maintenance of the property. The Company has subleased a portion of the facility to the purchaser of the Company's redistribution business (see Note 4). The sublease is for an initial term of five years with an additional option to renew for five consecutive five-year terms at market rates. Payments during the initial term are the lesser of $384 per month or the actual amount paid by the Company relating to the premises subleased. See Note 4.

   The development of the new facility was financed by the trust through a $43,000 loan facility provided by a financial institution. Pursuant to the agreements entered into in connection with this financing, the Company was obligated to develop the new facility on behalf of the trust and was responsible for the timely completion thereof within an established construction budget. The Company and substantially all of its subsidiaries have guaranteed the repayment of $37,840 of the trust's obligations under the agreements. The trust's obligations under these agreements are secured by a lien on the real property and improvements comprising the facilities and on the fixtures therein. Further, the Company has posted an irrevocable letter of credit in favor of the trust in the amount of $9,000 to secure both its obligations under the lease and the trust's obligations under these agreements.

   The Company was not in compliance at December 31, 1999 and March 31, 2000 with certain of the financial covenants contained in the lease agreement. The lessor agreed to forbear in regards to these covenant violations and other matters until May 31, 2000 at which point in time the lease agreement was amended. The lease agreement was further modified effective June 25, 2000, September 30, 2000, November 28, 2000, December 31, 2000, February 14, 2001 and April 19, 2001. Under the terms of the April 19, 2001 amendment, two shareholders of the Company provided a guarantee in relation to the proceeds to be received from the sale of one of the leased buildings in an amount up to $1.0 million. Such guarantee expires January 2, 2002. As part of the amendment, the lessor has agreed to waive non-compliance with financial covenants, if any, through the period ended December 31, 2001. The Company will assess the accounting impact, if any, including the classification of the lease, as a result of this amendment during 2001.

   The Company leases certain buildings and office equipment under operating lease agreements. Two of the buildings are leased from related parties of the Company (see Note 8). For the years ended December 31, 1998, 1999 and 2000, rent expense under all leases amounted to $2,423, $8,112 and $8,090, respectively. Minimum rental commitments under all leases are as follows:

                                        Operating Leases           Capital Leases
                               ----------------------------------- --------------
   Years Ending December 31,   To related parties To third parties
   -------------------------   ------------------ ----------------
             2001                     $181            $ 10,808         $  432
             2002                      --               10,644            432
             2003                      --               10,571            432
             2004                      --               10,126            432
             2005                      --                9,864            432
          Thereafter                   --               78,293          5,649
          To Interest                  --                  --          (3,779)
                                      ----            --------         ------
                                      $181            $130,306         $4,030
                                      ====            ========         ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--EARNINGS PER SHARE

   The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" during 1997. SFAS 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options and warrants. In computing diluted earnings per share, the Company has utilized the treasury stock method. The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:

                                                            Year Ended December
                                                                    31,
                                                            --------------------
                                                             1998   1999   2000
                                                            ------ ------ ------
   Weighted average shares outstanding used in calculating
    basic earnings per share..............................  12,277 13,906 15,015
   Effect of dilutive options and warrants................     419    262    --
                                                            ------ ------ ------
   Weighted average common and common equivalent shares...  12,696 14,168 15,015
                                                            ====== ====== ======
   Options and warrants outstanding which are not included
    in the calculation of diluted earnings per share
    because their impact is antidilutive..................      55  1,680  2,247
                                                            ====== ====== ======

   For business combinations accounted for as pooling of interests, earnings per share computations are based on the aggregate of the weighted-average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.

NOTE 13--INCOME TAXES

   Income tax expense (benefit) relating to continuing operations for the years ended December 31, 1998, 1999 and 2000 consists of the following:

                                                      Year Ended December
                                                              31,
                                                     ------------------------
                                                      1998     1999     2000
                                                     ------  --------  ------
   Current..........................................
     Federal........................................ $2,483  $(13,430) $2,328
     State..........................................  1,174    (2,182)  1,020
                                                     ------  --------  ------
                                                      3,657   (15,612)  3,348
                                                     ------  --------  ------
   Deferred.........................................
     Federal........................................    703    14,395   1,515
     State..........................................    (79)    4,221     (53)
                                                     ------  --------  ------
                                                        624    18,616   1,462
                                                     ------  --------  ------
   Income tax expense related to continuing
    operations...................................... $4,281  $  3,004  $4,810
                                                     ======  ========  ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1998      1999     2000
                                                     -------  --------  ------
   Current..........................................
     Federal........................................ $13,751  $(15,285) $2,370
     State..........................................   2,899    (1,643)  1,260
                                                     -------  --------  ------
                                                      16,650   (16,928)  3,630
                                                     -------  --------  ------
   Deferred.........................................
     Federal........................................    (447)    3,964   1,804
     State..........................................     (57)     (790)    --
                                                     -------  --------  ------
                                                        (504)    3,174   1,804
                                                     -------  --------  ------
   Income tax expense (benefit) related to
    continuing and discontinued operations.......... $16,146  $(13,754) $5,434
                                                     =======  ========  ======

   The tax effects of temporary differences that give rise to significant portions of net deferred tax assets as of December 31, 1999 and 2000 are as follows:

                                                                December 31,
                                                              -----------------
                                                               1999      2000
                                                              -------  --------
   Deferred tax assets, net:
     Allowance for doubtful accounts......................... $ 1,570  $ 12,523
     Accruals................................................   1,310     8,951
     Writedown of investment.................................   1,800     1,800
     Inventories.............................................  12,808     2,354
     Property and equipment..................................  (4,804)      552
     Spare parts on lease....................................  (1,161)     (211)
     NOL/Credit carryforwards................................   1,642    62,070
     Other...................................................  (9,298)   (3,925)
                                                              -------  --------
                                                                3,867    84,114
   Less valuation allowance..................................  (2,405)  (84,114)
                                                              -------  --------
   Net deferred tax assets................................... $ 1,462  $    --
                                                              =======  ========

   As of December 31, 2000, the Company has net operating loss carry forwards of approximately $156,000 which begin to expire in 2020. The Company has established a valuation allowance to offset the net deferred tax assets that have resulted from items that will only be deductible when such items are actually incurred. The valuation allowance will be maintained until it is more likely than not that these net deferred tax assets will be realized.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The reconciliation of the federal statutory rate and the Company's effective tax rate is as follows for the years ended December 31, 1998, 1999 and 2000:

                                                             1998  1999  2000
                                                             ----  ----  -----
Federal income tax (benefit) at the statutory rate.......... 35.0% 35.0% (35.0%)
Increase (reductions) in tax rate resulting from:
  Losses not currently utilized.............................              33.5
  Change in net deferred tax asset.......................... (5.4)  --     1.3
  State income taxes, net of federal tax benefit............  6.3  28.1    0.6
  Other.....................................................  1.5    .7    3.9
                                                             ----  ----  -----
Effective income tax (benefit) rate......................... 37.4% 63.8%   4.3%
                                                             ====  ====  =====

NOTE 14--STOCK OPTION PLANS

   The Company has two stock option plans (the "Plans"), (i) the 1996 Director Stock Option Plan (the "Director Plan"), under which options to acquire a maximum of the greater of 150 shares or 2% of the number of shares of Common Stock then outstanding may be granted to directors of the Company, and (ii) the 1996 Stock Option Plan, as amended (the "1996 Plan"), under which options to acquire a maximum of the greater of 2,250 shares of Common Stock or 15% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. The price at which the Company's common stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years. Generally, options granted under the Plans may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

   Pursuant to the Plans, unless otherwise determined by the Compensation Committee of the Company's Board of Directors, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company.

   In connection with the merger with Whitehall, outstanding stock options to purchase shares of Whitehall common stock under the Whitehall stock option plans were converted into the right to receive that number of shares of the Company's common stock as the holders would have been entitled to receive had they exercised their options immediately prior to the merger and participated in the merger.

   On January 1, 1999, the Company entered into employment agreements with certain executive officers. The employment agreements provided for option grants to purchase 700 shares of common stock (granted outside of any plan) at $40.625 per share, with one-third of the options granted vesting on January 1, 2000, one-third of the options granted vesting on January 1, 2001, and one-third of the options granted vesting on January 1, 2002.

   On November 11, 2000, the Company granted certain executive officers the option to purchase 375 shares of common stock (granted outside of any plan) at $3.3125 per share, with one third of the options vesting upon grant, one third of the options granted vesting on November 11, 2001 and one third of the options granted vesting on November 11, 2002.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The following summarizes outstanding stock options:

                                                                    Weighted
                                                                    Average
                                                          Total  Exercise Price
                                                          -----  --------------
Outstanding at December 31, 1997.........................   746      $23.10
  Granted................................................   446       27.93
  Cancelled..............................................    (6)      22.85
  Exercised..............................................  (101)      17.98
                                                          -----      ------
Outstanding at December 31, 1998......................... 1,085       24.15
  Granted................................................ 1,127       35.70
  Cancelled..............................................   (70)      24.95
  Exercised..............................................  (200)      25.87
                                                          -----      ------
Outstanding at December 31, 1999......................... 1,942       30.65
  Granted................................................   611        4.20
  Cancelled..............................................  (435)      32.58
                                                          -----      ------
Outstanding at December 31, 2000......................... 2,118      $22.63
                                                          =====      ======
Options exercisable:
At December 31, 2000..................................... 1,222      $24.11
Available to grant under Plans at December 31, 2000...... 1,335

   The following table summarizes information about outstanding and exercisable stock options at December 31, 2000:

                            Outstanding Weighted                    Exercisable
                                  Average                        Weighted Average
                         ----------------------------------     ---------------------------
                                           Remaining
      Range of                            Contractual                          Exercise
   Exercise Prices       Shares         Life (in years)         Shares          Price
   ---------------       ------         ---------------         ------         --------
   $ 3.00 - $13.00         718                9.4                 331           $ 6.73
    13.01 -  23.00         265                6.1                 109            17.92
    23.01 -  33.00         386                7.3                 384            26.10
    33.01 -  42.00         749                8.5                 398            38.37
                         -----                ---               -----           ------
   $ 3.00 - $42.00       2,118                8.3               1,222           $24.11
                         =====                ===               =====           ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The Company accounts for the fair value of its option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings (loss) per share would have decreased (increased) accordingly. Using the Black-Scholes option pricing model, the Company's pro forma net income (loss), pro forma earnings (loss) per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows:

                                            Year Ended December 31,
                                   -------------------------------------------
                                       1998           1999           2000
                                   -------------  -------------  -------------
Pro forma net income (loss)......        $19,887       $(26,934)     $(212,685)
Pro forma basic earnings (loss)
 per share.......................           1.62          (1.94)        (14.16)
Pro forma diluted earnings (loss)
 per share.......................           1.57          (1.94)        (14.16)
Risk free interest rates.........              5%             6%             6%
Expected lives...................   7 - 10 years   7 - 10 years   7 - 10 years
Expected volatility..............             40%            62%           117%
Weighted average grant date fair
 value...........................        $ 16.43       $  26.80      $    4.00
Expected dividend yield..........              0%             0%             0%

NOTE 15--SAVINGS PLAN

   Effective January 1, 1995, the Company established a qualified defined contribution plan (the "Plan") for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. The Company contributed approximately $810, $3,629 and $3,662 to the Plan in 1998, 1999, and 2000,
respectively. The Company does not provide retired employees with health or life insurance benefits.

NOTE 16--QUARTERLY FINANCIAL DATA (UNAUDITED)

   In connection with the preparation of its consolidated financial statements for the year ended December 31, 1999, the Company identified several transactions which, after review, should not have been recorded as revenues in its books and records. Based upon these findings, in early February 2000, the Company's Board of Directors organized a special committee to review certain matters relating to the Company's accounting and sales practices. The committee retained outside professionals to conduct an in-depth review and investigation of these matters, which was concluded in April 2000.

   The Company concluded that seven 1999 transactions arising in its redistribution operation should have been accounted for as exchange transactions rather than as sales. The Company has also concluded that seven additional 1999 transactions arising in its redistribution operation should not have been recorded as sales due to certain contingencies associated with the transactions that had not been resolved at the date of the sales. In the aggregate, these 1999 transactions represented $32,719 of revenues of discontinued operations and $7,269 of gross margin of discontinued operations, representing approximately 4.8% and 6.5% of the revenues and gross margin for the 1999 fiscal year, respectively (including that of discontinued operations).

   During 2000, the Company recognized revenue related to the design and construction of specialized parts when services were performed. Effective December 31, 2000, such revenues are recognized when the manufactured units are delivered. Including the effects of this change, revenues of $22,000 previously

                    AVIATION SALES COMPANY AND SUBSIDIARIES
recognized in the first three quarters of 2000 were reversed in the fourth quarter of 2000. Income (loss) from operations for each of the quarterly periods in the year ended December 31, 2000 was not affected by this change as no gross margin had been recognized in relation to these revenues.

   Results for the quarterly periods in the years ended December 31, 1999 (as reported and as reported, with adjustments) and 2000 are as follows:

                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                       (In thousands, except earnings per
                                                     share)
1999, as reported:
Operating revenues.................... $ 85,388  $ 92,493  $ 79,980  $113,892
Gross profit (loss)...................   20,989    22,731    21,167    (1,078)
Income (loss) from operations.........    5,077     7,294     4,759   (14,132)
Income (loss) from discontinued
 operations...........................    2,840     2,209     2,586   (32,356)
Net Income (loss).....................    7,917     9,503     7,345   (46,488)
Diluted income (loss) per share from
 continuing operations................     0.39      0.55      0.31     (1.04)
Diluted income (loss) per share from
 discontinued operations..............     0.22      0.16      0.17     (2.32)
Diluted net income (loss) per share...     0.61      0.71      0.48     (3.36)

                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                       (In thousands, except earnings per
                                                     share)
1999, as reported with adjustments:
Operating revenues.................... $ 85,388  $ 92,493  $ 79,980  $113,892
Gross profit (loss)...................   20,989    22,731    21,167    (1,078)
Income (loss) from operations.........    5,077     7,294     4,759   (14,132)
Income (loss) from discontinued
 operations...........................    1,820       886     1,940   (29,367)
Net Income (loss).....................    6,897     8,180     6,699   (43,499)
Diluted income (loss) per share from
 continuing operations................     0.39      0.55      0.31     (1.04)
Diluted income (loss) per share from
 discontinued operations..............     0.14      0.06      0.13     (2.10)
Diluted net income (loss) per share...     0.53      0.61      0.44     (3.14)

                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                       (In thousands, except earnings per
                                                     share)
2000:
Operating revenues.................... $101,876  $ 95,159  $ 81,252  $ 59,790
Gross profit (loss)...................   18,338     2,031      (462)  (35,161)
Income (loss) from operations.........    1,141   (17,883)  (27,720)  (71,411)
Income (loss) from discontinued
 operations...........................   (2,847)  (13,392)  (54,548)  (24,970)
Net Income (loss).....................   (1,606)  (31,275)  (82,268)  (96,481)
Diluted income (loss) per share from
 continuing operations................     0.08     (1.19)    (1.85)    (4.76)
Diluted income (loss) per share from
 discontinued operations..............    (0.18)    (0.89)    (3.63)    (1.67)
Diluted net income (loss) per share...    (0.10)    (2.08)    (5.48)    (6.43)

   See Note 3 for a discussion of the charges recorded in the fourth quarter of 1999 and 2000.

                                                                     SCHEDULE II

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                      Three Years Ended December 31, 2000
                                 (In thousands)

                                    Additions
                         Balance at charged to                        Balance at
                         Beginning   cost and                           end of
      Description         of Year    expenses  Other     Deductions      year
      -----------        ---------- ---------- ------    ----------   ----------
Allowances for doubtful
 accounts receivable:
Year ended December 31,
  1998..................  $ 3,847    $   670   $5,304(A)  $ 2,011(B)   $ 7,810
  1999..................    7,810      4,995      --        3,212(B)     9,593
  2000..................    9,593     20,343      --       22,482(B)     7,454
Reserve relating to
 discontinued
 operations:
  1998..................  $ 4,742    $ 2,283   $  --      $   --       $ 7,025
  1999..................    7,025     24,833      --        3,673       28,185
  2000..................   28,185     18,868      --       19,005(C)    28,048

--------
  (A) Represents allowance for doubtful accounts acquired in purchase accounting.
  (B) Represents accounts receivable written-off.
  (C) Utilization of reserve upon disposition of business.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In Thousands, Except Share Data)

                                                      December 31, September 30,
                                                          2000         2001
                                                      ------------ -------------
                                                                    (Unaudited)
                       ASSETS
Current Assets:
 Cash and cash equivalents..........................   $     --      $   2,623
 Accounts receivable, net...........................      67,558        36,023
 Inventories........................................      53,115        48,705
 Other current assets...............................      10,784         5,678
                                                       ---------     ---------
 Total current assets...............................     131,457        93,029
                                                       ---------     ---------
Equipment on lease, net.............................       5,749           384
Fixed assets, net...................................      65,770        51,704
Amounts due from related parties....................       1,792           --
Other Assets:
 Goodwill, net......................................      41,390        26,513
 Deferred financing costs, net......................       5,928         7,249
 Notes receivable from KAV Inventory, LLC...........      29,400           --
 Net assets of discontinued operations..............       3,479           --
 Property held for sale.............................         --         25,240
 Other..............................................      15,646         9,600
                                                       ---------     ---------
 Total other assets.................................      95,843        68,602
                                                       ---------     ---------
 Total assets.......................................   $ 300,611     $ 213,719
                                                       =========     =========

    LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Accounts payable...................................   $  30,214     $  23,000
 Accrued expenses...................................      27,725        31,176
 Current maturities of notes payable................          29        22,028
 Current maturities of capital lease obligations....         178        34,418
 Senior subordinated notes..........................         --        164,414
 Revolving loan.....................................      35,959         1,740
 Customer deposits..................................       7,559        13,686
 Committed letter of credit advances................         --          8,500
 Other..............................................       5,120         9,922
                                                       ---------     ---------
 Total current liabilities..........................     106,784       308,884
                                                       ---------     ---------
 Senior subordinated notes..........................     164,345           --
 Notes payable, net of current portion..............      16,498           --
 Capital lease obligations, net of current portion..       3,852         3,854
 Net liabilities of discontinued operations.........         --            774
 Other long-term liabilities........................       2,240            36
                                                       ---------     ---------
 Total long-term liabilities........................     186,935         4,664
                                                       ---------     ---------
Commitments and Contingencies (Note 5)

Stockholders' Equity (Deficit):
 Preferred stock, $.01 par value, 1,000,000 shares
  authorized, none outstanding, 15,000 shares
  designated Series A Junior Participating..........         --            --
 Common stock, $.001 par value, 30,000,000 shares
  authorized, 15,015,317 shares issued and
  outstanding at December 31, 2000 and September 30,
  2001, respectively................................          15            15
 Additional paid-in capital.........................     150,288       153,264
 Accumulated deficit................................    (143,411)     (253,108)
                                                       ---------     ---------
 Total stockholders' equity (deficit)...............       6,892       (99,829)
                                                       ---------     ---------
 Total liabilities and stockholders' equity
  (deficit).........................................   $ 300,611     $ 213,719
                                                       =========     =========

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)
                                  (Unaudited)

                                                          For the Nine Months
                                                          Ended September 30,
                                                          --------------------
                                                            2000       2001
                                                          ---------  ---------
Operating revenues:
  Sales.................................................. $ 274,668  $ 207,316
  Other..................................................     3,619      6,420
                                                          ---------  ---------
    Total operating revenues.............................   278,287    213,736
Cost of sales............................................   258,297    214,361
                                                          ---------  ---------
Gross profit (loss)......................................    19,990       (625)
Operating expenses.......................................    39,207     37,653
                                                          ---------  ---------
  Loss from operations...................................   (19,217)   (38,278)
Interest expense.........................................    15,236     18,876
Charge to reserve notes receivable from KAV Inventory,
 LLC.....................................................       --      37,900
Other expense, net.......................................     1,545      1,566
                                                          ---------  ---------
  Loss before income taxes, equity income (loss) of
   affiliate and discontinued operations.................   (35,998)   (96,620)
Income tax expense (benefit).............................     3,823       (141)
                                                          ---------  ---------
  Loss before equity income (loss) of affiliate and
   discontinued operations...............................   (39,821)   (96,479)
Equity income (loss) of affiliate........................        43     (6,573)
                                                          ---------  ---------
  Loss from continuing operations........................   (39,778)  (103,052)
Discontinued operations:
  Operations, net of income taxes........................   (23,432)       --
  Loss on disposal, net of income taxes..................   (51,940)    (6,645)
                                                          ---------  ---------
  Total discontinued operations..........................   (75,372)    (6,645)
                                                          ---------  ---------
  Net loss............................................... $(115,150) $(109,697)
                                                          =========  =========
Basic loss per share:
  Loss from continuing operations........................ $   (2.65) $   (6.86)
  Loss from discontinued operations......................     (5.02)     (0.45)
                                                          ---------  ---------
  Net loss............................................... $   (7.67) $   (7.31)
                                                          =========  =========
Diluted loss per share:
  Loss from continuing operations........................ $   (2.65) $   (6.86)
  Loss from discontinued operations......................     (5.02)     (0.45)
                                                          ---------  ---------
  Net loss............................................... $   (7.67) $   (7.31)
                                                          =========  =========
Weighted average shares of common stock and common stock
 equivalents used to calculate earnings per share, basic
 and diluted.............................................    15,015     15,015
                                                          =========  =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

       CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In Thousands, Except Share Data)
                                  (Unaudited)

                           Common Stock    Additional
                         -----------------  Paid-in   Accumulated      Total
                           Shares   Amount  Capital     Deficit   Equity (Deficit)
                         ---------- ------ ---------- ----------- ----------------
Balance as of December
 31, 2000............... 15,015,317  $15    $150,288   $(143,411)    $   6,892
  Net loss..............        --   --          --     (109,697)     (109,697)
  Warrants issued to
   shareholders for
   credit support.......        --   --        2,892         --          2,892
  Warrants issued to
   shareholder in
   connection with the
   sale of a property...        --   --           46         --             46
  Warrants issued to
   third party .........        --   --           38         --             38
                         ----------  ---    --------   ---------     ---------
Balance as of September
 30, 2001............... 15,015,317  $15    $153,264   $(253,108)    $ (99,829)
                         ==========  ===    ========   =========     =========




  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                  (Unaudited)

                                                              For the Nine
                                                              Months Ended
                                                              September 30,
                                                           --------------------
                                                             2000       2001
                                                           ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net loss................................................  $(115,150) $(109,697)
 Adjustments to reconcile net loss to cash provided by
  (used in) activities:
 Loss from discontinued operations.......................     51,940      6,645
 Charge to reserve notes receivable from KAV Inventory,
  LLC....................................................        --      37,900
 Depreciation and amortization...........................     10,789     12,108
 Write down of assets....................................      4,871     21,738
 Proceeds from sale of equipment on lease, net of gain...        885      3,282
 Provision for doubtful accounts.........................      1,593      4,804
 Loss on sale of affiliate...............................        859        --
 Equity in (income) loss of affiliate, net of taxes......        (43)     6,573
 Gain on sale of subsidiary..............................        --      (5,664)
 Income on non-refundable lease deposit..................        --      (2,204)
 Expense from warrants issued to third parties...........        --         440
 Deferred income taxes...................................      2,475        --
 (Increase) decrease in accounts receivable..............    (14,722)    24,291
 (Increase) decrease in inventories......................     51,123       (759)
 Decrease in other current assets........................      9,117      5,838
 (Increase) decrease in other assets.....................     10,361       (526)
 Increase (decrease) in accounts payable.................      1,544     (5,016)
 Increase in accrued expenses............................      4,892     14,471
 Decrease in other liabilities...........................     (4,137)       --
                                                           ---------  ---------
  Net cash provided by operating activities..............     16,397     14,224
                                                           ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES:
 Purchases of fixed assets...............................     (8,645)    (1,393)
 Payments from related parties...........................         67      1,793
 Investment in limited liability company.................     (2,000)       --
 Proceeds from sale of affiliate.........................      1,455     21,290
 Net proceeds from the sale of discontinued operations...     39,409        --
                                                           ---------  ---------
  Net cash provided by investing activities..............     30,286     21,690
                                                           ---------  ---------
CASH FLOW FROM FINANCING ACTIVITIES:
 Borrowing under senior debt facilities..................    322,836    255,456
 Payments under senior debt facilities...................   (415,057)  (289,675)
 Proceeds of term loan...................................     15,500     12,000
 Payments on equipment loans.............................       (145)      (998)
 Payments on notes payable...............................     (2,411)    (5,500)
 Payments on capital leases..............................       (197)       (99)
 Payments of deferred financing costs....................     (9,588)    (2,662)
                                                           ---------  ---------
  Net cash used in financing activities..................    (89,062)   (31,478)
                                                           ---------  ---------
Net cash provided by (used in) discontinued operations...     36,000     (1,813)
                                                           ---------  ---------
Net increase (decrease) in cash and cash equivalents.....     (6,379)     2,623
Cash and cash equivalents, beginning of period...........     19,439        --
                                                           ---------  ---------
Cash and cash equivalents, end of period.................  $  13,060  $   2,623
                                                           =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid...........................................  $  33,458  $  11,330
                                                           =========  =========
 Income taxes paid.......................................  $   1,028  $      60
                                                           =========  =========
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING
 ACTIVITIES:
 Acquisition of property through capital lease (See Note
  5).....................................................  $     --   $  34,240
                                                           =========  =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
                       (In Thousands, Except Share Data)
                                  (Unaudited)

1. BASIS OF PRESENTATION

 Interim Condensed Consolidated Financial Statements

   Aviation Sales Company ("ASC" or the "Company") is a Delaware corporation, which through its subsidiaries provides aircraft maintenance, repair and overhaul services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world. During 2000, the Company sold substantially all of the assets of its parts redistribution operation, its new parts distribution operation and its manufacturing operations. The results of operations for these businesses are included in the accompanying condensed consolidated statements of operations as discontinued operations. See Note 2 for further discussion.

   The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's December 31, 2000 consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the 2000 fiscal year (File No. 001-11775).

   In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2001 and the results of its operations for the three and nine month periods ended September 30, 2000 and 2001 and cash flows for the nine month periods ended September 30, 2000 and 2001. The results of operations and cash flows for the nine month period ended September 30, 2001 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 2001.

 Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, the realizability of its investment in affiliates, future cash flows in support of its long lived assets, medical benefit accruals, the estimated fair value of the facilities under capital lease, and the allowances for litigation and environmental costs. A principal assumption made by the Company is that inventory will be utilized and realized in the normal course of business and may be held for a number of years.

 Recently Issued Accounting Standards

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the

                    AVIATION SALES COMPANY AND SUBSIDIARIES
purchase accounting method. The elimination of the pooling-of-interest method is effective for transactions initiated after June 30, 2001. The remaining provision of SFAS No. 141 will be effective for transactions accounted for using the purchase method that are completed after June 30, 2001. The Company does not believe that the adoption of SFAS No. 141 will have a significant impact on its financial statements.

   In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with defined lives and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date of January 1, 2002. At September 30, 2001, the Company has net goodwill of $26,513 which will be subject to the new impairment tests prescribed under the statement. These new requirements will impact future period net income equal to the amount of discontinued goodwill amortization offset by goodwill impairment charges, if any, and adjusted for any differences between the old and new rules for defining goodwill and intangible assets on future business combinations. An initial impairment test must be performed as of January 1, 2002. Any resulting impairment charge from this initial test will be reported as a change in accounting principle, net of tax. The Company is currently reviewing the provisions of these Standards to determine any impact that might result from adoption, and has not yet made a determination of the impact that adoption of SFAS No. 142 will have on the consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board Opinion (APB) No. 30, "Reporting the Results Of Operations-- Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and the interim period within. The Company does not believe that the adoption of SFAS No. 144 will have a material impact on its consolidated financial statements.

 Comprehensive Income

   For all periods presented comprehensive loss is equal to net loss.

 Revenue Recognition

   During the three months ended June 30, 2001, the Company changed its method of accounting for revenue recognition at its engine overhaul facility. Revenues related to engine overhaul services are recognized upon shipment of the overhauled engine. Prior to this change, revenue was recognized as services were performed. The change in the method of accounting for revenue recognition at the Company's engine overhaul facility did not have a material impact on the Company's financial position or current or prior periods consolidated results of operations.

 Liquidity

   The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since March 31, 2000, the Company has been out of compliance

                    AVIATION SALES COMPANY AND SUBSIDIARIES
with certain of the financial covenants contained in the Company's credit agreement with its senior lenders and one of the lease agreements to which the Company is a party on several occasions. Since May 31, 2000, the Company has amended and restated its senior credit facility and amended one of its lease agreements on several occasions. The Company was not in compliance at September 30, 2001 with certain covenants contained in the credit agreement and one of its lease agreements and the Company's senior lenders and the lessor have waived the covenant violations.

   As discussed in Note 2, during 2000 and 2001 the Company sold substantially all of the assets of its parts redistribution operation, new parts distribution operation, manufacturing operations and one of its component overhaul operations. The proceeds from these sales were used to repay senior indebtedness and, with respect to the sale of the component overhaul operations, to repay senior indebtedness and for working capital. In addition:
(i) in February 2000 the Company borrowed $15,500 under a supplemental term loan with the financial institution that is the agent for the revolving credit facility, and (ii) in February 2001 the Company borrowed $10,000 under a term loan from a second financial institution. The proceeds from these loans were used to repay senior indebtedness and for working capital. The revolving credit facility and the remaining balance on the $15,500 term loan ($12,000) mature in July 2002 and the $10,000 term loan matures in August 2002. As a result of the above transactions, the outstanding balance on the revolving credit facility was reduced from $268,013 as of March 31, 2000 to $1,740 as of September 30, 2001.

   As of November 16, 2001, the Company has $4,496 of availability for borrowing under its revolving credit facility. The Company has also recently closed (one of which has been closed on a temporary basis) two of its maintenance, repair and overhaul ("MR&O") facilities, consolidated the operations of one of its component overhaul businesses from two facilities to one, reduced its headcount at certain of its other MR&O facilities and implemented salary and benefit reductions that affected virtually all employees in order to lower its operating expenses. Further, the Company was obligated to make $6,704 in interest payments on its 8/1///8/% senior subordinated notes on August 15, 2001, however, the Company did not make the payments because of its agreement with the holders of 73.02% of its outstanding senior notes. See Note
7. Although the Company expects to be able to meet its working capital requirements from its available resources and from other sources, including sales of assets and further equity and/or debt infusions, there can be no assurance that the Company will have sufficient working capital to meet its obligations. The Company incurred net losses for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001 and required cash to fund its operating activities for the years ended December 31, 1998, 1999 and 2000. As a result of these matters, the Company's auditors have issued their opinion on the December 31, 2000 consolidated financial statements with a going concern modification. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. DISCONTINUED OPERATIONS

   In September 2000, the Company completed the sale of substantially all of the assets of its manufacturing operations for $40,299, after post-closing adjustments and excluding transaction expenses. The cash proceeds of the sale were used to repay senior indebtedness.

   In December 2000, the Company completed the sale to Kellstrom Industries, Inc. (the "Purchaser") of substantially all of the assets and business of its redistribution operation in a series of transactions intended to constitute a single transaction (the "Transaction"). The aggregate purchase price received in the Transaction was $156,400, approximately $127,000 of which was paid in cash ($122,000 after payment of transaction expenses). The net proceeds of the Transaction were used to repay senior indebtedness. As part of the Transaction, the Company acquired a 50% interest in a limited liability company, KAV Inventory, LLC ("KAV") organized by the Purchaser and the Company. Substantially all of the aircraft and engine spare parts

                    AVIATION SALES COMPANY AND SUBSIDIARIES
inventory and the engine inventory of the Company's redistribution operation, as well as certain rotable parts inventories from two of the Company's MR&O operations, were sold to KAV for 89% of the closing date book value of such inventory ($148,600, subject to post-closing adjustments). Consideration for the sale of inventory was comprised of cash of approximately $105,500, two senior subordinated notes, each in the principal amount of $13,700 (one of which was sold to Kellstrom in the second component of the transaction for $13,700 in cash), and one junior subordinated note in the principal amount of $15,700.

   The notes bear interest at 14% per annum and are subordinated in all respects to KAV's institutional financing. In addition, the Company issued an $8,500 letter of credit to secure, in part, KAV's institutional financing (see discussion below). Further, the Company and the Purchaser each advanced $2,300 to KAV to allow it to pay fees and costs relating to its institutional financing. The Company and the Purchaser are entitled to receive reimbursement of these advances after payment of the institutional financing and prior to repayment of the senior subordinated notes. KAV's sole business is the liquidation of the inventory it acquired from the Company. KAV entered into an agreement to consign all of its inventories to the Purchaser. The Transaction agreement specifies that all of the proceeds from sales of the inventory, less a consignment commission to the Purchaser of 20%, will be used to pay interest and principal on KAV's institutional debt. After the institutional debt is paid in full, proceeds from the sale of inventory would be used to reimburse the Company and the Purchaser for advances made to KAV to allow it to pay fees and costs relating to its institutional financing, to pay adjustment notes, if any, resulting from post closing adjustments to the closing date book value of the inventory and thereafter to pay interest and principal on the two $13,700 senior notes. Interest and principal on the $15,700 junior note would be paid from the remaining proceeds from the sale of inventory, less a 35% consignment commission to the Purchaser. Under the Transaction agreement, the Company has approval rights relating to the sale price of certain inventory. Because of the uncertainty regarding the collection of the notes, interest income on the notes is not being recognized. The projections of cash distributions to the Company are highly dependent upon the timing of the sales and the sale prices obtained by the Purchaser for KAV's inventory.

   The second component of the Transaction consisted of a sale of certain non-inventory assets of the redistribution operation, including one of the $13,700 senior subordinated notes described above, net of certain payables assumed by the Purchaser, for approximately $21,500, all of which was paid in cash. Under the terms of the Transaction, the Purchaser has the right after one year from the date of the Transaction to require the Company to repurchase receivables sold in accordance with the Transaction to the extent they remain uncollected. As of September 30, 2001, $5,605 receivables sold pursuant to the Transaction had not been collected by the Purchaser. In addition, the purchase price for the sale of inventory and non-inventory assets is subject to post-closing adjustments as set forth in the agreements. The Purchaser has indicated that post-closing adjustments would result in a reduction in the aggregate consideration received pursuant to the Transaction of approximately $681. However, no final agreement has been reached with the Purchaser regarding this issue.

   In addition, as part of the sale of the redistribution operation as described above, the Purchaser leased from the Company a facility and certain furniture, fixtures and equipment used in the redistribution operations for a one-year period. The Purchaser has an option to acquire these assets during the term of the lease and after one year the Company has an option to require the Purchaser to acquire the assets, which can be extended by the Purchaser for six months under certain circumstances. The Purchaser has also entered into a sublease agreement relating to the redistribution operation's warehouse and corporate headquarters facility for a five-year period, with the right to renew for five consecutive five-year periods at a market rental rate. The Company also entered into a non-competition agreement whereby the Company is restricted from engaging in the redistribution business for a period of up to five years. In addition, the Company entered into a cooperation agreement under

                    AVIATION SALES COMPANY AND SUBSIDIARIES
which it agreed to provide repair services for the KAV parts inventory and the Purchaser's parts inventory and the Purchaser agreed to supply parts to the Company's MR&O operations.

   In July 2001, KAV's institutional lender advised KAV that it was in default under its loan agreement and on October 5, 2001, the lender exercised its rights to call the outstanding institutional financing. Accordingly, the Purchaser is now prohibited from selling inventory of KAV except in certain circumstances and KAV has terminated the consignment agreement with the Purchaser. Additionally, on October 18, 2001, the lender drew against the Company's $8,500 letter of credit which immediately reduced KAV's institutional financing by $8,500 and increased the Company's notes receivable from KAV by $8,500. Further, during the last few months, the Purchaser has reported in its filings with the SEC that it is having substantial financial difficulties. As a result of these matters, and due to current poor economic conditions in the redistribution industry and the aviation industry as a whole and lower than projected sales levels by KAV, during the quarter ended June 30, 2001 the Company recorded a full reserve against both the $13,700 senior note and the $15,700 junior note due from KAV which it holds. Additionally, the Company reserved $8,500 during the quarter ended September 30, 2001 for the additional note receivable from KAV that arose on October 18, 2001 when the Company's letter of credit was drawn against. For the same reasons, during the 2001 second and third quarters, the Company recorded reserves totaling $5,081 and $2,600, respectively, relating to net assets of discontinued operations whose realizability is impacted by the operations and financial conditions of the Purchaser and KAV. In total, aggregate charges relating to these matters were $11,100 and $45,581 for the three and nine months ended September 30, 2001. Further, in the event that the Purchaser's financial difficulties as discussed above adversely impact its ability to make payments under its lease obligations and/or its obligation to purchase certain property and equipment, additional write downs and accruals may be necessary. Finally, the Purchaser's financial condition may adversely impact its ability to satisfy its obligations under the above-described ancillary agreements.

   In December 2000, the Company completed the sale of the stock of its subsidiary, Aviation Sales Bearings Company. In the transaction, the Company received net aggregate consideration of $17,700 inclusive of debt assumed by the purchaser. The net cash proceeds from the sale, which approximated $13,500, were used to reduce outstanding senior indebtedness. Also, as part of the transaction, the Company retained certain accounts receivable and inventories. Such retained assets are being sold and collected pursuant to consignment and collection agreements executed with the purchaser. The Company anticipates that the liquidation of these assets will provide additional consideration as these receivables are collected and inventory is sold.

   The net income (loss) of these operations prior to their respective disposal dates net of income taxes is included in the accompanying condensed consolidated statements of operations under "discontinued operations." Previously issued financial statements have been changed to reflect those operations as discontinued operations. Revenues from such operations were $52,654 and $217,828 for the three and nine months ended September 30, 2000, respectively.

3. INVESTMENTS IN AFFILIATES

   During 1994, Whitehall obtained a 40% ownership in a joint venture involved in the development of aircraft-related technology for an initial investment of $1. The Company accounted for its investment in the joint venture under the equity method. In 1994, Whitehall loaned $2,000 to the joint venture, which was evidenced by a promissory note, which accrued interest at a maximum rate of 5% per annum. Principal and accrued interest became due on January 5, 1999. During February 2000, the Company converted the then outstanding note and accrued interest payable balance into a capital contribution. During May 2000, the Company liquidated its investment in the joint venture and recorded a charge of $859 to other expense.

   In August 1999, the Company obtained a 50% interest in a limited liability corporation that designs, manufactures and installs an FAA approved conversion kit that converts certain Boeing 727 aircraft from passenger configuration to cargo configuration. The initial investment was $2,500. During 2000 and 2001, the Company has invested an additional $3,734 and $339, respectively, in the form of cash advances and services.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

The Company accounts for this investment under the equity method. The limited liability corporation is in the early development of the conversion kit and sales to date have been minimal and the Company has incurred losses to date in fulfilling these sales. Realizability of this investment is dependent on the ability of the limited liability corporation to attract new business during future periods at rates sufficient to cover its costs including the investment made by the Company. As a result of current economic and industry factors, the Company has recorded a charge of $6,417 during the three months ended September 30, 2001 to reserve in full the unamortized carrying value of this investment.

4. NOTES PAYABLE AND REVOLVING LOAN

   Prior to May 31, 2000, the Company had a revolving loan and letter of credit facility (the "Credit Facility") of $300,000 with a group of financial institutions. Effective May 31, 2000, the Credit Facility was amended and restated and the commitment was reduced to $285,000. Following the sales of businesses described in Note 2, the commitment was reduced to $57,737, which was also the commitment amount as of September 30, 2001. Pursuant to an amendment executed on November 27, 2001, the commitment was reduced to $47,500. The Credit Facility has been amended on several occasions since May 31, 2000. The Credit Facility, as amended to date expires in July 2002. Interest under the Credit Facility is, at the option of the Company, (a) prime plus 3.0%, or
(b) LIBOR plus 4.5%. Borrowings under the Credit Facility are secured by a lien on substantially all of the Company's assets and the borrowing base consists primarily of certain of the Company's account receivables and inventory.

   The Credit Facility contains certain financial covenants regarding the Company's financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of borrowing and repayment of all debt in the event of a material adverse change in the business of the Company or a change in control as defined. A default under the Credit Facility could potentially result in a default under other agreements to which the Company is a party, including its lease agreements. In addition, the Credit Facility requires mandatory repayments and a reduction in the total commitment under the Credit Facility from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. As of September 30, 2001 the Company was not in compliance with certain covenants. The financial institutions which are party to the Credit Facility have agreed to waive such event of non-compliance. To the extent the Credit Facility remains outstanding as of certain dates, the Company is committed to pay incremental financing fees as follows: November 14, 2001--2% of outstanding commitment and February 14, 2002--2% of outstanding commitment. The November 14, 2001 fee of $950 is being paid in three equal installments on November 27, 2001, December 14, 2001 and January 14, 2002. As of September 30, 2001, $3,109 was available for borrowing under the Credit Facility and outstanding letters of credit aggregated $29,606. Since September 30, 2001, $17,500 of letters of credit have been drawn (see Notes 2 and 5).

   In February 2000, the Company obtained a $15,500 term loan from the financial institution that is the agent under the Credit Facility. The term loan is senior secured debt; bears interest at 12% per annum, contains financial and other covenants that are consistent with the Credit Facility, and matures in July 2002. As discussed in Note 8, the Company repaid $3,500 of the term loan from the proceeds of the sale of Caribe Aviation. The remaining principal balance is due in July 2002. Under the term loan agreement, the Company also granted the lender common stock purchase warrants to purchase 129,000 shares of the Company's common stock exercisable for nominal consideration at any time until December 31, 2005. If the term loan is not repaid in full, the warrants entitle the holder to require the Company to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share. The lender has not required the Company to repurchase any warrants through November 16, 2001. The Company has recorded the value of these warrants ($1,079) as additional deferred financing costs and accrued expenses and is amortizing this amount to interest expense over the term of this loan.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   As discussed in Note 7, the Company's senior lenders have agreed, subject to certain conditions, to forbear until March 31, 2001 in regard to the default which existed in the senior credit facilities resulting from the failure to make the August 15, 2001 subordinated note interest payment. This forbearance effectively cures the cross-default under this term loan through the end of the forbearance period. Subsequent to the end of the forbearance period (if the restructuring is not completed by that date or if the forbearance period is not otherwise extended) the holder of the term loan will have the ability to accelerate payment of the outstanding term loan balance.

   In February 2001, the Company obtained a $10,000 term loan from a financial institution. The term loan is senior secured debt, bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6,704 and for working capital purposes. In connection with the term loan, the Company issued warrants to purchase 250,000 shares of its unissued common stock at an exercise price of $4.00 per share to each of four individuals, one of whom is an officer and director of the Company and two of whom are principal stockholders of the Company. Each of these individuals provided credit support to the financial institution which advanced the loan proceeds. The Company has recorded the value of these warrants ($2,536) as additional deferred financing costs and is amortizing this amount to expense over the term of the loan. In May 2001, the Company obtained a short-term increase of up to $3,000 in the term loan. The Company borrowed $2,000 under the increased term loan in May 2001, and thereafter repaid the additional borrowing from the proceeds of the Caribe sale. One of the Company's principal stockholders provided credit support for the increased amount of the term loan. In return for providing credit support for the additional borrowing, the stockholder received a cash fee of $67 and warrants to purchase 333,334 shares of the Company's common stock at an exercise price of $1.40 per share. The value of these warrants ($356) and the cash fee of $67 were charged to results of operations during the quarter ended June 30, 2001. The Credit Support provided by each of the related parties was in the form of a full and unconditional guaranty to the financial institution, up to a percentage amount, of any amounts required to be repaid to the financial institution.

 Senior Subordinated Notes

   In February 1998, the Company sold $165,000 of senior subordinated notes with a coupon rate of 8.125% at a price of 99.395%. The senior subordinated notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year. The senior subordinated notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Credit Facility and under facilities, which may replace the Credit Facility in the future. In addition, the senior subordinated notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.

   The indenture pursuant to which the senior subordinated notes have been issued permits the Company and its subsidiaries to incur additional indebtedness, including additional senior debt. Under the indenture, the Company may borrow unlimited additional amounts so long as after incurring such debt it meets a fixed charge coverage ratio for the most recent four fiscal quarters. Additionally, the indenture allows the Company to borrow and have outstanding additional amounts of indebtedness (even if it does not meet the required fixed charge coverage ratios), up to enumerated limits. The Company did not meet the fixed charge coverage ratio for the one-year period ended September 30, 2001. Accordingly, its ability to incur additional debt is currently limited under its indenture. The senior subordinated notes are also effectively subordinated in right of payment to all existing and future liabilities of any of the Company's subsidiaries that do not guarantee the senior subordinated notes.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries and each subsidiary that will be organized in the future by the Company unless such subsidiary is designated as an unrestricted subsidiary. Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the subsidiary guarantors. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of subsidiary guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of subsidiary guarantors to the extent of the assets securing their obligations, including the Credit Facility. Furthermore, the indenture permits subsidiary guarantors to incur additional indebtedness, including senior debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management has determined that such information is not material to investors.

   The senior subordinated notes are redeemable, at the Company's option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii)
2005--101.354%; and (iv) 2006 and thereafter--100%. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase all or any part of each holder's senior subordinated notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the senior subordinated notes upon a change in control or that such repurchase will then be permitted under the Credit Facility.

   Under the indenture, if the Company sells assets (other than inventory in the ordinary course of business or leases or assets subject to leases in the ordinary course of business) with a fair market value in excess of $2,000 or for net proceeds in excess of $2,000, the Company must comply with certain requirements. Additionally, the Company must use the proceeds from such asset sales, within 270 days after completion of the sales, to either permanently repay senior debt or to acquire other businesses or assets (or, if such proceeds are not used for these purposes, then such proceeds must be used to repurchase senior subordinated notes). Further, if the value of the assets sold exceeds $15,000, the Board of Directors must determine that the Company is receiving fair market value for the assets sold.

   The indenture contains certain other covenants that, among other things, limit the Company's ability and that of its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of the Company's assets.

   On August 14, 2001, the Company entered into an agreement with the holders of 73.02% of its outstanding 8 1/8% senior subordinated notes to restructure these notes. See Note 7.

 Other Loans

   In connection with the Company's acquisition of Kratz-Wilde Machine Company in October 1997, a subsidiary of the Company delivered a non-interest-bearing promissory note (guaranteed by the Company) to the sellers in the original principal amount of $2,500 (discounted to $2,200). A payment of $1,250 was made during January 1999 and the final payment of $1,250 was made during January 2000. Interest on this note was imputed at 8%.

   In connection with the acquisition of Caribe and AIDI, a subsidiary of the Company delivered to the sellers a promissory note in the original principal amount of $5,000, which was guaranteed by the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

The note was payable over a two year period with an interest rate of 8% per annum. The first payment of $2,500 was made during March 1999 and the second payment of $2,500 was made during March 2000.

5. COMMITMENTS AND CONTINGENCIES

 Litigation And Claims

   Several lawsuits have been filed against the Company and certain of its officers and directors, and its auditors, in the United States District Court for the Southern District of Florida, which have now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000, September 2000 and September 2001, alleges violations of Sections 11 and 15 of the Securities Act of 1933 ("Securities Act") and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934 ("Exchange Act"). Among other matters, the complaint alleges that the Company's reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of the Company's common stock in the June 1999 public offering and one consisting of purchasers of the Company's common stock during the period between April 30, 1997 and April 14, 2000. On August 22, 2001, the District Court granted the Company's motion to dismiss the pending claims under the Exchange Act, with leave to amend, but denied the Company's motion to dismiss the pending claims under the Securities Act. A third amended consolidated complaint was filed on September 22, 2001 and the Company has filed a motion to dismiss the Exchange Act claims contained in the third amended consolidated complaint. The Company believes that the allegations contained in the third amended consolidated complaint are without merit and intends to vigorously defend these and any related actions. Nevertheless, unfavorable resolution of these lawsuits could have a material adverse effect on the Company's financial position and results of operations.

   The U.S. Securities and Exchange Commission is conducting an inquiry into the Company's accounting for certain prior year transactions. The Company is cooperating with the SEC in its inquiry.

   The Company is also involved in various lawsuits and other contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial position or results of operations of the Company.

 Environmental Matters

   The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection ("FDEP") regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total testing, remediation and compliance costs for this facility will be approximately $1,400. Testing and evaluation for all known sites on TIMCO-Lake City's property is substantially complete and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Subsequently, the Company's accruals were increased because of this monitoring, which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies. To comply with the financial assurances required by the FDEP, the Company has issued a $1,400 standby letter of credit in favor of the FDEP.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   Additionally, there are other areas adjacent to TIMCO-Lake City's facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.

   The Company owns a parcel of real estate on which the Company previously operated an electronics business. The Company is currently assessing environmental issues with respect to this property. When the Company acquired Whitehall, its environmental consultants estimated that remediation costs relating to this property could be up to $1,000.

   Accrued expenses in the accompanying December 31, 2000 and September 30, 2001 condensed consolidated balance sheets includes $1,702 and $1,663, respectively, related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.

 Tax Retention Operating Lease Financing

   On December 17, 1998, the Company entered into an operating lease for its build-to-suit corporate headquarters and warehouse facility with Wells Fargo, as successor to First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease had an initial term of five years and is a triple net lease with annual rent as provided in the lease. Pursuant to an amendment to the lease agreement executed November 27, 2001, the lease maturity was changed to July 2002. The lease contains financial covenants regarding the Company's financial performance and certain other affirmative and negative covenants, which it will be obligated to comply with during the term of the lease.

   Substantially all of the Company's subsidiaries have guaranteed the Company's obligations under the lease. Additionally, the Company has an option to acquire the new facility at the end of the lease for an option price as determined in the lease. Alternatively, if the Company does not purchase the new facility at the end of the lease, it will be obligated to pay certain amounts as provided in the lease.

   Lease payments are currently at a rate of Prime plus 3.25% to 4.0% and the Company is responsible for all property taxes, insurance and maintenance of the property. The Company has subleased a portion of the facility to the purchaser of the Company's redistribution operation (see Note 2). The sublease is for an initial term of five years with an additional option to renew for five consecutive five-year terms at market rates. Payments during the initial term are the lesser of $384 per month or the actual amount paid by the Company relating to the premises subleased, less $26 per month relating to certain space which the Company occupies in the building.

   The development of the new facility was financed by the trust through a $43,000 loan facility provided by a financial institution. Pursuant to the agreements entered into in connection with this financing, the Company was obligated to develop the new facility on behalf of the trust and was responsible for the timely completion thereof within an established construction budget. As discussed in Note 8, in conjunction with the sale of Caribe, the purchaser of this business also acquired the real estate and facility used by the Caribe business for $8,500. These proceeds were used to repay a portion of the financing utilized to develop this facility. Further, under a September 10, 2001 agreement, the Company has agreed that the lender may draw down in full, at any time, the $9,000 letter of credit which the Company has posted as security for this loan and to apply the proceeds from such letter of credit draw against balances outstanding under this loan agreement. On November 7, 2001, the lender drew the entire $9,000 letter of credit. As a result of the draw on the letter of credit and modifications made to the required lease payments under a November 27, 2001 amendment to the

                    AVIATION SALES COMPANY AND SUBSIDIARIES
lease, the Company has determined that the lease now qualifies as a capital lease. Since the Company intends to sell this property, the Company has recorded an asset, property held for sale, and a related capital lease liability in the amount of $34,240 in the accompanying condensed consolidated balance sheet as of September 30, 2001. The capital lease liability was reduced on November 7, 2001 by the application of the proceeds of the $9,000 letter of credit. Management estimates that the recorded value of the property held for sale currently exceeds its fair market value by approximately $9,000. Accordingly, the Company has recorded an impairment charge (included in other expense, net) of $9,000 during the three months ended September 30, 2001. The Company and substantially all of its subsidiaries have guaranteed the repayment of $25,240, after the November 7, 2001 draw on the line of credit, of the trust's obligations under these agreements. The trust's obligations under these agreements are secured by a lien on the real property and improvements comprising the facilities and on the fixtures therein.

   The lease agreement has been amended on several occasions. Under the terms of the April 19, 2001 amendment, two shareholders of the Company provided a guarantee in an amount up to $1.0 million. In exchange for providing their guarantee, the shareholders each received warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $1.75 per share the value of which was charged to results of operations during the period. Such guarantee has been released in conjunction with the sale of Caribe and repayment of proceeds relating to the sale of the real estate and facility as discussed above. As part of the April 19, 2001 amendment, the lessor also agreed to waive non-compliance with financial covenants, if any, through the period ended December 31, 2001. As of November 9, 2001 the Company was not in compliance with certain covenants contained in the lease agreement. The lessor has agreed to waive such events of non-compliance.

 Other Matters

   The Company has employment agreements with certain of its officers and key employees. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for certain severance benefits in the event of a change of control.

   In January 2001, the Company sold a loan relating to its former corporate headquarters to a principal stockholder of the Company for 90% of the then outstanding principal balance of $2,006. In conjunction with the transaction, the Company granted to the stockholder warrants to purchase 25,000 shares of common stock at an exercise price of $3.63 per share. The value of the warrants of $46 was charged to operating results and credited to additional paid-in capital.

   The Company has a commitment with a vendor to convert one Airbus aircraft from passenger configuration to cargo configuration. The terms of the agreement specify that the Company has the right to terminate the agreement; however, the Company could be subject to a termination fee. The termination fee would be calculated as the unused costs incurred by the vendor plus a fee equal to 10% of such unused costs.

6. EARNINGS PER SHARE

                                                     For the Three For the Nine
                                                     Months Ended  Months Ended
                                                     September 30, September 30,
                                                     ------------- -------------
                                                      2000   2001   2000   2001
                                                     ------ ------ ------ ------
Weighted average common and common equivalent
 shares outstanding used in calculating diluted and
 basic earnings per share..........................  15,015 15,015 15,015 15,015
                                                     ====== ====== ====== ======
Options and warrants outstanding which are not
 included in the calculation of diluted earnings
 per share because their impact is antidilutive....   1,773  4,335  1,773  4,335
                                                     ====== ====== ====== ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

7. CONTEMPLATED SENIOR SUBORDINATED NOTE RESTRUCTURING AND RIGHTS OFFERING

   In August 2001, the Company entered into an agreement with the holders of 73.02% of its outstanding senior subordinated notes to restructure those notes. Under the agreement, the note holders will exchange their existing notes for up to $10,000 in cash, $100,000 par value of new five-year notes with paid-in-kind interest of 8% per annum and 15% of the equity of the reorganized company. The new notes will be redeemable at the Company's option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2002--70.0%, 2003--72.5%, 2004 --73.0%, 2005--75.625% and 2006--
77.5%. If the new notes are not redeemed prior to their maturity, they will convert into common stock representing 90% ownership of the reorganized company. The new notes will also provide that the holders will receive additional shares of common stock representing 15% of the reorganized company if the notes are redeemed in 2002 or 2003 and 10% of the reorganized company if the notes are redeemed in 2004, 2005 or 2006. As a result of the contemplated note restructuring and agreement entered into with holders of the existing notes, the Company has classified the existing senior subordinated notes as a current liability in the accompanying condensed consolidated balance sheet as of September 30, 2001.

   In connection with the restructuring, the Company intends to conduct a rights offering of shares of its common stock to all existing stockholders to raise $20,000. A principal stockholder of the Company has agreed to provide the Company with a standby commitment to purchase any unsold allotments. Investors who purchase the $20,000 of shares in the restructured company will receive 80% of the outstanding common stock of the reorganized company. Under the terms of the agreement, the Company's existing stockholders will own 5% of the reorganized company. Additionally, the Company's new note holders and existing stockholders will each as a group be granted warrants at a fixed price to purchase an additional 10% of the reorganized company.

   Approval of the note restructuring and the sale of common shares in the rights offering will require approval of a majority of the Company's stockholders. Completion of the note restructuring will also be subject to the requirements that 80% of the holders of the Company's existing notes tender their notes in the exchange and consent to the removal of all covenants contained in the indenture relating to the existing notes (other than the obligation to pay principal and interest), approval by the Company's senior lenders (which has recently been obtained) and other customary conditions. Although there can be no assurances, the restructuring is expected to be completed during the first quarter of 2002.

   Under the agreement, the holders of more than a majority of the Company's outstanding notes have agreed to waive the default arising as a result of the failure to pay the interest payment on its notes due on August 15, 2001. Also, the Company's senior lenders have agreed to forbear on the default in the senior loan agreements resulting from the failure to make the August 15, 2001 note interest payment until March 31, 2001, so long as the registration statements relating to the note exchange and rights offering have become effective by February 15, 2002. The Company has recently filed registration statements relating to the note exchange offer and rights offering; however these registration statements are not yet effective.

   In the event that the note exchange offer and rights offering fails to close, such failure is likely to have a material adverse effect on the Company and may force the Company to seek bankruptcy protection or commence liquidation or administrative proceedings. If the Company is unable to close the note exchange offer and rights offering, it will seek alternate financing to meet its working capital obligations. However, there can be no assurance such funding will be available.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

8. OTHER EVENTS

   Due to the current economic environment and the depressed status of the aviation industry including the market for overhaul services relating to JT8D engines, and the results of operations relating to the Company's engine overhaul operation, during the quarters ended June 30, 2001 and September 30, 2001 the Company recognized non-cash charges totaling $10,886 and $2,853, respectively, relating to an impairment of goodwill, leasehold improvements and fixed assets and inventory reserves relating to this operation. Of this amount, $12,739 and $1,000 are recorded in operating expenses and cost of sales, respectively, in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2001.

   In May 2001, the Company completed the sale of the assets of its Caribe Aviation component repair operation. The purchase price was $22,500, of which $21,750 was received in cash at the closing and the balance will be received within one year, subject to post closing adjustments. The Company used $10,000 of the proceeds from the sale to repay the Credit Facility and $5,500 to repay borrowings under its term loans (see Note 4). The balance, net of expenses, was used for working capital. In addition, the purchaser acquired the real estate and facility on which the Caribe operation was located for an aggregate purchase price of $8,500. The proceeds from the sale of the real estate and facility were used to reduce the Company's outstanding tax retention operating lease financing (see Note 5).

   During the quarter ended June 30, 2001, the Company recognized a gain on the sale of Caribe Aviation and income on a non-refundable lease deposit that had previously been recorded as a long-term liability totaling $7,868 in the aggregate. These amounts are recorded in other expense, net in the accompanying condensed consolidated statements of operations. In addition, during the quarter ended June 30, 2001 the Company received settlements on accounts receivable of the former redistribution operation that had been previously fully reserved. These collections, totaling $2,645, are recorded as an offset to the loss from discontinued operations in the accompanying condensed consolidated statements of operations.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company adjusted to give effect to the proposed common stock rights offering and restructuring of the old notes, as follows:

  . $33 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $10 million in cash, which will be funded from the proceeds of the rights offering;

  . $132 million in principal amount of old notes are exchanged for $100 million of new notes, 4,504,595 post-reverse split shares of common stock and warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share);

  . We complete the rights offering and receive the $20 million cash investment;

  . We issue warrants to purchase 3,003,063 shares of post-reverse split common stock (at an exercise price of $5.16 per share) to our existing stockholders;

  . Our authorized common stock is increased to 500 million shares and we complete a one-for-ten reverse split of our issued and outstanding common stock; and

  . Fees and expenses associated with this exchange offer and consent solicitation and the rights offering are $4.0 million.

   The following unaudited pro forma condensed consolidated financial statements present: (i) the pro forma financial position of the Company at September 30, 2001 as if the proposed restructuring had been consummated on that date, and (ii) the pro forma results of operations of the Company for the nine months ended September 30, 2001 and the year ended December 31, 2000 as if the restructuring had been consummated as of the beginning of the periods. The unaudited pro forma condensed consolidated financial statements do not account for any potential conversion of the new notes upon maturity into an additional 270,275,706 post-reverse split shares of the Company's common stock. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto appearing elsewhere in this Prospectus or incorporated elsewhere in this Prospectus by reference. The unaudited pro forma condensed consolidated financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the restructuring had been effected at the beginning of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future.

   As a result of the note exchange and the rights offering, the Company's statement of operations at the date of the consummation of the note exchange and the rights offering will reflect an extraordinary gain of approximately $36.3 million (calculated as of September 30, 2001).

                             AVIATION SALES COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (In thousands, except per share data)

                                                  Pro Forma    Pro Forma
                                     Historical  Adjustments     2000
                                     ----------  -----------   ---------
Operating revenues:
  Sales............................. $ 333,289     $   --      $ 333,289
  Other.............................     4,788         --          4,788
                                     ---------     -------     ---------
    Total operating revenues........   338,077         --        338,077
Cost of sales.......................   353,331         --        353,331
                                     ---------     -------     ---------
Gross profit (loss).................   (15,254)        --        (15,254)
Operating expenses..................    74,580         --         74,580
                                     ---------     -------     ---------
Loss from operations................   (89,834)        --        (89,834)
Interest expense....................    20,347     (14,750)(I)     5,597
Other expense.......................       925         --            925
                                     ---------     -------     ---------
Loss before income taxes and equity
 income of affiliates ..............  (111,106)     14,750       (96,356)
Income tax expense..................     4,810         --          4,810
                                     ---------     -------     ---------
Loss before equity income of
 affiliates.........................  (115,916)     14,750      (101,166)
Equity income of affiliates, net of
 income tax.........................        43         --             43
                                     ---------     -------     ---------
Loss from continuing operations..... $(115,873)    $14,750     $(101,123)
                                     =========     =======     =========
Basic and diluted loss per share
 from continuing operations......... $   (7.72)                $   (3.37)
                                     =========                 =========
Weighted average shares of common
 stock and common stock equivalents
 used to calculate earnings per
 share, basic and diluted...........    15,015                    30,031 (J)
                                     =========                 =========

                             AVIATION SALES COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (In thousands, except per share data)

                                                       Pro Forma    Pro Forma
                                          Historical  Adjustments     2001
                                          ----------  -----------   ---------
Operating revenues:
  Sales.................................. $ 207,316     $   --      $207,316
  Other..................................     6,420         --         6,420
                                          ---------     -------     --------
    Total operating revenues.............   213,736         --       213,736
Cost of sales............................   214,361         --       214,361
                                          ---------     -------     --------
Gross profit (loss)......................      (625)        --          (625)
Operating expenses.......................    37,653         --        37,653
                                          ---------     -------     --------
Loss from operations.....................   (38,278)        --       (38,278)
Interest expense.........................    18,876     (10,962)(I)    7,914
Charge to reserve notes receivable from
 KAV Inventory, LLC......................    37,900         --        37,900
Other expense (income)...................     1,566         --         1,566
                                          ---------     -------     --------
Loss before income taxes and equity loss
 of affiliate............................   (96,620)     10,962      (85,658)
Income tax benefit.......................      (141)        --          (141)
                                          ---------     -------     --------
Loss before equity income of affiliate...   (96,479)     10,962      (85,517)
Equity loss of affiliate.................    (6,573)        --        (6,573)
                                          ---------     -------     --------
Loss from continuing operations.......... $(103,052)    $10,962     $(92,090)
                                          =========     =======     ========
Basic and diluted loss per share from
 continuing operations................... $   (6.86)                $  (3.06)
                                          =========                 ========
Weighted average shares of common stock
 and common stock
 equivalents used to calculate earnings
 per share, basic and diluted............    15,015                   30,031 (J)
                                          =========                 ========

                             AVIATION SALES COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 2001
                (In thousands, except share and per share data)

                                                                    Pro Forma
                                     September 30,  Pro Forma     September 30,
                                         2001      Adjustments        2001
                                     ------------- -----------    -------------
ASSETS
Current Assets:
 Cash and cash equivalents.........    $   2,623    $ 20,000 (A)
                                                     (10,000)(C)
                                                      (6,000)(H)
                                                      (4,000)(G)    $   2,623
 Accounts receivable, net..........       36,023         --            36,023
 Inventories.......................       48,705         --            48,705
 Other current assets..............        5,678         --             5,678
                                       ---------    --------        ---------
 Total current assets..............       93,029         --            93,029
                                       ---------    --------        ---------
Equipment on lease, net............          384         --               384
Fixed assets, net..................       51,704         --            51,704
Other Assets:
 Goodwill, net.....................       26,513         --            26,513
 Deferred financing costs, net.....        7,249      (3,237)(F)        4,012
 Property held for sale............       25,240         --            25,240
 Other.............................        9,600         --             9,600
                                       ---------    --------        ---------
 Total other assets................       68,602      (3,237)          65,365
                                       ---------    --------        ---------
 Total assets......................    $ 213,719    $ (3,237)       $ 210,482
                                       =========    ========        =========
LIABILITIES & STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
 Accounts payable..................    $  23,000    $    --         $  23,000
 Accrued expenses..................       31,176      (8,379)(E)       22,797
 Current maturities of notes
  payable..........................       22,028      (4,260)(H)       17,768
 Current maturities of capital
  lease obligations................       34,418         --            34,418
 Senior subordinated notes.........      164,414    (131,531)(B)
                                                     (32,883)(C)
 Revolving loan....................        1,740      (1,740)(H)          --
 Customer deposits.................       13,686         --            13,686
 Committed letter of credit
  advances.........................        8,500         --             8,500
 Other.............................        9,922         --             9,922
                                       ---------    --------        ---------
 Total current liabilities.........      308,884    (178,793)         130,091
                                       ---------    --------        ---------
Senior subordinated convertible PIK
 notes.............................          --      114,700 (B)      114,700
Capital lease obligations, net of
 current portion...................        3,854         --             3,854
Net liabilities of discontinued
 operations........................          774         --               774
Other long-term liabilities........           36         --                36
                                       ---------    --------        ---------
 Total long-term liabilities.......        4,664     114,700          119,364
                                       ---------    --------        ---------
Commitments and Contingencies
Stockholders' Equity (Deficit):
 Preferred stock, $.01 par value,
  1,000,000 shares authorized, none
  outstanding, 15,000 shares
  designated Series A Junior
  Participating....................          --          --               --
 Common stock, $.001 par value,
  30,000,000 shares authorized
  (500,000,000 pro forma)
  15,015,317 pre-reverse split
  shares issued and outstanding at
  September 30, 2001 (1,501,532
  shares after completion of the
  reverse split); 30,030,634 post-
  reverse split shares outstanding
  pro forma........................           15          24 (A)
                                                         (12)(K)
                                                           3 (B)           30 (J)
 Additional paid-in capital........      153,264      19,976 (A)
                                                       3,748 (B)
                                                         784 (B)
                                                         --  (D)
                                                          12 (K)      177,784
 Accumulated deficit...............     (253,108)     22,883 (C)
                                                      12,296 (B)
                                                       8,379 (E)
                                                      (3,237)(F)
                                                      (4,000)(G)     (216,787)
                                       ---------    --------        ---------
 Total stockholders' equity
  (deficit)........................      (99,829)     60,856          (38,973)
                                       ---------    --------        ---------
 Total liabilities and
  stockholders' equity (deficit)...    $ 213,719    $ (3,237)       $ 210,482
                                       =========    ========        =========

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

   The following adjustments have been made to give pro forma effect to the restructuring:

(A) Reflects the issuance of 24,024,507 shares of post-reverse split common stock for $20,000 in the rights offering.

(B) Represents the exchange of $132,000 of face value ($131,531 net of unamortized discount) in old notes for $114,700 in new notes, warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) valued at $784, and 4,504,595 post-reverse split shares of common stock valued at $3,750. Under FAS 15, the new notes have been recorded at an amount equal to the maximum amount of cash (assuming all interest is paid in kind through the issuance of additional new notes and including all accrued but unpaid interest) which the Company would be obligated to pay if it redeemed the new notes immediately prior to their maturity. In accordance with their terms, if the new notes are not redeemed prior to their maturity, they will automatically convert on the maturity date (December 31, 2006) into 270,275,706 shares of post-reverse split common stock. Since all future potential interest payments have already been included in the pro forma carrying value of the new notes, the Company will not record any future interest expense on the new notes.

(C) Represents the exchange of $33,000 of face value ($32,883 net of unamortized discount) in old notes for $10,000 in cash.

(D) Reflects the issuance of warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) to existing stockholders.

(E) Represents the cancellation of accrued interest on the old notes as of the pro forma date of the restructuring.

(F) Represents the write-off of unamortized deferred financing costs on the old notes as of the pro forma date of the restructuring.

(G) Represents the payment of estimated transaction expenses relating to the restructuring from the proceeds of the rights offering.

(H) Represents the utilization of excess working capital resulting from the restructuring to pay down the outstanding revolver balance with any excess amounts being utilized to pay down the outstanding notes payable.

(I) Adjustment consists primarily of a reduction in interest expense of $840 and $529 for the year ended December 31, 2000 and the nine months ended September 30, 2001 respectively, resulting from the utilization of excess working capital to reduce outstanding debt, as discussed in (H) above, of a reduction in interest expense resulting from the exchange of the old notes, as discussed in (B) and (E) above, of $13,406 and $10,055, respectively, and a reduction in amortization of deferred financing costs resulting from the exchange of the old notes of $504 and $378, respectively, as discussed in (F) above.

(J) Represents the weighed average of 24,024,507 post-reverse split shares of common stock issued in the right offering, 1,501,532 post-reverse split shares of common stock owned by existing stockholders and 4,504,595 post-reverse split shares of common stock issued in the exchange offer, as discussed in (B) above.

(K) Represents reverse-split of issued and outstanding common stock on a one-share-for-ten-shares basis.

                                                                         ANNEX 1

August 14, 2001

To the Board of Directors of
Aviation Sales Company

Dear Members of the Board:

   We understand that Aviation Sales Company ("AvSales" or the "Company") intends to enter into a restructuring agreement (the "Agreement") with an informal committee (the "Committee") of holders (the "Noteholders") of the Company's 8/1///8/% Senior Subordinated Notes due 2008 (the "Notes"). We also understand that pursuant to the Agreement: the Company will make an exchange offer for the Notes whereby the Noteholders will receive: (a) $10 million in cash ("Exchange Cash"), (b) $100 million in face amount of new redeemable, convertible, subordinated notes ("New Notes"), (c) 15% of the reorganized common stock of AvSales (the "New Common Stock"), and (d) warrants for an additional 10% of the New Common Stock with an exercise price at an implied equity value of $155 million. In the event that less than all of the Notes are exchanged, the Exchange Cash will be reduced by $0.303 per every $1.00 of Notes not exchanged. Additionally, we understand that the Company's existing common stockholders will receive: (i) 5% of the New Common Stock; (ii) warrants for an additional 10% of the New Common Stock with an exercise price at an implied equity value of $155 million; and (iii) the right to participate for their pro rata share of a $20 million cash infusion (the "Equity Infusion") into the Company to purchase 80% of the New Common Stock as of the consummation of the Agreement. The terms of the Agreement, including the terms of the New Notes are outlined in a draft term sheet dated on or about August 11, 2001 (the "Term Sheet"). The Agreement and all related transactions are referred to collectively herein as the "Transaction."

   You have requested our opinion (the "Opinion") as of the date hereof, as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. reviewed the Company's audited financial statements on Form 10-K for the three fiscal years ended December 31, 2000, unaudited financial statements on Form 10-Q for the three months ended March 31, 2001 and monthly and year-to-date financial statements for the period ended May 2001, which the Company's management has identified as being the most current financial statements available;

  2. reviewed the Company's other publicly available documentation;

  3. discussed the Company and its financial and operational history and projections with members of the Company's senior management including:

     .Roy T. Rimmer, Jr.--Chief Executive Officer;
     .Dale S. Baker--Consultant;
     .Ben Quevedo--President & Chief Operating Officer;
     .Michael C. Brant--Vice President & Chief Financial Officer;
     .John Wazowicz--Assistant Treasurer;

  4. toured the Company's offices and facilities in Greensboro, North
     Carolina;

  5. reviewed forecasts and projections prepared by the Company for the fiscal years ending December 31, 2001 through 2005;

  6. reviewed various documents and agreements relating to the operations of the Company and its capital structure;

  7. participated in various discussions with the Committee;

  8. reviewed the Term Sheet;

  9. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  10. reviewed publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and multiples paid in acquisitions of companies that we deem comparable to the Company;

  11. reviewed various MRO industry reports and analyses, and considered other data and factors that we deemed necessary and appropriate under the circumstances; and

  12. met with the Company's outside legal counsel and other restructuring team members.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us and adjusted with the guidance of the Company's management, have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be relied upon by any other person, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to stockholders of the Company relating to the Transaction, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This Opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the Transaction, or whether any stockholder should participate in the Equity Infusion, and should not be relied upon by any stockholder as such.

   Based upon the foregoing, and in reliance thereon, it is our opinion that as of the date hereof, the Transaction is fair to the public stockholders of the Company from a financial point of view.

                                          HOULIHAN LOKEY HOWARD & ZUKIN
                                           CAPITAL

                                                                         ANNEX 2

            TEXT OF PROPOSED AMENDMENTS TO AVIATION SALES COMPANY'S
                          CERTIFICATE OF INCORPORATION

   The Certificate of Incorporation of Aviation Sales Company is to be amended as follows:

  1.  Article I thereof is amended in its entirety to read as follows:

      The name of the corporation is TIMCO Aviation Services, Inc. (the "Corporation").

  2. The first paragraph of Article IV thereof is amended in its entirety to read as follows:

      The total number of shares of capital stock which the Corporation shall have the authority to issue is 501,000,000 shares, of which (i) 500,000,000 shares shall be Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) 1,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

  3.  A new paragraph to Article IV thereof shall be added as follows:

      Simultaneously with the effective date of the filing of this Amendment to the Certificate of Incorporation (the "Effective Date"), each ten
      (10) shares of old Common Stock (and each option, warrant and all other securities convertible into shares of old Common Stock, that represent the right to acquire ten (10) shares of old Common Stock) of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"),without any action on the part of the holder thereof, as one
      (1) share of new Common Stock (or as an option, warrant or other security convertible into shares of new Common Stock, into the right to acquire (1) share of new Common Stock, as the case may be). The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the closing price per share of the Old Common Stock on the five trading days immediately prior to the Effective Date as officially reported on the OTC Bulletin Board. No interest shall be payable on the Cash-in-Lieu Amount.

                                                                         ANNEX 3

                             AVIATION SALES COMPANY

                             2001 STOCK OPTION PLAN

1. ESTABLISHMENT, EFFECTIVE DATE AND TERM

   Aviation Sales Company, a Delaware corporation ("ASC"), hereby establishes the "Aviation Sales Company 2001 Stock Option Plan" (the "Plan"). The effective
date of the Plan shall be                           (the "Effective Date"),
which is the date that the Plan was approved and adopted by the Board of Directors of ASC (the "Board"), provided that ASC obtains approval by its shareholders within 12 months of such date. Unless earlier terminated pursuant to Section 18 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.

2. PURPOSE

   The purpose of the Plan is to advance the interests of ASC by providing Eligible Individuals (as defined in Section 3 below) with an opportunity to acquire or increase a proprietary interest in ASC which thereby will create a stronger incentive to expend maximum effort for the growth and success of ASC, any parent of ASC (a "Parent") and any subsidiary of ASC (a "Subsidiary") (ASC, Parent and Subsidiary are collectively referred to as the "Company") and will encourage such individuals to remain in the employ of the Company.

3. ELIGIBILITY

   Options (as defined in Section 6 below) may be granted under the Plan to (i) any employee, officer, or director (employee and non-employee directors) of the Company, and (ii) any independent contractor or consultant performing services for the Company, as determined by the Board from time to time on the basis of their importance to the business of ASC (collectively, "Eligible Individuals"), provided that Incentive Stock Options (as defined in Section 6 below) may only be granted to employees of ASC and certain "subsidiary corporations" or "parent corporations" as described in Section 6 below. An individual may hold more than one Option, subject to such restrictions as are provided herein.

4. ADMINISTRATION

       (a) Board. The Plan shall be administered by the Board, which shall have the full power and authority to take all actions, and to make all determinations required or provided for under the Plan, any Option granted or any Option Agreement (as defined in Section 9 below) entered into under the Plan and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan, any Option granted or any Option Agreement entered into hereunder. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. Whether an entity is a Parent or Subsidiary of ASC shall be determined by the Board in its sole and absolute discretion. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting at which any issue relating to the Plan is properly raised for consideration or without a meeting by written consent of the Board executed in accordance with ASC's Certificate of Incorporation and By-Laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Option granted or any Option Agreement entered into hereunder shall be final and conclusive.

       (b) Committees. The Board may, in its discretion, from time to time appoint one or more committees (the "Committees"). Where appropriate, any reference to the Board in this Plan or an Option Agreement shall also mean such Committees as appointed by the Board. The Board shall appoint a committee consisting of not less than three members of the Board, none of whom shall be an officer or other salaried employee of the Company, and each of whom shall qualify in all respects as a "non-employee director" and an "outside director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" for purposes of
Section 162(m) of the Code (the "Outside Director Committee"). The Board, in its sole discretion, may provide that the role of the Committees shall be limited to making recommendations to the Board concerning any determinations to be made and actions to be taken by the Board pursuant to or with respect to the Plan, or the Board may delegate to the Committees such powers and authorities related to the administration of the Plan, as set forth in Section 4(a) above, as the Board shall determine, consistent with the Certificate of Incorporation and By-Laws of ASC and applicable law. The Board may remove members, add members, and fill vacancies on the Committees from time to time, all in accordance with ASC's Certificate of Incorporation and By-Laws, and with applicable law. The majority vote of the members of a Committee, or acts reduced to or approved in writing by a majority of the members of a Committee, shall be the valid acts of the Committee.

       (c) No Liability. No member of the Board or of the Committees shall be liable for any action or determination made in good faith with respect to the Plan, any Option granted or any Option Agreement entered into hereunder.

       (d) Delegation to the Committees. In the event that the Plan, any Option granted or an Option Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by a Committee if the power and authority to do so has been delegated to such Committee by the Board as provided for in Section 4(b) above. Unless otherwise expressly determined by the Board, any such action or determination by a Committee shall be final and conclusive.

5. COMMON STOCK

   The capital stock of ASC that may be issued pursuant to Options granted under the Plan shall be shares of common stock, with $0.001 value per share, of ASC (the "Common Stock"), which shares may be treasury shares or authorized but unissued shares. The total number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall be Two Million Four Hundred Thousand (2,400,000) post-reverse split, subject to adjustment as provided in
Section 15 below. If any Option expires, terminates, or is terminated or canceled for any reason prior to exercise in full, the shares of Common Stock that were subject to the unexercised portion of such Option shall be available for future Options granted under the Plan.

6. TYPE OF OPTIONS

   Each stock option granted under the Plan (an "Option") may be designated by the Board, in its sole discretion, either as (i) an "incentive stock option" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or (ii) as a non-qualified stock option which is not intended to meet the requirements of
Section 422 of the Code; provided, however, that Incentive Stock Options may only be granted to employees of ASC, any "subsidiary corporation" as defined in
Section 424 of the Code or any "parent corporation" as defined in Section 424 of the Code. In the absence of any designation, Options granted under the Plan will be deemed to be non-qualified stock options. The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as incentive stock options under Section 422 of the Code. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as non-qualified stock options automatically on the date of such failure to continue to meet such requirements without further action by the Board.

7. GRANT OF OPTIONS

   Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, prior to the date of termination of the Plan, grant to such Eligible Individuals as the Board may determine

("Optionees"), Options to purchase such number of shares of Common Stock on such terms and conditions as the Board may determine. The date on which the Board approves the grant of an Option (or such later date as is specified by the Board) shall be considered the date on which such Option is granted. Any Option granted to a "covered employee" as defined in Section 162(m)(3) of the Code ("Covered Employee") shall be made by the Outside Director Committee. The maximum number of shares of Common Stock subject to Options that may be granted during any calendar year under the Plan to any Covered Employee shall be Two Hundred Fifty Thousand (250,000).

8. LIMITATION ON INCENTIVE STOCK OPTIONS

       (a) Ten Percent Stockholder. Notwithstanding any other provision of this Plan to the contrary, no individual may receive an Incentive Stock Option under the Plan if such individual, at the time the Option is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of ASC, unless (i) the purchase price for each share of Common Stock subject to such Incentive Stock Option is at least 110 percent (110%) of the fair market value of a share of Common Stock on the date of grant (as determined in good faith by the Board) and (ii) such Incentive Stock Option is not exercisable after the date which is five (5) years from the date of grant.

       (b) Limitation on Grants. The aggregate fair market value (determined with respect to each Incentive Stock Option at the time such Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of ASC) shall not exceed $100,000. If an Incentive Stock Option is granted pursuant to which the aggregate fair market value of shares with respect to which it first becomes exercisable in any calendar year by an individual exceeds such $100,000 limitation, the portion of such Option which is in excess of the $100,000 limitation, and any Options issued subsequently in the same calendar year which are exercisable in the same calendar year, shall be treated as a non-qualified stock option pursuant to Section 422(d)(1) of the Code. In the event that an individual is eligible to participate in any other stock option plan of ASC which is also intended to comply with the provisions of Section 422 of the Code, such $100,000 limitation shall apply to the aggregate number of shares for which Incentive Stock Options may be granted under this Plan and all such other plans.

9. OPTION AGREEMENTS

   All Options granted pursuant to the Plan shall be evidenced by written agreements ("Option Agreements"), to be executed by ASC and by the Optionee, in such form or forms as the Board shall from time to time determine. Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan.

10. OPTION PRICE

   The purchase price of each share of Common Stock subject to an Option (the "Option Price") shall be fixed by the Board and stated in each Option Agreement, subject to the provisions of Section 8(a) above; provided, however, that in the case of an Incentive Stock Option granted hereunder, the Option Price shall not be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date the Option is granted. Such fair market value shall be determined by the Committee and if the shares of Common Stock are listed as of such date on the New York Stock Exchange, the fair market value shall be the closing price on such date. If the shares are not then listed on the New York Stock Exchange, and if the shares of Common Stock are then listed on any other national securities exchange or traded on the over-the-counter market, the fair market value shall be the closing price on such exchange, or the mean of the closing bid and asked prices of the shares of Common Stock on the over-the-counter market, as reported by Nasdaq, the National Association of Securities Dealers OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on the day on which the Option is granted or, if there is no closing price or bid or asked price on that day, the closing price or mean of the closing bid and asked prices on the most recent day preceding the day on which the Option is granted for which such prices are available.

11. TERM AND VESTING OF OPTIONS

       (a) Option Period. Subject to the provisions of Section 8(a) and Section 14 hereof, each Option granted under the Plan shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten (10) years from the date such Option is granted, or on such date prior thereto as may be fixed by the Board and stated in the Option Agreement relating to such Option. Notwithstanding the foregoing, the Board may in its discretion, at any time prior to the expiration or termination of any Option, extend the term of any such Option for such additional period as the Board in its discretion may determine; provided, however, that in no event shall the aggregate option period with respect to any Option, including the initial term of such Option and any extensions thereof, exceed ten (10) years.

       (b) Vesting. Unless otherwise provided in an Option Agreement and subject to the provisions of Section 14 hereof, each Option shall become vested and exercisable with respect to one third of the total number of shares of Common Stock subject to the Option on the first anniversary date of its grant and with respect to each additional one-third at the end of each one-year period thereafter. Notwithstanding the foregoing, the Board may in its discretion provide that any vesting or performance requirement or other such limitation on the exercise of an Option may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the date of grant of such Option, so as to accelerate the time at which the Option may be exercised.

12. MANNER OF EXERCISE AND PAYMENT

       (a) Exercise. An Option that is exercisable hereunder may be exercised by delivery to ASC on any business day, at its principal office, addressed to the attention of the Secretary, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised, by one or more of the methods provided below. The minimum number of shares of Common Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of one hundred (100) shares or the maximum number of shares available for purchase under the Option at the time of exercise.

       (b) Payment. Payment of the Option Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, through the tender to ASC of shares of Common Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in Section 10 above) on the date of exercise; (iii) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, by delivering a written direction to ASC that the Option be exercised pursuant to a "cashless" exercise/sale procedure (pursuant to which funds to pay for exercise of the Option are delivered to ASC by a broker upon receipt of stock certificates from
ASC) or a "cashless" exercise/loan procedure (pursuant to which the Optionees would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to ASC whereby the stock certificate or certificates for the shares of Common Stock for which the Option is exercised will be delivered to such broker as the agent for the individual exercising the Option and the broker will deliver to ASC cash (or cash equivalents acceptable to ASC) equal to the Option Price for the shares of Common Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and other taxes that ASC may, in its judgment, be required to withhold with respect to the exercise of the Option; (iv) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, by the delivery of a promissory note of the Optionee to ASC on such terms as the Board shall specify in its sole and absolute discretion; or (v) by a combination of the methods described in clauses (i),

(ii), (iii) and (iv). Payment in full of the Option Price need not accompany the written notice of exercise if the Option is exercised pursuant to the "cashless" exercise/sale procedure described above. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.

       (c) Issuance of Certificates. Promptly after the exercise of an Option, the individual exercising the Option shall be entitled to the issuance of a certificate or certificates evidencing his ownership of such shares of Common Stock. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Common Stock covered thereby are fully paid and issued to him and, except as provided in Section 15 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

       (d) Use of Proceeds. The proceeds received by ASC from the sale of Common Stock pursuant to Options granted under the Plan shall constitute general funds of ASC.

13. TRANSFERABILITY OF OPTIONS

   No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution.

14. TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY

       (a) General. Unless otherwise provided in an Option Agreement, upon the termination of the employment or other service of an Optionee with the Company, other than by reason of Cause (as defined in Section 14(b) below), or death of such Optionee, the Optionee shall have the right, at anytime within a period not to exceed three (3) months after the date of such termination and prior to the termination of the Option pursuant to Section 11(a) above, to exercise, in whole or in part, any portion of the vested option held by such Optionee at the date of the termination. Upon such termination any unvested Option shall expire and the Optionee shall have no further right to purchase shares of Common Stock pursuant to such unvested Option, except as otherwise provided by the Board. Notwithstanding the provisions of this Section 14, the Board may provide, in its discretion, that following the termination of employment or service of an Optionee with Company, for any reason, an Optionee may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and prior to termination of the Option pursuant to Section 11(a) above, either subject to or without regard to any vesting or other limitation on exercise imposed pursuant to Section 11(b) above. Unless otherwise determined by the Board, temporary absence from employment or service because of illness, vacation, approved leaves of absence, military service and transfer of employment shall not constitute a termination of employment or service with the Company.

       (b) Cause. Upon a termination of the employment or other service of an Optionee with the Company for Cause (as defined below) any Option granted to such Optionee shall expire and the Optionee shall have no further right to purchase shares of Common Stock pursuant to such Option. For purposes of this Plan, "Cause" means (i) failure or refusal of the Optionee to perform the duties and responsibilities that the Company requires to be performed by him,
(ii) gross negligence or willful misconduct by the Optionee in the performance of his duties, (iii) commission by the Optionee of an act of dishonesty affecting the Company, or the commission of an act constituting common law fraud or a felony, or (iv) the Optionee's commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to the Company. Notwithstanding the above, if an Optionee and the Company have entered into an employment agreement or other agreement with the Company which defines the term "Cause" for purposes of such agreement, "Cause" for purposes of this Plan shall be defined pursuant to the definition in such agreement rather than the definition set forth above. The Board shall determine whether Cause exists for purposes of this Plan and such determination shall be final, conclusive and binding on the Optionees.

       (c) Death. If an Optionee terminates employment or service with the Company by reason of death, or if an Optionee dies within three (3) months after the termination of such Optionee's employment with the

Company, the Optionee's estate or the devisee named in the Optionee's valid last will and testament or the Optionee's heir at law who inherits the Option (whichever is applicable) has the right, at any time within a period not to exceed six (6) months after the date of such Optionee's death and prior to termination of the Option pursuant to Section 11(a) above, to exercise, in whole or in part, any portion of the vested Option held by such Optionee at the date of such Optionee's death. Upon such termination the Optionee's unvested Options shall expire and the Optionee, the Optionee's estate, devisee or heir at law shall have no further right to purchase shares of Common Stock pursuant to such unvested Option except as otherwise provided by the Board. Notwithstanding anything contained herein to the contrary, in the event an Optionee dies during such time as the Optionee is employed by, or providing service to, the Company, then fifty percent (50%) of any outstanding Options which have not vested and are not exercisable by the Optionee as of the date of death shall be automatically deemed vested and exercisable by the Optionee's estate, devisee or heir at law (whichever is applicable).

15. RECAPITALIZATION, REORGANIZATIONS, CHANGE IN CONTROL AND OTHER CORPORATE EVENTS

       (a) Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of ASC by reason of any recapitalization, reclassification, reorganization (other than as described in Section 15(b) below), stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of ASC or other increase or decrease in such shares effected without receipt of consideration by ASC occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Board (i) in the aggregate number and kind of shares of Common Stock available under the Plan, (ii) in the number and kind of shares of Common Stock issuable upon exercise of outstanding Options granted under the Plan, and (iii) in the Option Price per share of outstanding Options granted under the Plan.

       (b) Reorganization or Change in Control. In the event of a Reorganization (as defined below) of ASC or a Change in Control (as defined below) of ASC, the Board may in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Options may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan and/or (ii) that Options shall terminate, provided however, that Optionee shall have the right, immediately prior to the occurrence of such Reorganization or Change in Control and during such reasonable period as the Board in its sole discretion shall determine and designate, to exercise any vested Option in whole or in part. In the event that the Board does not terminate an Option upon a Reorganization of ASC then each outstanding Option shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock would have been entitled to upon such Reorganization. For purposes of this Plan a "Reorganization" of an entity shall be deemed to occur if such entity is a party to a merger, consolidation, reorganization, or other business combination with one or more entities in which said entity is not the surviving entity, if such entity disposes of substantially all of its assets, or if such entity is a party to a spin-off, split-off, split-up or similar transaction; provided, however, that the transaction shall not be a Reorganization if ASC, any Parent or any Subsidiary is the surviving entity. For purposes of the Plan, a "Change in Control" shall be deemed to occur if:, (i) any "person" within the meaning of Section 14(d) of the 1934 Act, other than any majority-owned subsidiary of the entity, any compensation plan of the entity or Lacy J. Harber and his affiliates, becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 20% of an entity's common stock, (ii) any "person," other than any majority-owned subsidiary of the entity, any compensation plan of the entity or Lacy J. Harber and his affiliates, acquires by proxy or otherwise the right to vote more than 20% of an entity's common stock for the election of directors of an entity (holders of the entity's common stock on the effective date of the Company's registration), other than solicitation of proxies by the Incumbent Board (as hereinafter defined), for any merger or consolidation of the entity or for any other matter or question, (iii) during any two-year period, individuals who constitute the board of directors of the entity (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the entity's stockholders was approved by a vote of at least three quarters of the Incumbent Board (either by specific vote or by approval of the proxy statement of the entity in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (iii), considered as though such person were a member of the Incumbent Board, and (iv) the entity's stockholders have approved the sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Change in Control shall not occur if the event causing the Change in Control is a repurchase by the entity of its own shares (although subsequent acquisitions of shares of the entity's common stock by any "person" owning more than the percentage interest set forth above shall constitute a Change in Control).

       (c) Change in Status of Parent or Subsidiary. Unless otherwise provided in an Option Agreement, in the event of a Change in Control or Reorganization of a Parent or Subsidiary, or in the event that a Parent or Subsidiary ceases to be a Parent or Subsidiary, the Board may, in its sole and absolute discretion, (i) provide on a case by case basis that some or all outstanding Options held by an Optionee employed by or performing service for such Parent or Subsidiary may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan and/or (ii) treat the employment or other services of an Optionee employed by such Parent or Subsidiary as terminated if such Optionee or Recipient is not employed by ASC or any Parent or Subsidiary immediately after such event.

       (d) Dissolution or Liquidation. Upon the dissolution or liquidation of ASC, the Plan shall terminate, and all Options outstanding hereunder shall terminate. In the event of any termination of the Plan under this Section 15(d), each individual holding an Option shall have the right, immediately prior to the occurrence of such termination and during such reasonable period as the Board in its sole discretion shall determine and designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such termination occurs and without regard to any vesting or other limitation on exercise imposed pursuant to Section 11(b) above.

       (e) Adjustments. Adjustments under this Section 15 related to stock or securities of ASC shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

       (f) No Limitations. The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of ASC to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

16. RELOAD OPTIONS

   Whenever an Optionee holding any Option outstanding under this Plan (including Reload Options, as hereinafter defined, previously granted under this Plan), exercises the Option and makes payment of the Option Price, in whole or in part, by tendering shares of Common Stock previously held by the Optionee, then the Company shall grant to the Optionee a reload option ("Reload Option"), for the number of shares of Common Stock that is equal to the number of shares of Common Stock tendered by the Optionee in payment of the Option Price of the Option being exercised. The Reload Option Price per share shall be an amount equal to the fair market value per share of ASC's Common Stock, as determined as of the date of receipt by ASC of the notice by the Optionee to exercise the option, and as determined in accordance with Section 10 above. Subject to Paragraph 14 hereof, the term of the Reload Option shall expire and the Reload Option shall no longer be exercisable, on the later to occur of (i) the expiration date of the originally exercised Option or (ii) ten years from the date of grant of the Reload Option. Any Reload Option granted under this
Section 16 shall vest immediately upon grant. All other terms of the Reload Options granted hereunder shall be identical to the terms and conditions of the original Option, the exercise of which gives rise to the grant of the Reload Option. Notwithstanding anything contained herein to the contrary, no Reload Options should be granted hereunder if an Optionee is no longer employed by or providing services to the Company as of the date of the exercise of the Options giving rise to the grant of Reload Options hereunder. In addition, and notwithstanding anything contained herein to the contrary, in the event there is not a sufficient number of shares of Common Stock authorized for issuance upon exercise of Reload Options under the Plan, the Company shall use its best efforts to cause such number of authorized shares of Common Stock underlying the Plan to be increased, provided, however, that if the Company is unable to so cause such increase in the authorized number of shares of Common Stock underlying the Plan to be effectuated, the ability of the Optionee to exercise such Reload Options may be delayed indefinitely until such time as the requisite number of shares of Common Stock is so authorized. Notwithstanding any other provision of this Plan to the contrary, the Board shall have no obligation to permit an Optionee to make payment of the Option Price, in whole or in part, by tendering shares of Common Stock previously held by the Optionee.

17. REQUIREMENTS OF LAW

       (a) Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under any Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option to comply with any law or regulation of any governmental authority.

       (b) Registration. At the time of any exercise of any Option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or Optionee's heirs, legatees or legal representative, as the case may be), as a condition to the grant thereof, to deliver to the Company a written representation of present intention to hold the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee (or Optionee's heirs, legatees or legal representative, as the case may be) upon his or her exercise of part or all of the Option and a stop transfer order may be placed with the transfer agent. Each Option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Company in its sole discretion. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Option, or to cause the exercise of an Option or the issuance of shares pursuant thereto, to comply with any law or regulation of any governmental authority.

       (c) Withholding. The Board may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of any Option, including, but not limited to: (i) the withholding of delivery of shares of Common Stock until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes, (ii) the canceling of any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold, (iii) withholding the amount due from any such person's wages or compensation due to such person, or (iv) requiring the Optionee to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

   (d) Governing Law. This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

18. AMENDMENT AND TERMINATION OF THE PLAN

   The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Options have not been granted; provided, however, that the approval by a majority of the votes present and entitled to vote at a duly held meeting of the stockholders of ASC at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the amendment, or by written consent in accordance with applicable state law and the Certificate of Incorporation and By-Laws of ASC shall be required for any amendment (i) that changes the requirements as to Eligible Individuals to receive Options under the Plan, (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be subject to Options that are granted under the Plan (except as permitted under Section 15 hereof), or (iii) if approval of such amendment is necessary to comply with federal or state law (including without limitation Section 162(m) of the Code and Rule 16b-3 under the Exchange
Act) or with the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded. Except as permitted under
Section 15 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Option, alter or impair rights or obligations under any Option theretofore granted under the Plan.

19. DISCLAIMER OF RIGHTS

   No provision in the Plan, any Option granted or any Option Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any Option holder, at any time, or to terminate any employment or other relationship between any individual and the Company. A holder of an Option shall not be deemed for any purpose to be a stockholder of ASC with respect to such Option except to the extent that such Option shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the holder. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 15 hereof.

20. NONEXCLUSIVITY OF THE PLAN

   The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options or stock appreciation rights other than under the Plan.

21. SEVERABILITY

   If any provision of the Plan or any Option Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

22. NOTICES

   Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to ASC, to its principal place of business, attention: Secretary, and if to the holder of an Option, to the address as appearing on the records of the Company.

                             AVIATION SALES COMPANY
                                 623 Radar Road
                        Greensboro, North Carolina 27410
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Roy T. Rimmer, Jr. and Philip B. Schwartz, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.001 par value per share, of Aviation Sales Company, a Delaware corporation (the "Company") which the undersigned would be entitled to vote at the special meeting of stockholders to be held at One Southeast Third Avenue, 19th Floor Conference Center, Miami, Florida, at 10:00 a.m., local time, on February 19, 2002, or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1. PROPOSAL 1 - Issuance of post-reverse split shares of common stock, warrants to purchase post-reverse split shares of common stock and 8% senior subordinated convertible PIK notes in exchange for certain of our outstanding old notes.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN
2. PROPOSAL 2 - Issuance of (a) shares of our post-reverse split common stock equal to 80% of our reorganized company for $20 million in a rights offering to our existing stockholders, (b) shares of our post-reverse split shares of our common stock to Lacy Harber, a 29.4% beneficial owner of our common stock, in the rights offering to the extent that Mr. Harber is called upon to purchase additional shares in accordance with his commitment to purchase unsold allotments in the rights offering, and (c) warrants to purchase additional shares of our post-reverse split common stock to our existing stockholders.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
3. PROPOSAL 3 - Amendment to our certificate of incorporation to increase the authorized common shares from 30 million shares to 500 million shares.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
4. PROPOSAL 4 - Amendment to our certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock on a one-share-for-ten-share basis.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
5. PROPOSAL 5 - Approval and adoption of the 2001 Stock Option Plan.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
                           (continued on other side)

6. PROPOSAL 6 - Amendment to our certificate of incorporation to change our name to "TIMCO Aviation Services, Inc.".
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
7. PROPOSAL 7 - Adjournment of the special meeting if there are not sufficient votes to approve one or more matters, in order to provide additional time to solicit proxies.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
8. PROPOSAL 8 - In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
  This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1-7 as set forth herein. The approval of each of Proposals 1-4 is conditioned on the approval of all of such proposals. Therefore, proposals 1-4 should be considered together. If any of proposals 1-4 are not approved, none of them will be approved, even if any one or more of such other proposals receives the requisite stockholder approval.

  The undersigned acknowledges receipt of Notice of Special Meeting of Stockholders dated January 9, 2002 and the accompanying Proxy Statement.


                                       Dated: ______________________, 2002


                                       ----------------------------------------
                                       Signature

                                       ----------------------------------------
                                       Name(s) (typed or printed)

                                       ----------------------------------------
                                       Address(es)

                                       Please sign exactly as name appears on
                                       this Proxy. When shares are held by
                                       joint tenants, both should sign. When
                                       signing as attorney, executor, adminis-
                                       trator, trustee or guardian, please
                                       give full title as such. If a corpora-
                                       tion, please sign in full corporate
                                       name by the President or other autho-
                                       rized officer. If a partnership, please
                                       sign in partnership name by authorized
                                       person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.